EXHIBIT 10.28

CONSTRUCTION, ACQUISITION
AND INTERIM LOAN AGREEMENT

DATED AS OF NOVEMBER 30, 2007

AMONG

KIERLAND CROSSING, LLC
AS BORROWER

AND

KEYBANK NATIONAL ASSOCIATION
AS ADMINISTRATIVE AGENT

AND

KEYBANC CAPITAL MARKETS
AS LEAD ARRANGER AND BOOK MANAGER

AND

EUROHYPO AG, NEW YORK BRANCH
AS SYNDICATION AGENT

AND

THE HUNTINGTON NATIONAL BANK
AS DOCUMENTATION AGENT

AND

THE SEVERAL LENDERS
FROM TIME TO TIME PARTIES HERETO,
AS LENDERS

i

4.14	Hazardous Materials	34
4.15	Ownership Rights	35
4.16	Governmental Project Matters	35
4.17	Brokers	35
4.18	Other Debt	35
4.19	Solvency	35
4.20	No Fraudulent Intent	35
4.21	No Bankruptcy Filing	36
4.22	OFAC Representation	36
4.23	Project-Related Representations	36
4.24	Survival of Representations and Warranties	38
ARTICLE 5 LOAN EXPENSE AND ADVANCES		39
5.1	Loan and Administration Expenses	39
5.2	Upfront Fees	39
5.3	Administrative Agent's Attorneys' Fees and Disbursements	39
5.4	Time of Payment of Fees and Expenses	39
5.5	Expenses and Advances Secured by Loan Documents	39
5.6	Right of Lenders to Make Advances to Cure Borrower's Defaults	40
ARTICLE 6 NON-CONSTRUCTION REQUIREMENTS PRECEDENT TO THE EFFECTIVENESS OF THIS AGREEMENT AND SUBSEQUENT DISBURSEMENTS		40
6.1	Non-Construction Conditions Precedent to Effectiveness of the Agreement	40
6.2	Non-Construction Conditions Precedent to Loan Opening	42
6.3	Non-Construction Conditions Precedent to Subsequent Disbursements	43
ARTICLE 7 CONSTRUCTION REQUIREMENTS PRECEDENT TO THE OPENING OF THE LOAN		43
7.1	Required Construction Documents	43
ARTICLE 8 BUDGET AND CONTINGENCY FUND		45
8.1	Budget	45
8.2	Budget Line Items	45
8.3	Contingency Fund	45
8.4	Optional Method for Payment of Interest	46
ARTICLE 9 SUFFICIENCY OF LOAN		46
9.1	Loan In Balance	46
ARTICLE 10 CONSTRUCTION PAYOUT REQUIREMENTS		47
10.1	Applicability of Sections	47
10.2	Monthly Payouts	47
10.3	Documents to be Furnished for Each Disbursement	47
10.4	Retainages	48
10.5	Disbursements for Materials Stored On-Site	48
10.6	Disbursements for Offsite Materials	49
10.7	Disbursements For Tenant Work and Allowances	49
10.8	Disbursement of the Developer's Fee	49
ARTICLE 11 FINAL DISBURSEMENT FOR CONSTRUCTION		50
11.1	Final Disbursement for Construction	50

ARTICLE 12 AFFIRMATIVE COVENANTS OTHER THAN INFORMATION AND REPORTING REQUIREMENTS		51
12.1	Payment of Taxes and Other Potential Liens	51
12.2	Preservation of Existence	51
12.3	Maintenance of the Project	51
12.4	Maintenance of Insurance	51
12.5	Compliance With Laws	52
12.6	Single Purpose Entity	52
12.7	Keeping of Records and Books of Account	52
12.8	Compliance With Agreements	52
12.9	Use of Proceeds	52
12.10	Hazardous Materials Laws	52
12.11	Inspection of Project	52
12.12	Construction of Improvements	53
12.13	Correction of Defects	53
12.14	Inspection by the Administrative Agent	53
12.15	Furnishing Notices	53
12.16	Furnishing Reports	54
12.17	Indemnification	54
ARTICLE 13 NEGATIVE COVENANTS		54
13.1	Single Asset Entity; Compliance With Laws	54
13.2	Limitation on Distributions	55
13.3	Affiliate Agreements	55
13.4	Secondary Financing	55
13.5	Liens	56
13.6	Formation Documents	56
13.7	Restrictions on Transfer	56
13.8	Changes in Plans and Specifications	57
13.9	Changes in Ground Lease	57
13.10	Changes in Phase III Purchase Agreement	57
13.11	Leasing Guidelines	57
13.12	Defaults Under Leases	57
13.13	Management and Leasing Contracts	58
13.14	Construction Contracts	58
13.15	Continued Glimcher Management	58
ARTICLE 14 CASUALTIES AND CONDEMNATION		58
14.1	Lenders' Election to Apply Proceeds on Indebtedness	58
14.2	Borrower's Obligation to Rebuild and Use of Proceeds Therefor	59
ARTICLE 15 INFORMATION AND REPORTING REQUIREMENTS		60
15.1	Financial and Business Information	60
15.2	Appraisals	61
ARTICLE 16 EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT		61
16.1	Events of Default	61
16.2	Remedies Upon Event of Default	63
ARTICLE 17 THE ADMINISTRATIVE AGENT		65
17.1	Appointment and Authorization	65

17.2	Administrative Agent and Affiliates	65
17.3	Proportionate Interest in any Collateral	65
17.4	Lenders' Credit Decisions	65
17.5	Action by Administrative Agent	66
17.6	Liability of Administrative Agent	67
17.7	Indemnification	68
17.8	Successor Administrative Agent	68
17.9	No Obligations of Borrower	69
17.10	Additional Agents	69
ARTICLE 18 MISCELLANEOUS		69
18.1	Cumulative Remedies; No Waiver	69
18.2	Costs, Expenses and Taxes	69
18.3	Nature of Lenders' Obligations	70
18.4	Survival of Representations and Warranties	70
18.5	Notices	71
18.6	Execution of Loan Documents	71
18.7	Binding Effect; Assignment	71
18.8	Right of Setoff	74
18.9	Sharing of Setoffs	74
18.10	Indemnity by Borrower	74
18.11	Nonliability of the Lenders	75
18.12	No Third Parties Benefited	76
18.13	Confidentiality	76
18.14	Further Assurances	79
18.15	Integration	79
18.16	Governing Law	79
18.17	Severability of Provisions	79
18.18	Headings	79
18.19	Time of the Essence	79
18.20	[Intentionally Omitted]	79
18.21	Removal of a Lender	79
18.22	WAIVER OF RIGHT TO TRIAL BY JURY	80
18.23	PURPORTED ORAL AMENDMENTS	80
18.24	Sign and Publicity	80
18.25	Replacement of Notes	80
18.26	Defaulting Lenders	80
ARTICLE 19 AMENDMENTS; CONSENTS		82
19.1	Amendments; Consents	82

EXHIBITS

A-1	Legal Description of Phase I/Phase II Land
A-2	Legal Description of Phase III Parcels
A-3	Site Plan of Phase I
A-4	Site Plan of Full Project
B	Commitments Assignments and Acceptance - Assignment and Acceptance Agreement
C	Compliance Certificate
D	Note
E	Permitted Exceptions
F	Insurance Requirements
G	Initial Budget
H	Borrower’s Certificate
I	Soft and Hard Cost Requisition Form

SCHEDULES

1.1	Loan Commitment Schedule
4.7	Lititgation and Judgments
4.15	Hazardous Material Disclosure

v

CONSTRUCTION, ACQUISITION AND INTERIM LOAN AGREEMENT

This CONSTRUCTION, ACQUISITION AND INTERIM LOAN AGREEMENT is entered into as of November 30, 2007 (the “Agreement Effective Date”) by and among KIERLAND CROSSING, LLC, a Delaware limited liability company (“Borrower”), KEYBANK NATIONAL ASSOCIATION, a national banking association, and each lender which is a signatory hereto or which may hereafter become a party to this Agreement pursuant to Section 18.7 (collectively, together with KeyBank National Association, the “Lenders” and, individually, a “Lender”) and KEYBANK NATIONAL ASSOCIATION, not individually but as Administrative Agent.

RECITALS

WHEREAS, Borrower has previously acquired a leasehold interest in that certain parcel of land located in the City of Scottsdale, in County of Maricopa County, Arizona, legally described in Exhibit A-1 attached hereto (such leasehold interest, the “Phase I/Phase II Land”) and desires to construct on the Phase I/Phase II Land the first two phases of a three phase, approximately 619,000 square foot lifestyle retail and office center to be known as “Scottsdale Crossing”.  The first phase of the Project is planned to include approximately 133,000 square feet of retail space, approximately 141,000 square feet of office space and two parking decks providing in the aggregate not less than 2350 parking spaces (“Phase I”). The second phase of the Project is planned to include approximately 200,000 square feet of retail space (including the theater) and approximately 76,000 square feet of office space (“Phase II”).  The improvements to be constructed on the Phase I/Phase II Land are referred to herein as the “Improvements”;

WHEREAS, Borrower has previously entered in that certain Purchase Agreement and Escrow Instructions with Kierland Crossing Residential, LLC, an Arizona limited liability company dated effective as of May 12, 2006 (as amended, the “Phase III Purchase Agreement”) to acquire upon completion a condominium unit containing approximately 70,000 square foot (or more) of retail space in the third phase of the Project (collectively, the “Phase III Retail Unit”), which is to be located on three contiguous parcels of land, comprising in the aggregate 8.994 acres, adjoining the Phase I/Phase II Land, legally described in Exhibit A-2 attached hereto (the “Phase III Parcels”). The location and anticipated configuration of Phase I is shown on the site plan attached hereto as Exhibit A-3 and made a part hereof.  The location and anticipated configuration of Phases I and II, and the Phase III Retail Unit, are shown on the overall site plan attached hereto as Exhibit A-4 and made a part hereof;

WHEREAS, Borrower has requested a loan to finance the construction of the Improvements, the acquisition of the Phase III Retail Unit and the construction and installation of certain other improvements thereon and KeyBank and the Lenders are prepared to make such a loan available on the terms and conditions stated herein.

NOW, THEREFORE, in consideration of the recitals herein and the mutual covenants contained herein, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

1.1           Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Actual DSCR” means, as of any date, the ratio of (a) the then-current actual NOI for the Project for the most recent fiscal quarter for which NOI has been reported to the Administrative Agent multiplied by four (4) to (b) the then-current Implied Annual Debt Service.

“Administrative Agent” means KeyBank, when acting in its capacity as the Administrative Agent under any of the Loan Documents, or any successor Administrative Agent appointed pursuant to the terms hereof.

“Administrative Agent’s Office” means the Administrative Agent’s office located at 127 Public Square, Cleveland, Ohio 44114, or such other office as the Administrative Agent hereafter may designate by written notice to Borrower and the Lenders.

“Advance” means that portion of any Loan funded by a single Lender.

“Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person.  As used in this definition, “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that, in any event, any Person which owns, directly or indirectly, 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation, or 10% or more of the partnership or other ownership interests of any other Person, will be deemed to be an Affiliate of such corporation, partnership or other Person.

“Affiliate Agreements” means those development, leasing, management or other service agreements which Borrower may from time to time enter into in connection with the Project with any Affiliate of Borrower or its Members.

“Agreement” means this Construction, Acquisition and Interim Loan Agreement, either as originally executed or as it may from time to time be extended, supplemented, consolidated, amended, restated, increased, renewed or modified.

“Alternate Base Rate” means, as of any date of determination, the rate per annum equal to the higher of (a) the Prime Rate in effect on such date and (b) the Federal Funds Effective Rate in effect on such date plus one-half of 1% (50 basis points) plus, in either case, the Applicable Margin.

“Alternate Base Rate Advance” means an Advance made hereunder and specified to be an Alternate Base Rate Advance in accordance with Article 2.

“Alternate Base Rate Loan” means a Loan made hereunder and specified to be an Alternate Base Rate Loan in accordance with Article 2.

“Applicable Laws” shall have the meaning ascribed to such term in Section 4.23(c).

“Applicable Margin” means (i) one and one half of one percent (1.50%) per annum with respect to LIBOR Rate Loans and (ii) zero with respect to Alternate Base Rate Loans, provided that the Applicable Margin with respect to LIBOR Rate Loans under clause (i) shall be reduced to one and thirty hundredths of one percent (1.30%) once the Pro Forma DSCR equals or exceeds 1.00 to 1.  The effective date of any such reduction in the Applicable Margin with respect to LIBOR Rate Loans shall be established by the Administrative Agent, at the request of Borrower, promptly after the Administrative Agent has received satisfactory evidence that the required Pro Forma DSCR has been achieved.

“Appraisal” shall mean an MAI certified appraisal of the Project performed in accordance with FIRREA and Administrative Agent’s appraisal requirements by National Valuation Consultants (with respect to the initial Appraisal) or such other appraiser as may be selected and retained by Administrative Agent.

“Architect” shall mean Nelsen Partners, Inc.

“Banking Day” means (i) with respect to any borrowing, payment or rate selection of LIBOR Rate Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Cleveland, Ohio and New York, New York for the conduct of substantially all of their commercial lending activities and on which dealings in Dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Cleveland, Ohio, and New York, New York for the conduct of substantially all of their commercial lending activities.

“Borrower’s Equity Requirement” shall mean an amount equal to the difference between the aggregate projected Project Costs as shown in the then-current approved Budget as of the Loan Opening Date and the Maximum Loan Amount, which difference shall be invested by Borrower from time to time on a pro rata basis as Loans are disbursed so that the amount of Loans outstanding never exceeds the percentage of such aggregate projected Project Costs represented by the Maximum Loan Amount.

“Breakage Fee” shall have the meaning ascribed to such term in Section 3.6.

“Budget” means the budget for Project Costs through Stabilization as submitted by Borrower and reasonably approved by the Administrative Agent pursuant to Section 8.1, as it may be modified from time to time as provided herein.

“Budget Line Items” shall have the meaning ascribed to such term in Section 8.2.

“Calculation Date” shall mean any date on which Administrative Agent determines the Pro Forma DSCR or the Actual DSCR.

“Calculation Period” shall mean a twelve (12) month period commencing on a Calculation Date.

“Capitalized Lease” of a Person means any lease of Property imposing obligations on such Person, as lessee thereunder, which are required in accordance with GAAP to be capitalized on a balance sheet of such Person.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Equivalents”  means, as of any date:

(i)           securities issued or directly and fully guaranteed or insured by the United States of America government or any agency or instrumentality thereof having maturities of not more than one year from such date;

(ii)           mutual funds organized under the United States Investment Company Act of 1940, as amended, rated AAm or AAm-G by S&P and P-1 by Moody’s;

(iii)           certificates of deposit or other interest-bearing obligations of a bank or trust company which is a member in good standing of the Federal Reserve System having a short term unsecured debt rating of not less than A-1 by S&P and not less than P-1 by Moody’s (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend) provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date one month from the date of their purchase;

(iv)           certificates of deposit or other interest-bearing obligations of a bank or trust company which is a member in good standing of the Federal Reserve System having a short term unsecured debt rating of not less than A-1+ by S&P, and not less than P-1 by Moody’s and which has a long term unsecured debt rating of not less than A1 by Moody’s (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend) provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date three months from the date of their purchase;

(v)           bonds or other obligations having a short term unsecured debt rating of not less than A-1+ by S&P and P-1+ by Moody’s and having a long term debt rating of not less than A1 by Moody’s issued by or by authority of any state of the United States of America, any territory or possession of the United States of America, including the Commonwealth of Puerto Rico and agencies thereof, or any political subdivision of any of the foregoing;

(vi)           repurchase agreements issued by an entity rated not less than A-1+ by S&P, and not less than P-1 by Moody’s which are secured by United States of America government securities of the type described in clause (i) of this definition maturing on or prior to a date one month from the date the repurchase agreement is entered into;

(vii)           short term promissory notes rated not less than A-1+ by S&P, and  not less than P-1 by Moody’s maturing or to be redeemable upon the option of the holders thereof on or prior to a date one month from the date of their purchase; and

(viii)                      commercial paper (having original maturities of not more than 365 days) rated at least A-1+ by S&P and P-1 by Moody’s and issued by a foreign or domestic issuer who, at the time of the investment, has outstanding long-term unsecured debt obligations rated at least A1 by Moody’s.

“Cash Flow Hedge” means an interest rate swap agreement to be entered into not later than the Loan Opening by Borrower and KeyBank which shall provide for fixed payments by Borrower on a nominal amount of at least seventy percent (70%) of the Loan Commitment based on a projected disbursement schedule satisfactory to the Administrative Agent and having a term that expires on the initial Maturity Date in exchange for payments at the LIBOR Base Rate on such nominal amount from the counterparty thereto, and which shall be otherwise acceptable in all respects to the Administrative Agent.

“Certificate” means a certificate signed by a Senior Officer or Responsible Official (as applicable) of the Person providing the certificate.

“Code” means the Internal Revenue Code of 1986, as amended or replaced and as in effect from time to time.

“Collateral” means all of the property, rights and interests of Borrower in and with respect to the Project that are subject to the security interests and Liens created by the Security Documents.

“Commitments” means the commitments of each of the Lenders (as initially specified in Schedule 1.1 hereto) to make Advances under this Agreement.

“Commitments Assignment and Acceptance” means an assignment and acceptance agreement substantially in the form of Exhibit B.

“Completion Conditions” shall have the meaning ascribed to such term in Section 11.1.

“Completion Guaranty” shall have the meaning ascribed to such term in Section 2.5(e).

“Condominium Documents” means all documents that will govern the establishment and ownership of the Phase III Retail Unit as described in the Phase III Purchase Agreement.

“Confidential Information” means (i) all of the terms, covenants, conditions or agreements set forth in this Agreement or any amendments hereto and any related agreements of whatever nature, (ii) the information and reports provided in compliance with Articles 6 and 7 of this Agreement, (iii) any and all information provided, disclosed or otherwise made available to the Administrative Agent and the Lenders including, without limitation, any and all plans, maps, studies (including market studies), reports or other data, operating expense information, as-built plans, specifications, site plans, drawings, notes, analyses, compilations, or other documents or materials relating to the Project or its condition or use, whether prepared by Borrower or others, which use, or reflect, or that are based on, derived from, or are in any way related to the foregoing, and (iv) any and all other information of Borrower, Guarantor or Guarantor’s Subsidiaries to which the Administrative Agent or any Lender may have access.

“Construction” or “construction” means (i) the demolition of the existing improvements on the Phase I/Phase II Land, (ii) the grading and related sitework required on the Phase I/Phase II Land to accommodate the Project, (iii) the construction and equipping of the Improvements in accordance with the Plans and Specifications, (iv) with respect to all three (3) Phases, all Tenant Work and related improvements and/or tenant improvement allowances required to be performed and/or paid for by Borrower under those Leases executed from time to time, and (v) the installation of all personal property, fixtures and equipment required to be installed by Borrower for the operation of the Project.

“Construction Schedule” shall have the meaning ascribed to such term in Section 7.1(g).

“Contingency Fund” shall have the meaning ascribed to such term in Section 8.3.

“Contractual Obligation” means, as to any Person, any provision of any outstanding security issued by that Person or of any material agreement, instrument or undertaking to which that Person is a party or by which it or any of its Property is bound.

“Control Agreement” shall have the meaning ascribed to such term in Section 2.5(k).

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, as amended from time to time, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws from time to time in effect affecting the rights of creditors generally.

“Default” means any event that, with the giving of any applicable notice or passage of time specified in Section 16.1 or both, would be an Event of Default.

“Default Rate” means the interest rate prescribed in Section 3.7.

“Defaulting Lender” means (a) any Lender that has failed to fund any Advance within two (2) Banking Days after such funding is required pursuant to this Agreement; or (b) any Lender that has (i) breached any other material term or condition of this Agreement or (ii) failed to make any other payment to the Administrative Agent (whether such payment is a reimbursement for costs, expenses or attorneys’ fees, an indemnity payment, the repayment of erroneously paid funds, a portion of any set-off to be turned over to the Administrative Agent or otherwise) when such payment is due and payable under this Agreement or any other Loan Document, if such breach or failure has not been cured or paid within ten (10) days after notice thereof from the Administrative Agent to such Lender.

“Deficiency Deposit” shall have the meaning ascribed to such term in Section 9.1.

“Depository” means Smith Barney, a division of Citigroup Global Markets Inc.

“Developer’s Fee” shall have the meaning ascribed to such term in Section 10.8.

“Dial Corporation Building” means the existing office building occupied by the Dial Corporation on the Phase I/Phase II Land which is to be demolished as a part of the Project.

“Distribution” means, with respect to any shares of capital stock or any warrant or option to purchase an equity security or other equity security or interest issued by a Person, (i) the retirement, redemption, purchase or other acquisition for cash or for Property by such Person of any such security or interest, (ii) the payment by such Person of any dividend in cash or in Property on or with respect to any such security or interest, (iii) any Investment by such Person in the holder of 5% or more of any such security or interest if a purpose of such Investment is to avoid characterization of the transaction as a Distribution or (iv) any other payment in cash or Property by such Person constituting a distribution under applicable Laws with respect to such security or interest.

“Dollars” or “$” means United States of America dollars.

“Employee Plan” means any (a) employee benefit plan (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) any plan (as defined in Section 4975(e)(1) of the Code) that is subject to Section 4975 of the Code, (c) any entity the underlying assets of which include plan assets (as defined in 29 C.F.R. Section 2510.3-101 or otherwise under ERISA) by reason of a plan’s investment in such entity (including an insurance company general account), or (d) a governmental plan (as defined in Section 3(32) of ERISA or Section 414(d) of the Code) organized in a jurisdiction within the United States of America having prohibitions on transactions with such governmental plan substantially similar to those contained in Section 406 of ERISA or Section 4975 of the Code.

“Engineer” means David Evans and Associates, Inc.

“Environmental Indemnity” shall have the meaning ascribed to such term in Section 2.5(h).

“ERISA” means the Employee Retirement Income Security Act of 1974, and any regulations issued pursuant thereto, as amended or replaced and as in effect from time to time.

“ERISA Affiliate” means each Person (whether or not incorporated) which is required to be aggregated with Parent pursuant to Section 414 of the Code.

“Escrow Agent” means Flagler Title Company, or such other escrow agent as may be reasonably approved in writing by the Administrative Agent.

“Event of Default” shall have the meaning ascribed to such term in Section 16.1.

“Excluded Taxes” means, in the case of each Lender or applicable LIBOR Lending Office and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by any jurisdiction with taxing authority over the Lender.

“Extension Fee” shall have the meaning ascribed to such term in Section 2.6

“Extension Option” shall have the meaning ascribed to such term in Section 2.6.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.”

“Final Completion” shall have the meaning ascribed to such term in Section 11.1.

“First Extended Maturity Date” shall be May 29, 2012.

“First Extension Option” shall have the meaning ascribed to such term in Section 2.6.

“Fiscal Quarter” means the fiscal quarter of the Glimcher Consolidated Group ending on each March 31, June 30, September 30 and December 31.

“Fiscal Year” means the fiscal year of Borrower ending on each December 31.

“General Contract” shall mean, with respect to each Phase of the Project after Phase IA, the general contract to be entered into between Borrower and General Contractor providing for a guaranteed maximum price and pertaining to the construction of such Phase of the Improvements and all onsite and offsite improvements necessary for the operation of such Phase.

 “General Contract (Phase IA)” shall mean the general contract to be entered into between Borrower and General Contractor prior to the date of Loan Opening providing for a guaranteed maximum price and pertaining to the construction of Phase IA of the Improvements and all onsite and offsite improvements necessary for the operation of Phase IA.

 “General Contractor” shall mean The Whiting-Turner Contracting Company, or such other national construction contractor as may be approved by the Administrative Agent.

“Generally Accepted Accounting Principles” or “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 6.1.

“Glimcher Consolidated Group” means the Guarantor, its general partner, Glimcher Properties Corporation, and all Subsidiaries which are consolidated with them for financial reporting purposes under GAAP.

“Governmental Agency” means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body or (c) any court or administrative tribunal, each of competent jurisdiction.

“Governmental Approvals” shall have the meaning ascribed to such term in Section 4.23(d).

“Ground Lease” means that certain First Amended and Restated Ground Lease with Respect to the Phase I/Phase II Land dated as of December 6, 2006 between Borrower and Ground Lessor, which shall be amended by a First Amendment thereto in a form which has been approved by the Administrative Agent in connection with the Wolff Transaction.

“Ground Lessor” shall mean Sucia Scottsdale, LLC, a Delaware limited liability company, or any of its successors and assigns as landlord under the Ground Lease.

“Ground Lessor’s Fee Mortgagee” shall mean General Electric Capital Corporation, a Delaware corporation, or its successors in interest as the holder of a first priority deed of trust or mortgage on the fee simple interest in the Phase I/Phase II Land.

“Guarantee” means, as to any Person, any (a) guarantee by that Person of Indebtedness of, or other obligation performable by, any other Person or (b) assurance given by that Person to an obligee of any other Person with respect to the performance of an obligation by, or the financial condition of, such other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item of such other Person or any “keep-well” or other arrangement of whatever nature given for the purpose of assuring or holding harmless such obligee against loss with respect to any obligation of such other Person; provided, however, that the term Guarantee shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee in respect of Indebtedness shall be deemed to be an amount equal to the stated or determinable amount of the related Indebtedness (unless the Guarantee is limited by its terms to a lesser amount, in which case to the extent of such amount) or, if not stated or determinable, the reasonably anticipated liability in respect thereof as determined by the Person in good faith pursuant to Generally Accepted Accounting Principles.

“Guarantor” means Glimcher Properties Limited Partnership, a Delaware limited partnership.

“Guaranties” means, collectively, the Payment Guaranty dated as of the Agreement Effective Date executed by Guarantor, the Completion Guaranty dated as of the Agreement Effective Date executed by the Guarantor, and the Non-Recourse Exception Guaranty dated as of the Agreement Effective Date executed by Guarantor.

“Hazardous Materials” means substances defined as “hazardous substances” pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601 et seq., or as “hazardous”, “toxic” or “pollutant” substances or as “solid waste” pursuant to the Hazardous Materials Transportation Act, 49 U.S.C. §1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901, et seq., or as “friable asbestos” pursuant to the Toxic Substances Control Act, 15 U.S.C. §2601 et seq. or any other applicable Hazardous Materials Law, in each case as such Laws are amended from time to time.

“Hazardous Materials Laws” means all Laws governing the treatment, transportation or disposal of Hazardous Materials applicable to any part of the Project.

“Implied Annual Debt Service means, as of any date, the aggregate annual amount of principal and interest payments that would be needed to fully amortize either the Loan Commitment (when calculating the Pro Forma DSCR) or the then-current Maximum Loan Amount (when calculating the Actual DSCR) by equal monthly payments of principal and interest over a 30 year period, using an annual interest rate equal to the greater of (i) the sum of (A) the then-current annual yield on obligations of the United States of America Treasury maturing approximately 10 years after such date plus (B) 1.25% per annum, or (ii) 6.25% per annum.

“Improvements” shall have the meaning ascribed to such term in the first recital of this Agreement.

“In Balance” or “in balance” shall have the meaning ascribed to such terms in Article 9.

“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed; (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for Property or services rendered; (c) Capital Lease Obligations of such Person; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all obligations of such Person in respect of any repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (it being understood that the term “Indebtedness” shall not include trade payables incurred in the ordinary course of business or obligations of such Person under purchase agreements pertaining to potential acquisition by such Person of additional real properties (and related assets)); (f) net mark to market exposure of such Person under any interest rate protection agreement (including, without limitation, any interest rate swaps, caps, floors, collars and similar agreements) and currency swaps and similar agreements; (g) all Indebtedness of other Persons which such Person has Guaranteed or is otherwise recourse to such Person (except for guaranties of customary non-recourse “carve-out” exceptions for fraud, misapplication of funds, environmental indemnities and other similar exceptions to recourse liability (but not exceptions relating to bankruptcy, insolvency, receivership or other similar events)); and (h) all Indebtedness of another Person secured by any Lien on Property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation.

“Intangible Assets” means assets that are considered intangible assets under Generally Accepted Accounting Principles, including customer lists, goodwill, copyrights, trade names, trademarks and patents.

“Joint Development Agreement” means that certain Joint Development Agreement dated as of November 26, 2007 by and among Borrower, the Phase III Developers and Glimcher Development Corporation, as contract administrator with respect to certain site work, offsite work and related improvements for the benefit of the Phase I/Phase II Land and the Phase III Parcels, as it may be amended hereafter with the reasonable prior approval of the Administrative Agent.

“KeyBank” means KeyBank National Association, a national banking association.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents.

“Lead Arranger” means KeyBanc Capital Markets.

“Leases” shall mean, collectively, all leases, subleases and occupancy agreements affecting the Project or any part thereof now existing or hereafter executed and all material amendments, material modifications or supplements thereto, all as approved in writing by the Administrative Agent as and to the extent required under Section 13.11.

“Lender” means each lender whose name is set forth in the signature pages of this Agreement and each lender which may hereafter become a party to this Agreement pursuant to Section 18.7.

“Lender Party” shall have the meaning ascribed to such term in Section 18.13.

“Lenders’ Consultant” shall mean an independent consulting architect and/or engineer designated by Administrative Agent in Administrative Agent’s reasonable discretion.

“LIBOR Base Rate” means, with respect to a LIBOR Rate Advance for the relevant LIBOR Period, the applicable British Bankers’ Association LIBOR rate for deposits in Dollars as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two Banking Days prior to the first day of such LIBOR Period, and having a maturity equal to such LIBOR Period, provided that, if no such British Bankers’ Association LIBOR rate is available to the Administrative Agent, the applicable LIBOR Base Rate for the relevant LIBOR Period shall instead be the rate determined by the Administrative Agent to be the rate at which KeyBank or one of its Affiliate banks offers to place deposits in Dollars with first class banks in the London interbank market at approximately 11:00 a.m. (London time) two Banking Days prior to the first day of such LIBOR Period, in the approximate amount of the relevant LIBOR Rate Advance and having a maturity equal to such LIBOR Period.

“LIBOR Lending Office” means, as to each Lender, its office or branch so designated by written notice to Borrower and the Administrative Agent as its LIBOR Lending Office.  If no LIBOR Lending Office is designated by a Lender, its LIBOR Lending Office shall be its office at its address for purposes of notices hereunder.

“LIBOR Period” means, as to each LIBOR Rate Loan, a period of one, two, three or six months, commencing on a Banking Day, as selected by Borrower pursuant to Section 2.1(d), provided that (i) any LIBOR Period which begins on a day for which there is no numerically corresponding date in the calendar month in which such LIBOR Period would otherwise end shall instead end on the last Banking Day of such calendar month, (ii) the first day of any LIBOR Period shall be a Banking Day, (iii) any LIBOR Period that would otherwise end on a day that is not a Banking Day shall be extended to the next succeeding Banking Day unless such Banking Day falls in another calendar month, in which case such LIBOR Period shall end on the next preceding Banking Day, and (iv) no LIBOR Period shall extend beyond the Maturity Date.  Notwithstanding the foregoing, at any one time there will be no more than five (5) LIBOR Periods outstanding.

“LIBOR Rate” means, as of any date during any LIBOR Period, the sum of (A) the LIBOR Base Rate applicable to such LIBOR Period divided by one minus the then-current Reserve Percentage and (B) the Applicable Margin with respect to LIBOR Rate Loans.

“LIBOR Rate Advance” means an Advance made hereunder and specified to be a LIBOR Rate Advance in accordance with Article 2.

“LIBOR Rate Loan” means a Loan made hereunder and specified to be a LIBOR Rate Loan in accordance with Article 2.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, lien or charge of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, affecting any Property, including any conditional sale or other title retention agreement, any lease in the nature of a security interest, and/or the filing of any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the Uniform Commercial Code or comparable Law of any jurisdiction.

“Loan” means each Advance made or to be made by the Lenders to Borrower as provided in Section 2.1, and each Alternate Base Rate Loan and LIBOR Rate Loan that is a continuation or conversion of such Advances as determined pursuant to Article 2.

“Loan Commitment” means $220,000,000.  The respective Percentages of the Lenders with respect to the Loan Commitment are set forth in Schedule 1.1.

“Loan Documents” means, collectively, this Agreement, the Notes, the Guaranties, the Environmental Indemnity, the Security Documents and any other agreements of any type or nature hereafter executed and delivered by Borrower or Guarantor to the Administrative Agent or to any Lender in any way relating to or in furtherance of this Agreement, (but excluding the Cash Flow Hedge or any similar interest rate protection agreement), in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or supplanted.

“Loan Parties” means, collectively, as of any date, Borrower and the Guarantor.

“Major Subcontractor” shall mean any subcontractor under a Major Subcontract.

“Major Subcontracts” shall mean any subcontracts between the General Contractor and any subcontractors and material suppliers which provide for an aggregate contract price equal to or greater than $2,000,000.

“Managing Member” means Glimcher Kierland Crossing, LLC, a Delaware limited liability company or its permitted successors and assigns as the managing member of Borrower.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X.

“Maturity Date” means May 29, 2011, subject to extension for up to two (2) twelve month periods upon satisfaction of the conditions set forth in Section 2.6.

“Maximum Loan Amount” is defined in Section 2.1(a).

“Members” means, as of any date, those Persons which hold membership interests in Borrower.

“Monthly Payment Date” means the first day of each calendar month.

“Moody’s” means Moody’s Investor Service, Inc. and its successors.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which one or more members of the Glimcher Consolidated Group or any of their ERISA Affiliates contribute or are obligated to contribute.

“NOI” shall mean, as of any date with respect to any period, (a) all revenues received by Borrower with respect to such period from Tenants of the Project which were in occupancy and had commenced paying rent under their Leases before or during such period, including “property rental and other income” (as determined by GAAP), provided however that, if any such Tenant (or the direct or indirect holder of a majority of the ownership interests in any such Tenant) is in bankruptcy, then any revenues received from such Tenant shall be excluded from revenues for purposes of this clause (a), minus (b) all operating expenditures with respect to the operation of the Project in the normal course of business during such period.

“Non-Recourse Indebtedness” means Indebtedness for which the liability of the obligor thereunder (except with respect to fraud, Hazardous Materials Laws liability and other customary non-recourse “carve-out” exceptions) either is contractually limited to collateral securing such Indebtedness or is so limited by operation of Law.

“Non-U.S. Lender” shall have the meaning ascribed to such term in Section 3.10.

“Note” means any of the promissory notes made by Borrower to a Lender evidencing Advances made under that Lender’s Commitment, substantially in the form of Exhibit D, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

“Obligations” means all present and future obligations of every kind or nature of the Loan Parties at any time and from time to time owed to the Administrative Agent or the Lenders or any one or more of them, under any one or more of the Loan Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent, including obligations of performance as well as obligations of payment, and including interest that accrues after the commencement of any proceeding under any Debtor Relief Law by or against any Loan Party.

“Opening of the Loan” or “Loan Opening” shall mean the first disbursement of Loan proceeds.

“Opinion of Counsel” means the favorable written legal opinion of Squire, Sanders & Dempsey L.L.P., counsel to Borrower in form and substance reasonably satisfactory to the Administrative Agent.

“Outstanding Loan Amount” means, as of any date, the aggregate of all Advances outstanding on such date.

“Party” means any Person other than the Administrative Agent and the Lenders, which now or hereafter is a party to any of the Loan Documents.

“Payment Guaranty” shall have the meaning ascribed to such term in Section 2.5(f).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereof established under ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, which is subject to Title IV of ERISA and with respect to the Consolidated Group is maintained by a member of the Consolidated Group or to which a member of the Consolidated Group contributes or has an obligation to contribute.

“Percentage” means, with respect to each Lender, the percentage derived by dividing that Lender’s Commitment by the aggregate Loan Commitment, which shall initially be as set forth opposite the name of that Lender on Schedule 1.1, as such percentage may be increased or decreased pursuant to a Commitments Assignment and Acceptance executed in accordance with Section 11.8.

“Permitted Exceptions” shall mean those matters listed on Exhibit E hereto to which title to the Project is subject on the Agreement Effective Date and thereafter such other title exceptions as the Administrative Agent may have reasonably approved in writing.

“Permitted Liens” is defined in Section 13.5.

“Permitted Transfer” shall have the meaning ascribed to such term in Section 13.7 hereof.

“Person” means any individual or entity, including a trustee, corporation, limited liability company, general partnership, limited partnership, joint stock company, trust, estate, unincorporated organization, business association, firm, joint venture, Governmental Agency, or other entity.

”Phase” means any of Phases IA, IB, IC, II and III of the Project.

”Phase I” shall have the meaning ascribed to such term in the Recitals and includes three subphases referred to as “Phase IA”, “Phase IB” and “Phase IC” as identified on Exhibit A-3.

”Phase II” shall have the meaning ascribed to such term in the Recitals.

”Phase III” shall mean the Phase III Retail Unit and the performance of all Tenant Work related thereto.

”Phase I/Phase II Land” shall have the meaning ascribed to such term in the Recitals.

”Phase III Developers” shall mean the Phase III Retail Unit Seller, Kierland Crossing Residential II, LLC and Kierland Crossing Residential III, LLC, the three entities which collectively own the Phase III Parcels.

”Phase III Parcels” shall have the meaning ascribed to such term in the Recitals.

“Phase III Purchase Agreement” shall have the meaning ascribed to such term in the Recitals, as it may be amended and restated in a form which has been approved by the Administrative Agent in connection with the Wolff Transaction.

“Phase III Retail Unit” shall have the meaning ascribed to such term in the Recitals.

“Phase III Retail Unit Seller” shall mean Kierland Crossing Residential, LLC, an Arizona limited liability company, or, after the effective date of the Wolff Transaction, the Phase III Developers or any of their respective successors or assigns as the Seller under the Phase III Purchase Agreement, as amended and restated.

“Plans and Specifications” shall mean, with respect to a Phase, those detailed plans and specifications for the Improvements to be included in such Phase as approved by the Administrative Agent and as thereafter modified from time to time in accordance with the terms hereof.

“Prime Rate” means a rate per annum equal to the prime rate of interest publicly announced from time to time by KeyBank or its parent as its prime rate (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.  In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.

“Pro Forma DSCR” means, as of any date, the ratio of (A) the then-current Pro Forma NOI  to (B) the then-current Implied Annual Debt Service.

“Pro Forma NOI” shall mean, as of any date, (a) all projected revenues to be derived during the twelve (12) months immediately following the then-current projected date of Stabilization from actual scheduled income (rental and reimbursement) from Tenants under Leases which have been executed on or before such date of determination which are projected to be in occupancy and paying rent under such Leases during such twelve (12) month period, provided however, if any such Tenant (or the direct or indirect holder of a majority of the ownership interests in such Tenant) is in bankruptcy as of such date of determination then such revenues shall be excluded from revenues for purposes of this clause (a), minus (b) all Pro Forma Operating Expenses.

“Pro Forma Operating Expenses” shall mean the projected stabilized operating expenditures with respect to the operation of the Project in the normal course of business for the first twelve (12) months after the projected date of Stabilization, which shall be initially as established by the initial Appraisal, subject to such reasonable adjustments as may be made by the Administrative Agent to such projection from time to time.

“Project” means the collective reference to (i) the Phase I/Phase II Land, together with all buildings, structures and improvements located or to be located thereon, including the Improvements, (ii) the Phase III Retail Unit to be purchased under the Phase III Purchase Agreement; (iii) all Tenant Work to be installed in the Phases, (iv) all rights, privileges, easements and hereditaments relating or appertaining thereto, and (v) all personal property, fixtures and equipment of the Borrower required or beneficial for the operation thereof.

“Project Costs” shall mean the aggregate cost to acquire and complete the Project, including without limitation the acquisition of the Phase III Retail Unit pursuant to the Phase III Purchase Agreement, together with all associated soft costs and carrying costs through Stabilization, as established by the most recent Budget approved by the Administrative Agent.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Rating Agencies” shall mean S & P, Moody’s and Fitch Inc. (“Fitch”).

“Regulation D” means Regulation D, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulation in substance substituted therefor.

“REA” shall mean that certain Reciprocal Easement Agreement dated November 26, 2007 among the Phase III Developers and Borrower among the Phase I/Phase II Land and the Phase III Parcels, to which the Deed of Trust shall be subordinated by the Administrative Agent, as it may be amended hereafter with the reasonable prior approval of the Administrative Agent.

“Regulations T, U and X” means Regulations T, U and X, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulations in substance substituted therefor.

“Request for Loan” means a written request for an Advance, either the initial funding thereof or any conversion or continuation thereof, substantially in the form of the Soft and Hard Cost Requisition attached hereto as Exhibit I, signed by a Senior Officer of Borrower, and properly completed to provide all information required to be included therein.

“Required Pre-Funding Leases” means (A) Leases with Village Roadshow Gold Class Cinemas LLC and at least three of the following six (6) Tenants:  Oakville Grocery, Williams Sonoma Home, Apple Computer, Ann Taylor, Armani and one other fashion retailer reasonably acceptable to the Administrative Agent, plus (B) such other Leases as may be required so that the aggregate gross leaseable area demised under Leases executed and delivered prior to the Opening of the Loan equals or exceeds 180,000 square feet, being approximately thirty percent (30%) of the projected gross leaseable area of all Phases of the Project, all such Leases to be in form and substance consistent with the leasing assumptions reflected in the initial Appraisal and the initial Budget, as reasonably determined by the Administrative Agent, and to be subject to the prior approval of the Administrative Agent as and to the extent required under Section 13.11 below.

“Requirement of Law” means, as to any Person, the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any Law, or judgment, award, decree, writ or determination of a Governmental Agency, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Requisite Lenders” means, as of any date of determination, Lenders having in the aggregate Commitments equal to 66-2/3% of the Loan Commitment, or if the Loan Commitment has been terminated, Lenders holding Notes evidencing in the aggregate 66-2/3% or more of the Outstanding Loan Amount.

“Reserve Percentage” means for any day with respect to a LIBOR Rate Loan, the maximum rate (expressed as a decimal) at which any lender subject thereto would be required to maintain reserves (including, without limitation, all base, supplemental, marginal and other reserves) under Regulation D against “Eurocurrency Liabilities” (as that term is used in Regulation D), if such liabilities were outstanding.  The Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

“Responsible Official” means (a) when used with reference to a Person other than an individual, any corporate officer of such Person, general partner or managing member of such Person, corporate officer of a corporate general partner or managing member of such Person, or corporate officer of a corporate general partner of a partnership that is a general partner of such Person or corporate managing member of a limited liability company that is a managing member of such Person, or any other responsible official thereof duly acting on behalf thereof, and (b) when used with reference to a Person who is an individual, such Person.  The Administrative Agent and the Lenders shall be entitled to conclusively rely upon any document or certificate that is signed or executed by a Responsible Official of Borrower or Guarantor as having been authorized by all necessary corporate, partnership and/or other action on the part of Borrower or Guarantor, as the case may be.

“S&P” means Standard & Poor’s Rating Group or its successors.

“Second Extended Maturity Date” shall mean May 29, 2013.

“Second Extension Option” shall have the meaning ascribed to such term in Section 2.6.

“Secured Indebtedness” means any Indebtedness of a Person that is secured by a Lien on any Property of such Person, provided that the portion of such Indebtedness included in “Secured Indebtedness” shall not exceed the aggregate value of the assets securing such Indebtedness at the time such Indebtedness was incurred.

“Security Documents” means that certain Leasehold Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing executed by Borrower as of the Agreement Effective Date, that certain Assignment of Leases and Rents executed by Borrower as of the Agreement Effective Date, that certain Collateral Assignment of Construction Documents, Contracts, Licenses and Permits executed by Borrower as of the Agreement Effective Date, that certain Collateral Assignment of Joint Development Agreement and Purchase Agreement and Escrow Instructions executed by Borrower as of the Agreement Effective Date, that certain Collateral Assignment of Interest Rate Protection Product to be executed by Borrower as of the date of Loan Opening and any further collateral assignments to the Administrative Agent for the benefit of the Lenders.

“Senior Officer” means (a) the chief executive officer, (b) the chairman, (c) the chief financial officer or (d) the executive vice president, of any of the members of the Glimcher Consolidated Group or of any of their corporate general partners or managing members, as applicable.

“Soil Report”  shall have the meaning ascribed to such term in Section 7.1(h).

“Special LIBOR Circumstance” means the application or adoption after the Agreement Effective Date of any Law or interpretation, or any change therein or thereof, or any change in the interpretation or administration thereof by any Governmental Agency, central bank or comparable authority charged with the interpretation or administration thereof, or compliance by any Lender or its LIBOR Lending Office with any request or directive (whether or not having the force of Law) of any such Governmental Agency, central bank or comparable authority.

“Stabilization” means, as of any date, the then-current projected date on which the full Project (including the Phase III Retail Unit) is expected to achieve an Actual DSCR of 1.00 to 1.0.

“Subsidiary” means, as of any date of determination and with respect to any Person, (a) any corporation, limited liability company, partnership or other Person (whether or not, in any case, characterized as such or as a joint venture), whether now existing or hereafter organized or acquired: (i) in the case of a corporation, of which a majority of the securities having ordinary voting power for the election of directors or other governing body (other than securities having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person and/or one or more Subsidiaries of such Person, or (ii) in the case of a partnership or limited liability company, of which a majority of the partnership, membership or other ownership interests are at the time beneficially owned by such Person and/or one or more of its Subsidiaries; and (b) any other Person the accounts of which are consolidated with the accounts of the designated parent in accordance with GAAP.

“Substantial Completion” shall be defined as Lien-free completion (subject to Permitted Liens) of the Construction of the Improvements on the Phase I/Phase II Land (including completion of all Tenant Work and the funding of all tenant improvement allowances under all executed Leases in Phases I and II which Borrower was obligated to complete or fund by the date of such completion) in accordance with the Plans and Specifications for Phase I and II (but excluding punch-list items and Tenant Work or tenant improvement allowances on unleased portions of Phases I and II which Borrower was not obligated to have completed or funded by the date of such completion) and the receipt of temporary certificates of occupancy for the Project including all spaces then leased to Tenants under Leases of Phase I and Phase II.

“Substantial Completion Date” shall mean May 29, 2011 with respect to the Improvements included in Phases I and II of the Project.

“Taxes” shall have the meaning ascribed to such term in Section 3.9(d).

“Tenant” shall mean any tenant under a Lease.

“Tenant Work” shall mean the work that Borrower is obligated to perform pursuant to Leases for individual Tenants in their respective leased premises within any of the Phases of the Project.

“Title Insurer” shall mean Lawyers Title Insurance Corporation, or such other title insurance company as may be reasonably approved in writing by the Administrative Agent.

“Title Policy” shall have the meaning ascribed to such term in Section 6.1(e).

“to the best knowledge of” means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by the Person (or, in the case of a Person other than a natural Person, known by a Responsible Official of that Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) would have been known by the Person (or, in the case of a Person other than a natural Person, would have been known by a Responsible Official of that Person).

“Total Undisbursed Committed Funds” shall have the meaning ascribed to such term in Section 9.1.

“Trade Payables” shall have the meaning ascribed to such term in Section 13.4.

“type”, when used with respect to any Loan or Advance, means the designation of whether such Loan or Advance is an Alternate Base Rate Loan or Advance or a LIBOR Rate Loan or Advance.

“Unavoidable Delay” shall mean, as of any date, any event that would constitute a force majeure event or similar delay beyond reasonable control under the General Contracts and those Leases in existence as of such date.

“Unsecured Credit Agreement” means that certain First Amended and Restated Credit Agreement dated as of December 14, 2006 by and among Guarantor, KeyBank and certain other lenders identified therein, as it may have been, or may hereafter be, amended, restated or modified from time to time.

“Wholly-Owned Subsidiary” means, with respect to any Person, a Subsidiary of such Person, 100% of the capital stock or other equity interest of which is owned, directly or indirectly, by such Person.

“Wolff Transaction” shall have the meaning ascribed to such term in Section 2.7.

1.2           Use of Defined Terms.  Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class.

1.3           Accounting Terms.  All accounting terms not specifically defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, Generally Accepted Accounting Principles applied on a consistent basis, except as otherwise specifically prescribed herein.

1.4           Exhibits and Schedules.  All Exhibits and Schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference.  A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.

1.5           Miscellaneous Terms.  The term “or” is disjunctive; the term “and” is conjunctive.  The term “shall” is mandatory; the term “may” is permissive.  Masculine terms also apply to females; feminine terms also apply to males.  The term “including” is by way of example and not limitation.

ARTICLE 2

LOANS

2.1           Agreement to Borrow and Lend.  Subject to the terms, provisions and conditions of this Agreement and the other Loan Documents, Borrower agrees to borrow from Lenders, and Lenders agree to lend to Borrower, Loans not exceeding in the aggregate the Maximum Loan Amount for the purposes and subject to all of the terms, provisions and conditions contained in this Agreement.  Each Lender, severally (and not jointly and severally), agrees to fund its Percentage of each such Loan as an Advance hereunder, up to the amount of its Commitment.

(a)           The maximum aggregate amount of all Loans to be made hereunder (the “Maximum Loan Amount”) shall be the lowest of: (i) the Loan Commitment, (ii) seventy-five percent (75%) of the projected value of the Project on Stabilization based on the initial or any subsequently prepared Appraisal of the Project approved by the Administrative Agent, (iii) eighty-five percent (85%) of the total projected Project Costs as established by the most recent Budget approved by the Administrative Agent; and (iv) the Maximum Loan Amount that will produce a Pro Forma DSCR of 1.20 to 1.0.

(b)           After the initial disbursement at Loan Opening Borrower shall be entitled to receive successive monthly disbursements of the proceeds of the Loan in accordance with Articles 6, 7, 10 and 11 provided that (i) the Loan remains In Balance; (ii) Borrower has complied with all conditions precedent to disbursement from time to time including the requirements of Articles 6, 7, 10 and 11; and (iii) no Default or Event of Default exists hereunder.

(c)           To the extent that the Lenders may acquiesce in noncompliance with any requirements precedent to the Opening of the Loan or precedent to any subsequent disbursement of Loan proceeds, such acquiescence shall not constitute a waiver by Lenders, except to the extent provided in any written notice or agreement signed by the Administrative Agent after obtaining any consent of some or all of the Lenders to the extent required hereunder, and Lenders may at any time after such acquiescence require Borrower to comply with all such requirements.

(d)           Each Loan shall be made pursuant to a Request for Loan from Borrower which shall specify the requested (i) date of such Loan (which must be a Banking Day), (ii) type of Loan, (iii) amount of such Loan, (iv) wiring instructions for such Loan, and (v) in the case of a LIBOR Rate Loan, LIBOR Period for such Loan.

(e)           Promptly following receipt of a Request for Loan from Borrower, the Administrative Agent shall (by the end of business on the same day that such Request for Loan was received) notify each Lender of the requested date of funding of such Loan (which shall be determined in accordance with Section 2.2 or Section 2.3(a), as applicable), the type of the Loan, the LIBOR Period, if applicable, and that Lender’s Percentage of the Loan.  Not later than 1:00 p.m., Cleveland time, on the date specified for any Loan (which must be a Banking Day), each Lender shall make its Percentage of the Loan in immediately available funds available to the Administrative Agent at the Administrative Agent’s Office.  Upon satisfaction or waiver of the applicable conditions set forth in Articles 6, 7, 10 and 11, such Loan shall be wire transferred on that date in immediately available funds to the account or accounts designated in the wiring instructions included in such Request for Loan.  On the date of the Request for Loan for any such Loan disbursement, the Administrative Agent shall, upon request from any Lender, forward to such Lender the pay applications (prepared using AIA Form G702 and G703) certified by Borrower along with (i) the Borrower’s Request for Loan and (ii) such evidence as the Administrative Agent has obtained confirming the completion of any inspections by Lender’s Consultant, and the recommendation of Lender’s Consultant to fund the requested Loan disbursement. In addition, the Administrative Agent shall, upon request from any Lender, forward to such Lender not later than the date of any such Loan disbursement such evidence as the Administrative Agent has obtained confirming the title company’s commitment to issue the relevant date down endorsement as of the date of such Loan disbursement, and receipt of a completed and executed Borrower’s Certificate in the form attached as Exhibit H and a completed Soft and Hard Cost Requisition Form. Copies of all such materials (together with all items requested by such Lender under Section 10.3) shall be supplied or made available to each such requesting Lender promptly after such Loan disbursement.

(f)           Unless the Requisite Lenders otherwise consent, each LIBOR Rate Loan shall be not less than $1,000,000.

(g)           The Advances made by each Lender under its Commitment shall be evidenced by that Lender’s Note.

(h)           If no Request for Loan has been made within the requisite notice periods set forth in Section 2.2 or 2.3 prior to the end of the LIBOR Period for any LIBOR Rate Loan, then on the last day of such LIBOR Period, such LIBOR Rate Loan shall be automatically converted into an Alternate Base Rate Loan in the same amount.

2.2           Alternate Base Rate Loans.  Each request by Borrower for an Alternate Base Rate Loan shall be made pursuant to a Request for Loan received by the Administrative Agent, at the Administrative Agent’s Office, not later than 1:00 p.m., Cleveland time, on the Banking Day immediately prior to the date of the requested Alternate Base Rate Loan.  All Loans shall constitute Alternate Base Rate Loans unless properly designated as a LIBOR Rate Loan pursuant to Section 2.3.

2.3           LIBOR Rate Loans.

(a)           Each request by Borrower for a LIBOR Rate Loan shall be made pursuant to a Request for Loan received by the Administrative Agent, at the Administrative Agent’s Office, not later than 1:00 p.m., Cleveland time, at least three (3) Banking Days before the first day of the applicable LIBOR Period.

(b)           On the date which is two (2) Banking Days before the first day of the applicable LIBOR Period, the Administrative Agent shall confirm its determination of the applicable LIBOR Rate (which determination shall be conclusive in the absence of manifest error) and promptly shall give notice of the same to Borrower and the Lenders.

(c)           Unless the Administrative Agent and the Requisite Lenders otherwise consent, there shall be no more than five (5) LIBOR Periods in effect at any one time.

(d)           No LIBOR Rate Loan may be requested or continued during the continuation of an Event of Default.

(e)           Nothing contained herein shall require any Lender to fund any LIBOR Rate Advance in the London interbank market.

2.4           Administrative Agent’s Right to Assume Funds Available for Loans.  Unless the Administrative Agent shall have been notified by any Lender no later than 1:00 p.m., Cleveland time on the Banking Day of the proposed funding by the Administrative Agent of any Loan that such Lender does not intend to make available to the Administrative Agent such Lender’s Percentage of such Loan, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the date of the Loan and the Administrative Agent may, in reliance upon such assumption, make available to Borrower a corresponding amount.  If the Administrative Agent has made funds available to Borrower based on such assumption and such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender plus an administrative fee of $200.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent promptly shall notify Borrower and Borrower shall pay such corresponding amount (but not the administrative fee) to the Administrative Agent.  The Administrative Agent also shall be entitled to recover from such Lender or Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) from such Lender, the daily Federal Funds Effective Rate or (ii) from Borrower, at the applicable rate for such Loan.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.5           Loan Documents.  Borrower, on or before the Agreement Effective Date, shall execute and deliver or cause to be executed and delivered, to the Administrative Agent the following documents in form and substance acceptable to the Administrative Agent:

(a)           This Agreement executed by Borrower.

(b)           A Note payable to each Lender in the amount of such Lender’s Commitment executed by Borrower.

(c)           A first priority leasehold deed of trust, assignment of leases and rents, security agreement and fixture filing (the “Deed of Trust”), executed by Borrower in favor of the Administrative Agent for the benefit of the Lenders securing this Agreement, the Notes and all obligations of Borrower in connection with the Loan, granting a first priority lien on Borrower’s leasehold interest in the Phase I/Phase II Land and the Improvements subject only to the Permitted Exceptions.

(d)           An assignment of leases and rents (“Assignment of Leases and Rents”) executed by Borrower in favor of Agent for the benefit of the Lenders assigning all leases, subleases and other agreements relating to the use and occupancy of all or any portion of the Project, and all present and future leases, rents, issues and profits therefrom.

(e)           A guaranty of completion (“Completion Guaranty”), executed by Guarantor.

(f)           A guaranty of repayment (“Payment Guaranty”) executed by Guarantor.

(g)           A guaranty of all exceptions to the non-recourse provisions of the Loan Documents (“Non-Recourse Exception Guaranty”) executed by Guarantor.

(h)           An environmental indemnity (“Environmental Indemnity”) from Borrower and Guarantor.

(i)           An assignment of construction documents, contracts, licenses and permits (the “Assignment of Construction Documents”) executed by Borrower in favor of the Administrative Agent for the benefit of the Lenders, together with consents to such assignment from the General Contractor, the Architect, the Engineer and Borrower’s retail and office leasing brokers in the forms attached to the Assignment of Construction Documents.

(j)           An assignment of general contract rights with respect to the Phase III Purchase Agreement and the Joint Development Agreement (the “Assignment of Phase III Related Rights”) executed by Borrower in favor of the Administrative Agent for the benefit of the Lenders, together with consents and estoppels from the other parties to the Phase III Purchase Agreement and Joint Development Agreement.

(k)           An irrevocable direction and acknowledgement related to that certain Control Agreement and Addendum to Control Agreement each dated as of December 6, 2006 and executed by Borrower, Ground Lessor, Ground Lessor’s Fee Mortgagee and the Depository with respect to the advance rent deposit delivered by Tenant under the Ground Lease (collectively, the “Control Agreement”) executed by Borrower and acknowledged by the Depository in a form satisfactory to the Agent.

(l)           An Amended and Restated Subordination, Non-Disturbance Agreement executed by Borrower, Ground Lessor and Ground Lessor’s Fee Mortgagee in a form satisfactory to the Agent.

(m)           UCC financing statements to perfect or notify third parties of the security interests intended to be created by the Loan Documents.

2.6           Extension of Maturity Date.  The Borrower shall have two (2) options (“Extension Options”) to extend the Maturity Date, one for a period of twelve (12) months ending on the First Extended Maturity Date (the “First Extension Option”) and the second for a period of twelve (12) months ending on the Second Extended Maturity Date (the “Second Extension Option”), upon satisfaction of the following conditions precedent:

(a)           As of the date of Borrower’s delivery of notice of its intent to exercise an Extension Option, and as of the then-current Maturity Date, no Event of Default shall have occurred and be continuing and Borrower shall so certify in writing;

(b)           Borrower shall provide Administrative Agent with written notice of the Borrower’s intent to exercise an Extension Option not less than forty-five (45) days prior to the then-current Maturity Date;

(c)           Substantial Completion shall have occurred;

(d)           As of the date of Borrower’s delivery of notice of its intent to exercise the First Extension Option and as of the initial Maturity Date, the Pro Forma DSCR is not less than 1.10 to 1.0, or, if the Pro Forma DSCR is less than 1.10 to 1.0 as of the date of delivery of such notice, then not later than the initial Maturity Date Borrower shall have made sufficient repayments of the Loans so that such criteria is satisfied;

(e)           As of the date of Borrower’s delivery of notice of its intent to exercise the Second Extension Option and as of the First Extended Maturity Date, (A) the Actual DSCR is not less than 1.25 to 1.00 and (B) the Outstanding Loan Amount does not exceed seventy-five percent (75%) of the then-current value of the Project based on an Appraisal of the Project on an “as is” basis approved by the Administrative Agent, or if the Actual DSCR is less than 1.25 to 1.0, or the percentage of such value of the Project established by the Appraisal represented by the Outstanding Loan Amount is greater than 75% as of the date of delivery of such notice, then not later than the First Extended Maturity Date Borrower shall have made sufficient repayments of the Loans so that both of such criteria are satisfied.

(f)           With respect each Extension Option on the last Business Day immediately preceding the first day of such Extension Option, Administrative Agent is paid a fee for the ratable benefit of the then-current Lenders equal to ten one-hundredths of one percent (0.10%) of the then-current  Outstanding Loan Amount (an “Extension Fee”).

2.7           Wolff Transaction.  The Managing Member has entered into an agreement with WC Kierland Crossing, LLC, which is currently the other Member in Borrower, to purchase 100% of such other Member’s interest in Borrower, which purchase is expected to close after the Agreement Execution Date and prior to the Loan Opening Date.  Such purchase shall include an amendment and restatement of the current Phase III Purchase Agreement, in a form to be reasonably approved by the Administrative Agent, and an amendment to the Ground Lease, in substantially the form previously approved by the Administrative Agent.

ARTICLE 3

PAYMENTS AND FEES

3.1           Principal and Interest.

(a)           Interest shall be payable on the outstanding daily unpaid principal amount of each Advance from the date thereof until payment in full is made and shall accrue and be payable at the rates set forth or provided for herein before and after Default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law, with interest on overdue interest at the Default Rate in each case to the fullest extent permitted by applicable Laws.

(b)           Interest accrued on each Alternate Base Rate Loan shall be due and payable in arrears on each Monthly Payment Date and at maturity, whether by acceleration or otherwise.  Except as otherwise provided in Section 3.6, the unpaid principal amount of any Alternate Base Rate Loan shall bear interest at a fluctuating rate per annum equal to the Alternate Base Rate.  Each change in the interest rate under this Section 3.1(b) due to a change in the Alternate Base Rate shall take effect simultaneously with the corresponding change in the Alternate Base Rate.

(c)           Interest accrued on each LIBOR Rate Loan shall be due and payable in arrears on each Monthly Payment Date and at maturity, whether by acceleration or otherwise.  Except as otherwise provided in Section 3.5, the unpaid principal amount of any LIBOR Rate Loan shall bear interest at a rate per annum equal to the LIBOR Rate for the applicable LIBOR Period.

(d)           If not sooner paid, the outstanding principal balance of the Notes shall be due and payable in full on the Maturity Date, as it may be extended in accordance with Section 2.6, or such earlier date as such amounts may otherwise become due pursuant to the express terms hereof.

(e)           The Notes may, at any time and from time to time, voluntarily be paid or prepaid in whole or in part without premium or penalty, except that with respect to any voluntary prepayment under this Section, (i) any partial prepayment shall be not less than $1,000,000, (ii) the Administrative Agent shall have received written notice of any prepayment by noon, Cleveland time on the date of prepayment (which must be a Banking Day) in the case of an Alternate Base Rate Loan, and, in the case of a LIBOR Rate Loan, at least three (3) Banking Days before the date of prepayment, which notice shall identify the date and amount of the prepayment and the Loan(s) being prepaid, (iii) any payment or prepayment of all or any part of any LIBOR Rate Loan on a day other than the last day of the applicable LIBOR Period shall be subject to Section 3.6 and (iv) upon any partial prepayment of a LIBOR Rate Loan that reduces it below $1,000,000, the remaining portion thereof shall automatically convert to an Alternate Base Rate Loan.

3.2           Agent’s Fees.  Borrower shall pay to the Administrative Agent when due all administrative and other fees due from time to time to the Administrative Agent under that certain letter agreement dated September 24, 2007 between Borrower and the Administrative Agent.

3.3           Yield Protection.  If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable LIBOR Lending Office with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i)           subjects any Lender or any applicable LIBOR Lending Office to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its LIBOR Rate Loans, or

(ii)           imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable LIBOR Lending Office (other than the Reserve Requirement and any other reserves and assessments taken into account in determining the interest rate applicable to LIBOR Rate Advances), or

(iii)           imposes any other condition the direct result of which is to increase the cost to any Lender or any applicable LIBOR Lending Office of making, funding or maintaining its LIBOR Rate Loans, or reduces any amount receivable by any Lender or any applicable LIBOR Lending Office  in connection with its LIBOR Rate Loans, or requires any Lender or any applicable LIBOR Lending Office to make any payment calculated by reference to the amount of LIBOR Rate Loans, by a material amount.

and the result of any of the foregoing is to increase the cost to such Lender or applicable LIBOR Lending Office, as the case may be, of making or maintaining its LIBOR Rate Loans or Commitment or to reduce the return received by such Lender or applicable LIBOR Lending Office in connection with such LIBOR Rate Loans or Commitment, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.

3.4           Changes in Capital Adequacy Regulations.  If a Lender in good faith determines the amount of capital required or expected to be maintained by such Lender, any LIBOR Lending Office of such Lender or any corporation controlling such Lender  is increased as a result of a Change (as hereinafter defined), then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender in good faith determines is attributable to this Agreement, its outstanding credit exposure hereunder or its obligation to make Loans hereunder (after taking into account such Lender’s policies as to capital adequacy).  “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines (as hereinafter defined) or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any LIBOR Lending Office or any corporation controlling any Lender.  “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

3.5           Availability of Types of Advances.  If any Lender in good faith determines that maintenance of any of its LIBOR Rate Loans at a suitable LIBOR Lending Office would violate any applicable law, rule, regulation or directive, whether or not having the force of law, the Administrative Agent shall, with written notice to Borrower, suspend the availability of the affected Type of Advance and require any LIBOR Rate Advances of the affected Type to be repaid; or if the Requisite Lenders in good faith determine that (i) deposits of a type or maturity appropriate to match fund LIBOR Rate Advances are not available, the Administrative Agent shall, with written notice to Borrower, suspend the availability of the affected Type of Advance with respect to any LIBOR Rate Advances made after the date of any such determination, or (ii) an interest rate applicable to a Type of Advance does not accurately reflect the cost of making a LIBOR Rate Advance of such Type, then, if for any reason whatsoever the provisions of Section 3.3 are inapplicable, the Administrative Agent shall, with written notice to Borrower, suspend the availability of the affected Type of Advance with respect to any LIBOR Rate Advances made after the date of any such determination.  If the Borrower is required to so repay a LIBOR Rate Advance, the Borrower may concurrently with such repayment borrow from the Lenders, in the amount of such repayment, a Loan bearing interest at the Alternate Base Rate.

3.6           Funding Indemnification.  If any payment of a ratable LIBOR Rate Advance, or any conversion of a ratable LIBOR Rate Advance to an Alternate Base Rate Advance, occurs on a date which is not the last day of the applicable LIBOR Period, whether because of acceleration, prepayment or otherwise, or a ratable LIBOR Rate Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders or as a result of unavailability pursuant to Section 3.5, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom (a “Breakage Fee”), including, without limitation, any loss or cost (incurred or expected to be incurred) in liquidating or employing deposits acquired to fund or maintain the ratable LIBOR Rate Advance and shall pay all such losses or costs within fifteen (15) days after written demand therefor.

3.7           Late Payments.  If any installment of principal or interest or any fee or cost or other amount payable under any Loan Document to the Administrative Agent or any Lender is not paid when due, subject to all applicable notice and cure periods, it shall thereafter bear interest at a fluctuating interest rate per annum (the “Default Rate”) at all times equal to (i) in the case of interest or principal, the sum of the rate otherwise applicable to the Loans, plus 3% and (ii) in the case of any other amount, the sum of the Alternate Base Rate plus 3%, to the fullest extent permitted by applicable Laws.  Accrued and unpaid interest on past due amounts (including, without limitation, interest on past due interest) shall be compounded monthly, on the last day of each calendar month, to the fullest extent permitted by applicable Laws, and shall be payable upon demand.  In addition, Borrower shall pay, upon demand, a late charge equal to five percent (5%) of any amount of interest and/or principal payable on the Loans or any other amounts payable hereunder or under the other Loan Documents which is not paid within ten (10) days of the date when due.

3.8           Computation of Interest and Fees.  Computation of interest and fees under this Agreement shall be calculated on the basis of a year of 360 days and the actual number of days elapsed, except that interest at the Alternate Base Rate shall be calculated on the basis of a 365 or 366 day year, as applicable.  Interest shall accrue on each Loan for the day on which the Loan is made; interest shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid.  Any Loan that is repaid on the same day on which it is made shall bear interest for one day.  Notwithstanding anything in this Agreement to the contrary, interest in excess of the maximum amount permitted by applicable Laws shall not accrue or be payable hereunder or under the Notes, and any amount paid as interest hereunder or under the Notes which would otherwise be in excess of such maximum permitted amount shall instead be treated as a payment of principal.

3.9           Non Banking Days.  If any payment to be made by Borrower or any other Party under any Loan Document shall come due on a day other than a Banking Day, payment shall instead be considered due on the next succeeding Banking Day, unless, in the case of a payment relating to a LIBOR Rate Loan, such next succeeding Banking Day is in the next calendar month, in which case such payment shall be made on the next preceding Banking Day, but the extension of time shall not be reflected in computing interest and fees.

3.10           Manner and Treatment of Payments.

(a)           Each payment hereunder (except payments pursuant to Sections 3.4, 3.5, 18.3, 18.11 and 18.21) or on the Notes or under any other Loan Document shall be made to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders or the Administrative Agent, as the case may be, in immediately available funds not later than 2:00 p.m., Cleveland time, on the day of payment (which must be a Banking Day).  All payments received after such time, on any Banking Day, shall be deemed received on the next succeeding Banking Day.  The amount of all payments received by the Administrative Agent for the account of the Lenders shall be paid in immediately available funds by the Administrative Agent to the Lenders entitled to receive such amounts in accordance with this Agreement. If any payment is received by the Administrative Agent by 2:00 p.m., Cleveland time, on a Banking Day and not so made available to the account of a Lender on that Banking Day, the Administrative Agent shall reimburse that Lender for the cost to such Lender of not receiving the amount of such payment by paying the Federal Funds Effective Rate on such payment for each day that payment is delayed.  All payments shall be made in Dollars.

(b)           Each payment or prepayment to a Lender shall be applied first to Alternate Base Rate Loans held by such Lender and then to LIBOR Rate Loans held by such Lender.

(c)           Each Lender shall keep a record (in writing or by an electronic data entry system) of Advances made by it and payments received by it with respect to each of its Notes and, subject to Section 17.6(g), such record shall, as against Borrower, be presumptive evidence of the amounts owing, absent manifest error.  Notwithstanding the foregoing sentence, the failure by any Lender to keep such a record shall not affect Borrower’s obligation to pay the Obligations.

(d)           All payments by the Borrower to or for the account of any Lender or the Administrative Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes.  If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.10(d) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

(e)           In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (“Other Taxes”).

(f)           The Borrower hereby agrees to indemnify the Administrative Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.10(d)) paid by the Administrative Agent or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.  Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent or such Lender makes demand therefor.

(g)           Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-US Lender”) agrees that it will, not more than ten Business Days after the Agreement Execution Date, (i) deliver to each of the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to each of the Borrower and the Administrative Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax.  Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Administrative Agent.  All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(h)           For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to Section 3.10(g) above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.10 with respect to Taxes imposed by the United States.

(i)           Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate following receipt of such documentation.

(j)           If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent).  The obligations of the Lenders under this Section 3.10(j) shall survive the payment of the Obligations and termination of this Agreement and any such Lender obligated to indemnify the Administrative Agent shall not be entitled to indemnification from the Borrower with respect to such amounts, whether pursuant to this Article or otherwise, except to the extent the Borrower participated in the actions giving rise to such liability.

3.11           Lender Statements; Survival of Indemnity.  To the extent reasonably possible, each Lender shall designate an alternate LIBOR Lending Office with respect to its LIBOR Rate Loans to reduce any liability of the Borrower to such Lender under Sections 3.3, 3.4 and 3.10 or to avoid the unavailability of LIBOR Rate Advances under Section 3.5, so long as such designation is not, in the reasonable judgment of such Lender, disadvantageous to such Lender.  Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Sections 3.3, 3.4, 3.6 or 3.10.  Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error.  Determination of amounts payable under such Sections in connection with a LIBOR Rate Loan shall be calculated as though each Lender funded its LIBOR Rate Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the LIBOR Rate applicable to such Loan, whether in fact that is the case or not.  Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement.  The obligations of the Borrower under Sections 3.3, 3.4, 3.6 and 3.10 shall survive payment of the Obligations and termination of this Agreement.

3.12           Administrative Agent’s Right to Assume Payments Will be Made by Borrower.  Unless the Administrative Agent shall have been notified by Borrower prior to the date on which any payment to be made by Borrower hereunder is due that Borrower does not intend to remit such payment, the Administrative Agent may, in its discretion, assume that Borrower has remitted such payment when so due and the Administrative Agent may, in its discretion and in reliance upon such assumption, make available to each Lender on such payment date an amount equal to such Lender’s share of such assumed payment.  If Borrower has not in fact remitted such payment to the Administrative Agent, each Lender shall forthwith on demand repay to the Administrative Agent the amount of such assumed payment made available to such Lender, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent at the Federal Funds Effective Rate.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to the Lenders that:

4.1           Existence and Qualification; Power; Compliance With Laws.  Borrower and Managing Member is a limited liability company duly formed, validly existing and in good standing under the Laws of Delaware.  Guarantor is a limited partnership, duly formed, validly existing and in good standing under the Laws of Delaware.  Each of the Loan Parties is duly qualified or registered to transact business and is in good standing in each other jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification or registration necessary, except where the failure so to qualify or register and to be in good standing would not constitute a Material Adverse Effect.  Each of the Loan Parties has all requisite power and authority to conduct its business, to own and lease its Properties and to execute and deliver each Loan Document to which it is a Party and to perform its Obligations.  To Borrower’s knowledge, each of the Loan Parties is in compliance with all Laws and other legal requirements applicable to its business, has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, except where the failure so to comply, obtain authorizations, etc., file, register, qualify or obtain exemptions does not constitute a Material Adverse Effect.  Glimcher Properties Corporation, the general partner of Guarantor, is a corporation duly formed, validly existing and in good standing under the laws of Delaware.

4.2           Authority; Compliance With Other Agreements and Instruments and Government Regulations.  The execution, delivery and performance by each of the Loan Parties of the Loan Documents to which it is a Party have been duly authorized by all necessary corporate, partnership or limited liability company action, as applicable, and do not and will not:

(a)           Require any consent or approval not heretofore obtained of any partner, director, stockholder, security holder or creditor of the Loan Parties;

(b)           Violate or conflict with any provision of any Loan Party’s charter, articles of incorporation, bylaws or other organizational agreements, as applicable;

(c)           Result in or require the creation or imposition of any Lien upon or with respect to any Property now owned or leased or hereafter acquired by the Loan Parties;

(d)           Violate in any material respect any material Requirement of Law applicable to the Loan Parties; or

(e)           Result in a breach of or constitute a default under, or cause or permit the acceleration of any obligation owed under, any indenture or loan or credit agreement or any other Contractual Obligation to which the Loan Parties are a party or by which the Loan Parties or any of their Property is bound or affected;

and none of the Loan Parties is in violation of, or default under, any Requirement of Law or Contractual Obligation, or any indenture, loan or credit agreement described in Section 4.2(e), in any respect that constitutes a Material Adverse Effect.

4.3           No Governmental Approvals Required.  Except as previously obtained or made, and except for consents, approvals or permits pertaining to construction or development of a type that would not normally be obtained before the commencement of performance and which Borrower believes will be obtained as and when required, no authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Agency is or will be required to authorize or permit under applicable Laws the execution, delivery and performance by any of the Loan Parties of the Loan Documents to which it is a Party.

4.4           Financial Statements.  All financial statements and other information previously delivered to the Administrative Agent by the Loan Parties fairly present in all material respects the financial condition, results of operations, cash flows and/or other information described therein.

4.5           No Other Liabilities.  The Loan Parties do not have any material liability or material contingent liability required under Generally Accepted Accounting Principles to be reflected or disclosed, and not reflected or disclosed, in the balance sheets described in Section 4.4, other than liabilities and contingent liabilities arising in the ordinary course of business since the date of such financial statements.

4.6           Intangible Assets.  The Loan Parties own, or possess the right to use to the extent necessary in their respective businesses, all material trademarks, trade names, copyrights, patents, patent rights, computer software, licenses and other Intangible Assets that are used in the conduct of their businesses as now operated, and no such Intangible Asset, to the best knowledge of Borrower, conflicts with the valid trademark, trade name, copyright, patent, patent right or Intangible Asset of any other Person.

4.7           Litigation.  Except for (a) any matter fully covered as to subject matter and amount (subject to applicable deductibles and retentions) by insurance for which the insurance carrier has not asserted lack of subject matter coverage or reserved its right to do so, (b) matters of an administrative nature not involving a claim or charge against Borrower or Managing Member and (c) matters set forth in Schedule 4.7, there are no actions, suits, proceedings or investigations pending as to which Borrower, Managing Member or the Project have been served or have received notice or, to the best knowledge of Borrower, threatened against or affecting Borrower, Managing Member or the Project, or any Property of Borrower or Managing Member before any Governmental Agency, mediator or arbitrator.  As of the Agreement Effective Date, there are no judgments outstanding against or affecting Borrower, Managing Member or the Project except as set forth on Schedule 4.7.

4.8           Binding Obligations.  Each of the Loan Documents to which the Loan Parties are a Party will, when executed and delivered by the Loan Parties, constitute the legal, valid and binding obligation of the Loan Parties, enforceable against the Loan Parties in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

4.9           No Default.  No event has occurred and is continuing that is a Default or Event of Default.

4.10           ERISA.

(a)           With respect to each Pension Plan:

(i)           such Pension Plan complies in all material respects with ERISA and any other applicable Laws to the extent that noncompliance would constitute a Material Adverse Effect;

(ii)           such Pension Plan has not incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA) in excess of $1,000,000 in the aggregate;

(iii)           no “reportable event” (as defined in Section 4043 of ERISA, but excluding such events as to which the PBGC has by regulation waived the requirement therein contained that it be notified within thirty days of the occurrence of such event) has occurred that would constitute a Material Adverse Effect; and

(iv)           neither Borrower nor Guarantor nor any of Guarantor’s Subsidiaries has engaged in any nonexempt “prohibited transaction” (as defined in Section 4975 of the Code) that would constitute a Material Adverse Effect.

(b)           neither Borrower nor Guarantor nor any of Guarantor’s Subsidiaries has incurred or expects to incur any withdrawal liability to any Multiemployer Plan in excess of $250,000 in the aggregate.

4.11           Regulations T, U and X; Investment Company Act.  No part of the proceeds of any Loan hereunder will be used to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, any Margin Stock in violation of Regulations T, U and X.  Neither Borrower nor Guarantor nor any of Guarantor’s Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

4.12           Disclosure.  No written statement made by a Senior Officer to the Administrative Agent or any Lender in connection with this Agreement, or in connection with any Loan, as of the date thereof contained any untrue statement of a material fact or omitted a material fact necessary to make the statement made not misleading in light of all the circumstances existing at the date the statement was made.

4.13           Tax Liability.  Each Loan Party has filed all tax returns which are required to be filed, and have paid, or made provision for the payment of, all taxes with respect to the periods, Property or transactions covered by said returns, or pursuant to any assessment received by them, except (a) such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained, and (b) immaterial taxes so long as no material Property of any Loan Party or any of Guarantor’s Subsidiaries is at impending risk of being seized, levied upon or forfeited.

4.14           Hazardous Materials.  Except as described in Schedule 4.14, as of the Agreement Effective Date (a) neither Borrower, nor to the best knowledge of Borrower, any other Loan Party, or any other Person at any time has disposed of, discharged, released or threatened the release of any Hazardous Materials on, from or under the Project in violation of any Hazardous Materials Law, (b) to the best knowledge of Borrower, no condition exists that violates any Hazardous Material Law affecting the Project, (c) neither the Project nor any portion thereof is or has been utilized by the Borrower nor, to the best knowledge of Borrower, any other Loan Party, or any other Person as a site for the manufacture of any Hazardous Materials, (d) to the extent that any Hazardous Materials are used, generated or stored by Borrower or any other Person on the Project, or transported to or from the Project by the Loan Parties or any other Person, such use, generation, storage and transportation by the Loan Parties and, to the best knowledge of Borrower, by any other Person are in compliance with all Hazardous Materials Laws, and (e) the Project is not subject to any remediation, removal, containment or similar action conducted by or on behalf of any Loan Party or, to the knowledge of Borrower, any other Person, except in connection with the demolition of the Dial Corporation Building.

4.15           Ownership Rights.  As of Agreement Effective Date, all of the membership interests in the Borrower are held by the Members and are not subject to any pledge, or security interest in favor of any Person other than the Administrative Agent.  The organizational documents of Borrower and the Managing Member do not prohibit, restrict or limit the Liens created on the Project in favor of the Administrative Agent or the subsequent transfer or encumbrance of the Project or any portion thereof or interest therein.

4.16           Governmental Project Matters.  There are no unpaid or outstanding real estate or other taxes or assessments on or against the Project (except only real estate or other taxes or assessments, that are not yet due and payable).  There are no pending eminent domain proceedings against the Project, and, to the knowledge of Borrower, no such proceedings are presently threatened by any taking authority.

4.17           Brokers.  None of the Loan Parties has engaged or otherwise dealt with any broker, finder or similar entity in connection with this Agreement or the Loans contemplated hereunder.

4.18           Other Debt.  Neither Borrower nor the Managing Member is in default (after expiration of all applicable grace and cure periods) in the payment of any other Indebtedness or under any mortgage, deed of trust, security agreement, financing agreement or indenture involving Indebtedness or under any other material agreement or lease to which any of them is a party.  None of the Loan Parties is a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time of payment of any of the Obligations to any other Indebtedness or obligation of such Loan Party.

4.19           Solvency.  As of the Agreement Effective Date and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all of the Loans made or to be made hereunder, none of the Loan Parties (taken on a consolidated basis) is insolvent on a balance sheet basis such that the sum of such Person’s assets exceeds the sum of such Person’s liabilities (taken on a consolidated basis), each Loan Party is able to pay its debts as they become due, and each Loan Party has sufficient capital to carry on its business.

4.20           No Fraudulent Intent.  Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by any Loan Party with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.

4.21           No Bankruptcy Filing.  None of the Loan Parties or any of their respective Subsidiaries is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its Properties, and none of the Loan Parties has any knowledge of any Person contemplating the filing of any such petition against it or any Subsidiary.

4.22           OFAC Representation.  Each of the Borrower, the Managing Member and Guarantor is not, and shall not be at any time, a person with whom the Lenders are restricted from doing business under the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of Treasury of the United States of America (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons.  In addition, the Borrower hereby agrees to provide to the Administrative Agent or any Lender any information that the Administrative Agent or such Lender deems necessary from time to time in order to ensure compliance with all applicable Laws concerning money laundering and similar activities.

4.23           Project-Related Representations.

(a)           Each of the representations and warranties made by the Borrower in any Security Document with respect to the Project is true and correct in all material respects.

(b)           The Project is not located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 or the Flood Disaster Protection Act of 1973, as amended, or any successor law, or, if located within any such area, Borrower has obtained and will maintain through the Maturity Date the insurance prescribed in the Insurance Requirements set forth in Exhibit F attached hereto.

(c)           To the Borrower’s knowledge, the Project and the present use and occupancy thereof are in material compliance with all material zoning ordinances (without reliance upon adjoining or other properties), building codes, land use and Environmental Laws, and other similar laws (“Applicable Laws”), except as disclosed in Schedule 4.14.

(d)           Neither the construction of the Improvements nor the use of the Project when completed as an office and retail lifestyle center and the contemplated accessory uses will materially violate (i) any Applicable Laws, or (ii) any building permits, restrictions of record, or agreements affecting the Project or any part thereof.  Without limiting the foregoing, all consents, licenses and permits and all other material authorizations or approvals (collectively, “Governmental Approvals”) required for the current state of Construction in accordance with the Plans and Specifications have been obtained or will be obtained prior to the Agreement Effective Date, and all Applicable Laws relating to the Construction and operation of the Improvements have been complied with and all material permits and licenses required for the operation of the Project which cannot be obtained until such Construction is completed can be obtained if the Improvements are completed in accordance with the Plans and Specifications.

(e)           The Project will have adequate water, gas and electrical supply, storm and sanitary sewerage facilities, other required public utilities, fire and police protection, and means of access between the Project and public highways; none of the foregoing will be foreseeably delayed or impeded by virtue of any requirements under any applicable Laws.

(f)           All public roads and streets necessary for service of and access to the Project for the current or contemplated use thereof have been completed, and are open for use by the public, except for such roads and streets within the Project as may be dedicated in connection with the Construction of the Improvements.

(g)           To the Borrower’s knowledge, (i) no condemnation of any portion of the Project, (ii) no condemnation or relocation of any roadways abutting the Project, and (iii) no proceeding to deny access to the Project from any point or planned point of access to the Project, has commenced or is contemplated by any Governmental Authority.

(h)           The amounts set forth in the Budget present a full and complete itemization by category of all costs, expenses and fees which Borrower reasonably expects to pay or reasonably anticipates becoming obligated to pay to complete the Construction, acquire the Phase III Retail Unit and operate the Project (until the Project achieves Stabilization).  Borrower is unaware of any other such costs, expenses or fees which are material and are not covered by the Budget.

(i)           Borrower has not made any material contract or arrangement, the performance of which by the other party thereto could give rise to a lien on the Project or any portion thereof, except for the Permitted Exceptions, the Leases and its agreements with the General Contractor, the Architect, the Engineer, and certain management and leasing agreements and their agreements with various subcontractors and material suppliers, all of which have been disclosed in writing to the Administrative Agent or are set forth in the Budget.

(j)           The Phase I/Phase II Land is taxed separately without regard to any other property and constitutes one or more separate tax parcels and for all purposes the Phase I/Phase II Land may be mortgaged and conveyed as an independent parcel. The Phase III Retail Unit, once created, will be taxed separately without regard to any other property, other than the common elements of the condominium of which it is a part, and will constitute a separate tax parcel and for all purposes the Phase III Retail Unit, once created, may be mortgaged and conveyed as an independent parcel.

(k)           Borrower has not entered into any Leases, subleases or other arrangements for occupancy of space within the Project other than as delivered to Administrative Agent.  True, correct and complete copies of all Leases, as amended, have been delivered to Administrative Agent and constitute the legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms.  All Leases are in full force and effect.  Borrower is not in default under any Lease and Borrower has disclosed to Lenders in writing any material default, of which Borrower has knowledge, by the tenant under any Lease.

(l)           When the Construction is completed in accordance with the Plans and Specifications and the Phase III Retail Unit has been completed in accordance with the requirements of the Phase III Purchase Agreement, no building will encroach upon any property line, building line, setback line, side yard line or any recorded or visible easement (or other easement of which Borrower is aware or has reason to believe may exist) with respect to the Project.

(m)           To the Borrower’s knowledge, there are no material delinquent taxes, ground rents, water charges, sewer rents, assessments, insurance premiums, leasehold payments, or other outstanding charges affecting the Project except to the extent such items are being contested in good faith and as to which adequate reserves have been provided.

(n)           Borrower is not aware of any material latent or patent structural or other significant deficiency of the Project.  The Project is free of damage and waste that would materially and adversely affect the value of the Project.  The Project is free from damage caused by fire or other casualty.  Notwithstanding the foregoing, Borrower makes no representation or warranty with respect to the physical condition of the Dial Corporation Building

(o)           To Borrower’s knowledge, all liquid and solid waste disposal, septic and sewer systems located on the Project are in a good and safe condition and repair and to Borrower’s knowledge, in material compliance with all applicable Laws with respect to such systems.  Notwithstanding the foregoing, Borrower makes no representation or warranty with respect to the condition, repair or compliance of such systems serving the Dial Corporation Building.

4.24           Survival of Representations and Warranties.  Each Loan Party agrees that all of the representations and warranties set forth in Article 4 and elsewhere in this Agreement are true as of the Agreement Effective Date, and, except for matters which have been disclosed in writing by Borrower to the Administrative Agent (which written disclosures the Administrative Agent agrees to forward to the Lenders) and approved by the Administrative Agent in writing, at all times thereafter.  Each request for a disbursement under the Loan Documents shall constitute a reaffirmation of such representations and warranties (except for those representations which are limited by reference to a specific date or period of time), as deemed modified in accordance with the disclosures made and approved as aforesaid, as of the date of such request.  It shall be a condition precedent to each subsequent disbursement that each of said representations and warranties is true and correct in all material respects as of the date of such requested disbursement.  Borrower shall reaffirm such representations and warranties in writing prior to each disbursement hereunder.

ARTICLE 5

LOAN EXPENSE AND ADVANCES

5.1           Loan and Administration Expenses.  Borrower unconditionally agrees to pay all of Administrative Agent’s reasonable third party, out of pocket expenses of the Loan, including all amounts payable pursuant to Sections 5.2 and 5.3, and any and all other fees owing to Administrative Agent or any Lender pursuant to the Loan Documents, and also including, without limiting the generality of the foregoing, all recording, filing and registration fees and charges, mortgage or documentary taxes, all insurance premiums, title insurance premiums and other charges of the Title Insurer, survey fees and charges, cost of certified copies of instruments, charges of the Title Insurer or other escrowee for administering disbursements, all fees and disbursements of Lenders’ Consultant, all appraisal fees, insurance consultant’s fees, travel related expenses and all costs and expenses incurred by Administrative Agent in connection with the determination of whether or not Borrower has performed the obligations undertaken by Borrower hereunder or has satisfied any conditions precedent to the obligations of Lenders hereunder and, if any Event of Default occurs hereunder or under any of the Loan Documents or if the Loan or Notes or any portion thereof is not paid in full when and as due, subject to applicable notice and cure periods, all costs and expenses of Lenders (including, without limitation, court costs and reasonable counsel’s fees and disbursements) incurred by Lenders in attempting to enforce payment of the Loan and expenses of Lenders incurred (including court costs and reasonable counsel’s fees and disbursements) in attempting to realize, while an Event of Default exists, on any security or incurred in connection with the sale or disposition (or preparation for sale or disposition) of any security for the Loan.  Borrower agrees to pay all brokerage, finder or similar fees or commissions payable in connection with the transactions contemplated hereby and shall indemnify and hold Lenders harmless against all claims, liabilities, costs and expenses (including reasonable third party attorneys’ fees and expenses) actually incurred in relation to any claim by broker, finder or similar person.

5.2           Upfront Fees.  Borrower has paid on or before the Agreement Effective Date such fees as were then due to the Lenders and the Administrative Agent as set forth in the separate fee letter between Borrower and Administrative Agent and the commitment letters of the Lenders.

5.3           Administrative Agent’s Attorneys’ Fees and Disbursements.  Borrower agrees to pay Administrative Agent’s reasonable third party attorneys’ fees, paralegals’ fees and disbursements actually incurred in connection with this Loan, including (i) the preparation and attendance upon execution of this Agreement and the other Loan Documents and the preparation of the closing binders, (ii) the disbursement, syndication and administration of the Loan and (iii) the enforcement of the terms of this Agreement and the other Loan Documents.

5.4           Time of Payment of Fees and Expenses.  Borrower shall pay all expenses and fees incurred as of the Agreement Effective Date on the Agreement Effective Date (unless sooner required herein).  The Administrative Agent may require the payment of outstanding fees and expenses as a condition to any disbursement of the Loan.

5.5           Expenses and Advances Secured by Loan Documents.  Any and all advances or payments made by the Administrative Agent or any Lender under this Article 5 from time to time, and any amounts expended by the Administrative Agent and Lenders pursuant to Section 16.2(a), shall, as and when advanced or incurred, constitute additional indebtedness evidenced by the Notes and secured by the Deed of Trust and the other Loan Documents.

5.6           Right of Lenders to Make Advances to Cure Borrower’s Defaults.  In the event that Borrower fails to perform any of Borrower’s covenants, agreements or obligations contained in this Agreement or any of the other Loan Documents (after the expiration of applicable grace periods, except in the event of an emergency or other exigent circumstances), the Lenders may (but shall not be required to) perform any of such covenants, agreements and obligations, and any reasonable amounts expended by Lenders in so doing shall constitute additional indebtedness evidenced by the Notes and secured by the Deed of Trust and the other Security Documents.

ARTICLE 6

NON-CONSTRUCTION REQUIREMENTS PRECEDENT TO THE
EFFECTIVENESS OF THIS AGREEMENT AND SUBSEQUENT DISBURSEMENTS

6.1           Non-Construction Conditions Precedent to Effectiveness of the Agreement.  Borrower, at the Agreement Effective Date, shall satisfy the following conditions precedent in form and substance satisfactory to the Administrative Agent:

(a)           Borrower shall have executed and delivered all of the Loan Documents as described in Section 2.5 above;

(b)           The Administrative Agent shall receive, with respect to each of the Loan Parties, such documentation as the Administrative Agent reasonably required to establish the due organization, valid existence and good standing of each of the Loan Parties, its qualification to engage in business in each material jurisdiction in which it is engaged in business or required to be so qualified, its authority to execute, deliver and perform the Loan Documents to which it is a Party, the identity, authority and capacity of each Responsible Official thereof authorized to act on its behalf, including certified copies of articles of incorporation and amendments thereto, bylaws and amendments thereto, certificates of good standing and/or qualification to engage in business, tax clearance certificates, certificates of corporate resolutions, incumbency certificates, Certificates of Responsible Officials, and the like, together with such certificates from Members as the Administrative Agent may require with respect to compliance with OFAC and similar regulations;

(c)           The representations and warranties of Borrower contained in Article 4 shall be true and correct in all material respects;

(d)           Borrower and any other Loan Parties are in compliance with all the terms and provisions of the Loan Documents, and giving effect to the initial Loan no Default or Event of Default shall have occurred and be continuing;

(e)           Borrower shall furnish to the Administrative Agent an ALTA Loan Title Insurance Policy, insuring the Loan, in the amount of the Maximum Loan Amount issued by the Title Insurer, insuring the lien of the Deed of Trust as a valid first and prior lien upon the Borrower’s leasehold interest in the Phase I/Phase II Land and all appurtenant easements, subject to no exceptions other than the Permitted Exceptions  (the “Title Policy”);

(f)           Borrower shall have furnished to Administrative Agent legible copies of all title exception documents cited in the Title Policy;

(g)           Borrower shall furnish to Lender an ALTA plat of survey of the Phase I/Phase II Land prepared and certified by a surveyor licensed in Arizona and otherwise satisfactory to the Administrative Agent;

(h)           Borrower shall furnish to the Administrative Agent policies or binders evidencing that commercial general liability insurance coverage is in effect with respect to the Project and Borrower, in a form satisfactory to the Administrative Agent;

(i)           Borrower shall furnish to the Administrative Agent customary opinions from counsel for Borrower and Guarantor in form and substance reasonably satisfactory to Administrative Agent;

(j)           Administrative Agent shall have received environmental reports prepared at Borrower’s expense by a qualified environmental consultant reasonably approved by Administrative Agent, which reports shall be satisfactory to Administrative Agent in all respects;

(k)           Borrower shall furnish to Administrative Agent current bankruptcy, federal tax lien and judgment searches and searches of all Uniform Commercial Code financing statements filed in Delaware and Arizona with respect to Borrower, demonstrating the absence of adverse claims;

(l)           Borrower shall furnish to Administrative Agent current annual financial statements of Borrower and, the Guarantor, each in form and substance and certified by such individual as reasonably acceptable to Administrative Agent;

(m)           Borrower shall deliver to Administrative Agent executed copies of any leasing, management and development agreements entered into by Borrower in connection with the Construction and/or the operation of the Project, together with executed subordination agreements from any parties to such agreements that are Affiliates of Borrower or one of its Members;

(n)           Administrative Agent shall have received evidence that the Project is not located in an area designated by the Secretary of Housing and Urban Development as a special flood hazard area, or that flood hazard insurance acceptable to Administrative Agent in its reasonable discretion has been obtained;

(o)           Borrower shall deliver to Administrative Agent copies of any Leases then in effect;

(p)           Borrower shall deliver to Administrative Agent a reasonably satisfactory estoppel certificate from the Dial Corporation; and

(q)           Borrower shall deliver to Administrative Agent certified copies of the current Ground Lease, the REA, the Joint Development Agreement, the Phase III Purchase Agreement, the Control Agreement and the Letter of Credit Agreement dated as of December 6, 2006 among Borrower, the Ground Lessor and the Ground Lessor’s Fee Mortgagee.

6.2           Non-Construction Conditions Precedent to Loan Opening.  Borrower, at Loan Opening, shall satisfy the following conditions precedent in form and substance satisfactory to the Administrative Agent:

(a)           The representations and warranties of Borrower contained in Article 4 shall be true and correct in all material respects;

(b)           Borrower and any other Loan Parties are in compliance with all the terms and provisions of the Loan Documents, and giving effect to the initial Loan no Default or Event of Default shall have occurred and be continuing;

(c)           Administrative Agent shall have received an Appraisal of the Project reflecting a maximum loan to value of seventy five percent (75%) (based upon the Project’s stabilized value after completion of Construction and acquisition of the Phase III Retail Unit) which Appraisal shall be satisfactory to Administrative Agent in all respects;

(d)           Borrower shall provide evidence reasonably satisfactory to the Administrative Agent that Borrower has invested the applicable pro rata portion of the Borrower’s Equity Requirement into acquisition and development of the Project prior to the funding of the initial Loan (it being understood that if Borrower has invested more than such pro rata portion at the time of Loan Opening no further investment of Borrower’s Equity Requirement shall be required until sufficient Loan disbursements have been made so that the remaining undisbursed Maximum Loan Amount bears the appropriate ratio to the remaining uninvested Borrower’s Equity Requirement);

(e)           Borrower shall comply with the applicable requirements of Articles 7 and 10;

(f)           Borrower shall deliver to Administrative Agent copies of the Required Pre-Funding Leases and any other Leases then in effect;

(g)           Borrower shall deliver to Administrative Agent reasonably satisfactory tenant estoppel certificates from all of the Required Pre-Funding Leases and any other Tenants under Leases then in effect, to the extent not delivered on or before the Agreement Effective Date;

(h)           Borrower shall furnish to Administrative Agent executed subordination, non-disturbance and attornment agreements from Tenants under all Leases which demise more than 10,000 square feet of rentable area (in the case of office Leases) or of gross leasable area (in the case of retail Leases) to the extent not furnished on or before the Agreement Effective Date;

(i)           Borrower shall deliver a collateral assignment of interest rate protection product with respect to the Cash Flow Hedge executed by Borrower in favor of the Administrative Agent for the benefit of the Lenders, together with a consent to such collateral assignment from the provider of the Cash Flow Hedge;

(j)           Borrower shall deliver to Administrative Agent certified copies of all documents executed in connection with the Wolff Transaction; and

(k)           Borrower shall deliver to Administrative Agent policies or binders evidencing that builder’s risk and other insurance coverage is in effect with respect to Phase I of the Project and Borrower in a form and with endorsements satisfactory to the Administrative Agent and generally in accordance with the Insurance Requirements attached as Exhibit F for which the premiums have been fully prepaid.

6.3           Non-Construction Conditions Precedent to Subsequent Disbursements

. Borrower agrees that the Lenders’ obligation to make further disbursements of Loan proceeds following the date of Loan Opening is conditioned upon Borrower’s performance and satisfaction of the following conditions precedent in form and substance satisfactory to the Administrative Agent in its reasonable discretion:

(a)           the representations and warranties of Borrower contained in Article 4 shall be true and correct in all material respects;

(b)           no Default or Event of Default shall have occurred and be continuing, or shall occur, after giving effect to such disbursement;

(c)           Borrower shall provide evidence reasonably satisfactory to the Administrative Agent that Borrower has invested the applicable pro rata portion of the Borrower’s Equity Requirement into acquisition and development of the Project prior to the funding of such Loan; and

(d)           Borrower shall have complied with the applicable requirements of Article 10.

ARTICLE 7

CONSTRUCTION REQUIREMENTS PRECEDENT
TO THE OPENING OF THE LOAN

7.1           Required Construction Documents.  Borrower, on or before the Loan Opening Date, shall have caused to be furnished to Administrative Agent the following, in form and substance satisfactory to Administrative Agent in all respects, for Administrative Agent’s approval prior to the Opening of the Loan, except as noted below:

(a)           Fully executed copies of the following, each satisfactory to Administrative Agent in all respects: (i) the General Contract (Phase IA) and (ii) all contracts with the Architect and Engineer;

(b)           A schedule of values, including a trade payment breakdown, setting forth a description of all contracts let by Borrower and/or the General Contractor for the design, engineering, construction and equipping of Phase IA of the Improvements;

(c)           A current sworn statement of the General Contractor, approved by Borrower and Architect covering all work done and to be done on Phase IA, together with lien waivers covering all work and/or materials for which payments have been made prior to the Loan Opening;

(d)           Copies of all subcontracts between the General Contractor and the Major Subcontractors for Phase IA, together with payment and performance bonds from such Major Subcontractors and a multiple obligee rider to each such bond naming the Administrative Agent;

(e)           Copies of each of the material building permits, environmental permits, utility permits, land use permits, wetland permits and any other material permits, approvals or licenses issued by any Governmental Authority which are required in connection with the Construction of Phase IA, except for those permits, approvals or licenses for operation of such buildings which cannot be issued until completion of Construction, in which event such permits, approvals or licenses will be obtained by Borrower on a timely basis in accordance with all recorded maps and conditions, and applicable building, land use, zoning and environmental codes, statutes and regulations and will be delivered to Administrative Agent promptly;

(f)           Full and complete detailed Plans and Specifications in duplicate, prepared by the Architect, for Phase IA;

(g)           A schedule (“Construction Schedule”) reasonably satisfactory to Administrative Agent, establishing a timetable for completion of the Construction, showing, on a monthly basis, the anticipated progress of the Construction and also showing that the Improvements can be substantially completed on or before the Substantial Completion Date;

(h)           A soil test report (“Soil Report”) prepared by a licensed engineer reasonably satisfactory to Administrative Agent indicating to the satisfaction of Administrative Agent that the soil and subsurface conditions underlying the Project will support the Improvements;

(i)           The Administrative Agent has retained Lenders’ Consultant to issue a report which will contain an analysis of the Plans and Specifications for Phase IA, the Budget, the Construction Schedule, the General Contract (Phase IA), all subcontracts for Phase IA then existing and the Soil Report.  Such report shall contain (i) an analysis satisfactory to the Administrative Agent demonstrating the adequacy of the Budget to complete the Project and (ii) a confirmation that the Construction Schedule is realistic.

ARTICLE 8

BUDGET AND CONTINGENCY FUND

8.1           Budget.  Disbursement of the Loan shall be governed by a budget for the Project (the “Budget”), in form and substance acceptable to Administrative Agent in the Administrative Agent’s reasonable discretion, specifying the amount of cash equity to be invested in the Project and all costs and expenses of every kind and nature whatever to be incurred by Borrower in connection with the Project prior to the Maturity Date as described more fully in Section 8.2 below.  The Budget shall include, in addition to the Budget Line Items described in Section 8.2 below, the Contingency Fund described in Section 8.3 below, and amounts satisfactory to Administrative Agent for soft costs and other reserves acceptable to Administrative Agent.  The initial Budget is attached hereto as Exhibit G and made a part hereof.  Except as expressly provided herein to the contrary, all changes to the Budget shall in all respects be subject to the prior written approval of Administrative Agent. Changes in the scope of construction work or to any construction related contract must be documented with a change order on the AIA Form G 701 or equivalent form.

8.2           Budget Line Items.  The Budget shall include as line items (“Budget Line Items”), to the extent determined to be applicable by Administrative Agent in its reasonable discretion, the cost of all labor, materials, equipment, fixtures and furnishings needed for the completion of Construction, and all other costs, fees and expenses relating in any way whatsoever to the Construction of the Improvements, leasing commissions, tenant improvements and tenant allowances, operating deficits, real estate taxes, the acquisition of the Phase II Retail Unit and all other sums due in connection with Construction and operation of the Project, the Loan, and this Agreement.  Borrower agrees that all Loan proceeds shall be used only for the Budget Line Items for which such proceeds were disbursed.

Without limiting Borrower’s rights under Section 8.3 below, Borrower shall have the right to reallocate cost savings effected by final change order or other appropriate final documentation to other Budget Line Items subject to Administrative Agent’s prior written consent not to be unreasonably withheld.

Lenders shall not be obligated to disburse any amount for any category of costs set forth as a Budget Line Item which is greater than the amount set forth for such category in the applicable Budget Line Item.  Borrower shall pay as they become due all amounts set forth in the Budget with respect to costs to be paid for by Borrower.

8.3           Contingency Fund.  The Budget contains a line item titled “Hard Cost Contingency” designated for contingency (“Contingency Fund”) which shall represent an amount necessary to provide reasonable assurances to Lenders that additional funds are available to be used if additional costs and expenses are incurred or additional interest accrues on the Loan, or unanticipated events or problems occur.  Borrower may from time to time request that the Contingency Fund be reallocated to pay needed Project Costs of the Project, subject to Administrative Agent’s written approval in its reasonable discretion.

Borrower agrees that the decision with respect to utilizing portions of the Contingency Fund in order to keep the Loan “In Balance” shall, except as provided in the preceding paragraph of this Section 8.3, be made by the Administrative Agent in its reasonable discretion, and that the Administrative Agent may require Borrower to make a Deficiency Deposit even if funds remain in the Contingency Fund.

8.4           Optional Method for Payment of Interest.  For Borrower’s benefit, the Budget includes a Budget Line Item for interest.  Borrower hereby authorizes the Administrative Agent from time to time, for the mutual convenience of Lenders and Borrower, to disburse Loan proceeds to pay all the then accrued interest on the Notes, regardless of whether Borrower shall have specifically requested a disbursement of such amount.  Any such disbursement, if made, shall be added to the outstanding principal balance of the Note.  The authorization hereby granted, however, shall not obligate Lender to make disbursements of the Loan for interest payments (except upon Borrower’s qualifying for and requesting disbursement of that portion of the proceeds of the Loan allocated for such purposes in the Budget) nor prevent Borrower from paying accrued interest from its own funds.  Once the Project begins to generate NOI, Borrower may only borrow from the Loan interest in excess of the NOI so generated.

ARTICLE 9

SUFFICIENCY OF LOAN

9.1           Loan In Balance.  Anything in this Agreement contained to the contrary notwithstanding, it is expressly understood and agreed that in the Administrative Agent’s reasonable discretion the Loan shall at all times be “In Balance” on a line-by-line and an aggregate basis. Each line item in the Budget shall be deemed to be “In Balance” only when the undisbursed portion of the then-current line item equals or exceeds the costs required to complete all elements of the construction of the Project intended to be covered by such line item. The Loan shall be deemed to be “In Balance” in the aggregate only when the total of (i) the undisbursed portion of the then-current Maximum Loan Amount less (ii) the then-current Contingency Fund plus (iii) the undisbursed portion of the Borrower’s Equity Requirement (collectively, the “Total Undisbursed Committed Funds”) equals or exceeds the aggregate of (a) the costs required to complete the Construction of the Project in accordance with the Plans and Specifications and the Budget, including, without limitation, all Tenant Work required to be performed by Borrower or tenant allowances to be paid for by Borrower under Leases or reasonably anticipated for unleased space in any Phase; (b) the amounts to be paid as retainages to persons who have supplied labor or materials to the Project; (c) the cost to acquire the Phase III Retail Unit; (d) the amount in excess of projected NOI required to pay interest on the Loan through the Maturity Date; and (e) all other hard and soft costs not yet paid for in connection with the Project.  Such costs and amounts described in clauses (a), (b), (c), (d) and (e) may be estimated and/or approved in writing by the Administrative Agent from time to time.  Borrower agrees that if for any reason, in the Administrative Agent’s reasonable discretion, the amount of the Total Undisbursed Committed Funds shall at any time be or become insufficient for such purpose regardless of how such condition may be caused, Borrower will, within ten (10) days after written request by the Administrative Agent, deposit the deficiency with the Administrative Agent (“Deficiency Deposit”).  The Deficiency Deposit shall first be exhausted before any further disbursement of Loan proceeds shall be made.  Lenders shall not be obligated to make any Loan disbursements if and for as long as the Loan is not “In Balance”.  Notwithstanding anything contained herein to the contrary, if, as a result of any subsequent events, such Deficiency Deposit is no longer needed in order for the Loan to be “In Balance”, then to the extent that any portion of such Deficiency Deposit has not otherwise been applied to Project Costs, such Deficiency Deposit funds held by Administrative Agent shall be returned to Borrower.

ARTICLE 10

CONSTRUCTION PAYOUT REQUIREMENTS

10.1           Applicability of Sections.  The provisions contained in this Article 10 shall apply to the Opening of the Loan and to all disbursements of Loan proceeds during Construction.

10.2           Monthly Payouts.  After the Opening of the Loan, further disbursements shall be made during Construction from time to time as Construction progresses, but no more frequently than once in each calendar month (excluding any disbursements made under Section 8.4) within ten (10) Business Days after receipt of all required documentation for such disbursement.

10.3           Documents to be Furnished for Each Disbursement.  As a condition precedent to each disbursement of the Loan proceeds with respect to a Phase, Borrower shall furnish or cause to be furnished to Administrative Agent the following documents with respect to such Phase covering such disbursement, in form and substance satisfactory to Administrative Agent:

(a)           A completed Borrower’s Certificate in the form of Exhibit H attached hereto and made a part hereof, a completed Soft and Hard Cost Requisition Form in the form of Exhibit I attached hereto and made a part hereof certified by Borrower, each executed by a duly authorized representative of Borrower, together with pay applications (prepared using AIA Form G702 and G703) certified by Borrower with a soft cost register;

(b)           General Contractor’s sworn statements and unconditional waivers of lien as and to the extent required pursuant to the terms of the General Contract for such Phase, as well as any and all subcontractors’, material suppliers’ and laborers’ conditional waivers of lien required per the terms of the applicable General Contract;

(c)           Prior to the first disbursement with respect to a Phase, a fully executed copy of the General Contract for such Phase, together with a consent from the General Contractor in the same form as was delivered to the Administrative Agent with respect to Phase IA and such subcontracts, payment and performance bonds, multiple obligee riders with respect to Major Subcontracts, builder’s risk insurance covering such Phase and other materials with respect to such Phase as were required under Section 7.1 with respect to Phase IA of the Project;

(d)           Paid invoices or other evidence satisfactory to the Administrative Agent that fixtures and equipment have been paid for and are free of any lien or security interest therein;

(e)           An endorsement to the Title Policy issued to the Administrative Agent on behalf of the Lenders increasing the insured amount to the then-current Outstanding Loan Amount (after giving effect to such disbursement) and showing the Deed of Trust as a first and prior lien on the Borrower’s interest in the Project subject only to the Permitted Exceptions and particularly that nothing has intervened to affect the validity or priority of the Deed of Trust;

(f)           In the case of the first disbursement of Loan Proceeds with respect to Phase III, an amendment to the Deed of Trust encumbering the Phase III Retail Unit and recorded within the applicable land records, together with an endorsement to the Title Policy adding the Phase III Retail Unit to the parcels insured thereunder subject only to the Permitted Exceptions.

(g)           Copies of any change orders, whether proposed or executed, which have not been previously furnished to the Administrative Agent;

(h)           Copies of all other construction contracts (including subcontracts) which have been executed since the last disbursement;

(i)           Such other instruments, documents and information as the Administrative Agent or the Title Insurer may reasonably request; and

(j)           A favorable interim inspection report completed by Lenders’ Consultant which report is reasonably satisfactory to the Administrative Agent in all respects.

After such disbursement is made the Administrative Agent shall provide to each Lender, upon request, copies of all of the foregoing (or such of the foregoing as such Lender may request).

10.4           Retainages.  At the time of each disbursement of Loan proceeds, ten percent (10%) of the total amount then due the General Contractor and the various contractors, subcontractors and material suppliers for costs of Construction with respect to a Phase shall be deducted from each amount disbursed until 50% completion of the Construction on such Phase is achieved.  No further retainage shall be withheld from amounts disbursed after 50% Construction completion of a Phase is achieved.  On the Loan Opening Date, Borrower shall deliver to Administrative Agent a statement from the General Contractor that shall confirm the retainage that has been withheld from the General Contractor with respect to Phase IA, and that the Budget includes the appropriate retainage, given the then-current status of Construction of such Phase and all prior payments to the General Contractor.  The retained Loan amounts for Construction costs for a Phase will be disbursed only at the time of the final disbursement of Loan proceeds for such Phase under Article 11 below; provided, however, upon the satisfactory completion of one hundred percent (100%) of the work on a Phase with respect to any trade (including any trade performed by General Contractor) or the delivery of all materials with respect to such Phase pursuant to a purchase order in accordance with the Plans and Specifications as certified by the Architect and Lenders’ Consultant, the retainages with respect to such trade or order, as the case may be, on such Phase shall be disbursed to Borrower within thirty (30) days after Lenders’ Consultant’s approval of all such work and materials and the Administrative Agent’s receipt of a final waiver of lien with respect to such completed work or delivered materials.

10.5           Disbursements for Materials Stored On-Site. Any requests for disbursements which in whole or in part relate to materials, equipment or furnishings which Borrower owns and which are not incorporated into the Improvements as of the date of the request for disbursement, but are to be temporarily stored at the Project, shall be made in an aggregate amount not to exceed $2,000,000 outstanding at any time.  Any such request must be accompanied by evidence satisfactory to Administrative Agent that (i) such stored materials are included within the coverages of insurance policies carried by Borrower, (ii) the ownership of such materials is vested in Borrower free of any liens and claims of third parties, (iii)  such materials are properly insured and protected against theft or damage, (iv) the materials used in the Construction are not commodity items but are uniquely fabricated for the Construction, (v) if requested by the Administrative Agent, the Lenders’ Consultant has viewed and inspected the stored materials, and (vi) if so requested by Administrative Agent, in the reasonable opinion of the Lenders’ Consultant the stored materials are physically secured and can be incorporated into the Project within forty five (45) days.  Administrative Agent may require separate Uniform Commercial Code financing statements to cover any such stored materials.

10.6           Disbursements for Offsite Materials.  Administrative Agent shall make disbursements for materials stored off-site not to exceed $3,000,000 in the aggregate (subject to an increase in such maximum amount to $5,000,000 during such time as such stored off-site materials include pre-cast concrete for the Project), provided all of the requirements of Section 10.5 shall be applicable to such disbursement as well as any other requirements which the Administrative Agent may, in its sole discretion, determine are appropriate under the circumstances.

10.7           Disbursements For Tenant Work and Allowances.

(a)           Lenders will agree to make interim disbursements for Tenant Work or tenant allowances for Tenants under the Leases as required to comply with the terms of any such Lease.

(b)           The first request for disbursement for Tenant Work in connection with a specific leased space in the Project shall be accompanied by the following, all of which shall be subject to the review and approval of the Lender’s Consultant and the reasonable approval of Administrative Agent:

(i)           copies of all contracts, if not previously delivered to Administrative Agent, for the performance of such Tenant Work;

(ii)           a cost breakdown for each trade performing Tenant Work in such leased space, and an estimated commencement and completion date;

(iii)           an estimate of all direct costs of the Tenant Work to be performed in such leased space which has not been contracted for or made subject to a work order or order to proceed;

(iv)           plans and specifications for the leased space, together with a certificate from an architect acceptable to the Administrative Agent that such plans and specifications comply with all Laws affecting the Project and the lease covering such leased space; and

(v)           evidence of all insurance required to be maintained in connection with such Tenant Work pursuant to the terms of the Leases, including, without limitation, builder’s risk insurance coverage, all as evidenced by insurance certificates in favor of and acceptable to Administrative Agent.

10.8           Disbursement of the Developer’s Fee.  The Budget includes a development management fee with respect to Phase I in the amount of $8,184,549 and a development management fee with respect to Phase II in the amount of $3,840,750 (collectively, the “Developer’s Fee”) payable to Borrower’s managing member.  The Developer’s Fee will be disbursed by the Administrative Agent in monthly disbursements commencing on the Loan Opening Date.  Each such disbursement with respect to Phase I or Phase II, when aggregated with all prior disbursements for such Phase, shall not exceed a percentage of the portion of the Developer’s Fee allocable to such Phase equal to the percentage of the completion of the Improvements on such Phase as of the date of disbursement, as evidenced by the General Contractor’s most recent sworn statement.

ARTICLE 11

FINAL DISBURSEMENT FOR CONSTRUCTION

11.1           Final Disbursement for Construction.  Lenders will advance to Borrower the final disbursement for the cost of Construction (including retainages) for each Phase of the Project when the following conditions (“Completion Conditions”) have been satisfied with respect to such Phase of the Project (hereinafter, “Final Completion” with respect to such Phase), provided that all other conditions in this Agreement for disbursements have been complied with:

(a)           The Improvements with respect to such Phase have been fully completed (except for any Tenant Work on then-unleased portions of such Phase) and equipped in accordance with the Plans and Specifications free and clear of any Liens (other than Permitted Liens) and any security interests (other than those provided hereunder) and are ready for occupancy;

(b)           Borrower shall have furnished to the Administrative Agent “all risks” casualty insurance in form and amount and with companies satisfactory to Lender in accordance with the requirements contained herein;

(c)           Borrower shall have furnished to the Administrative Agent copies of all material licenses and permits required by any Governmental Authority having jurisdiction for the occupancy of such Phase of the Improvements and the operation thereof, including final, non-conditional certificates of occupancy from the municipality in which the Project is located, or a letter from the appropriate Governmental Authority that no such certificate is issued;

(d)           All Tenants in such Phase shall have executed acknowledgments of acceptance of their respective premises to the extent required pursuant to the terms of the applicable Leases;

(e)           Borrower shall have furnished an ALTA survey showing the completed Phase of the Improvements certified to the Administrative Agent and otherwise in a form reasonably satisfactory to the Administrative Agent;

(f)           All fixtures, furnishings, furniture, equipment and other property required for the operation of such Phase of the Project shall have been installed free and clear of all Liens (other than Permitted Liens) and all security interests (other than those provided hereunder);

(g)           Borrower shall have furnished to the Administrative Agent copies of all release and payment receipt affidavits from the General Contractor and all subcontractors and material suppliers who supplied materials and/or performed the work and constructed the Improvements in such Phase, together with any other statements and forms required for compliance with the mechanics’ lien laws of the State of Arizona;

(h)           Borrower shall have furnished to the Administrative Agent a certificate from the Architect or other evidence satisfactory to the Administrative Agent dated at or about the Substantial Completion Date stating that (i) such Phase of the Improvements has been completed in accordance with the Plans and Specifications, and (ii) the Improvements as so completed comply with all Applicable Laws; and

(i)           The Administrative Agent shall have received a certificate from Lenders’ Consultant that such Phase of the Improvements have been satisfactorily completed in accordance with the Plans and Specifications.

ARTICLE 12

AFFIRMATIVE COVENANTS OTHER THAN
INFORMATION AND REPORTING REQUIREMENTS

So long as any Advance remains unpaid or any other Obligation remains unpaid, or any portion of the Loan Commitment remains in force, Borrower shall, unless the Administrative Agent (with the written approval of the Requisite Lenders) otherwise consents:

12.1           Payment of Taxes and Other Potential Liens.  Pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon any of them, upon the Project or any part thereof and upon their respective income or profits or any part thereof, and all claims for labor, materials or supplies that if unpaid might by Law become a Lien upon the Project or their direct or indirect ownership interests therein, except that the Loan Parties shall not be required to pay or cause to be paid (a) any tax, assessment, charge, levy or claim that is not yet past due, or is being contested in good faith by appropriate proceedings so long as the relevant entity has established and maintains adequate reserves for the payment of the same or (b) any immaterial tax or claim so long as no material portion of the Project or their direct or indirect ownership interests therein is at immediate risk of being seized, levied upon or forfeited.

12.2           Preservation of Existence.  Preserve and maintain their respective existences in the jurisdiction of their formation and all material authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits, or registrations from any Governmental Agency that are necessary for the transaction of their respective business and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of their respective business or the ownership or leasing of the Project except (a) as otherwise permitted by this Agreement and (b) where the failure to so qualify or remain qualified would not constitute a Material Adverse Effect.

12.3           Maintenance of the Project.  Maintain, preserve and protect the Project in good order and condition, subject to wear and tear in the ordinary course of business, and not permit any waste with respect to the Project.

12.4           Maintenance of Insurance.  Maintain liability, casualty and other insurance with responsible insurance companies in such amounts, with such deductibles and retentions and against such risks as is required under the insurance specifications attached hereto as Exhibit F and in conformance with such other coverages and endorsements as may have been previously approved by the Administrative Agent.

12.5           Compliance With Laws.  Comply with all Requirements of Law noncompliance with which would constitute a Material Adverse Effect, except that Borrower need not comply with a Requirement of Law then being contested in good faith by appropriate proceedings.

12.6           Single Purpose Entity.  Engage only in activities related to the Project, and only own assets and make Investments that will be used in connection with the Project and are incidental thereto.

12.7           Keeping of Records and Books of Account.  Keep adequate records and books of account reflecting all financial transactions in conformity with Generally Accepted Accounting Principles, consistently applied.

12.8           Compliance With Agreements.  Promptly and fully comply with all Contractual Obligations to which any one or more of them is a party, except for any such Contractual Obligations (a) the performance of which would cause a Default, (b) then being contested by any of them in good faith by appropriate proceedings or (c) the failure with which to comply would not reasonably be expected to constitute a Material Adverse Effect.

12.9           Use of Proceeds.  Use the proceeds of the Loan only to pay for Project Costs, including the acquisition of the Phase III Retail Unit, along with customary transaction and closing costs.

12.10         Hazardous Materials Laws.  Keep and maintain the Project and each portion thereof in compliance in all material respects with all applicable material Hazardous Materials Laws and promptly notify the Administrative Agent in writing (attaching a copy of any pertinent written material) of (a) any and all material enforcement, cleanup, removal or regulatory actions instituted, completed or threatened in writing by a Governmental Agency pursuant to any applicable material Hazardous Materials Laws, (b) any and all material claims made or threatened in writing by any Person against Borrower relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials and (c) discovery by any Senior Officer of any material occurrence or condition on the Project that could reasonably be expected to cause the Project to be subject to any material restrictions on the ownership, occupancy, transferability or use of the Project under any applicable Hazardous Materials Laws. Prior to commencing the demolition of the Dial Corporation Building, to the extent that the previously delivered environmental assessments do not cover the Dial Corporation Building, Borrower will perform an environmental assessment regarding any applicable Hazardous Materials in the Dial Corporation Building and implement such containment and disposal measures as may be required under any Hazardous Materials Laws in connection with such demolition, including the retention of a contractor licensed to handle any such Hazardous Materials.

12.11        Inspection of Project.  Permit the Lenders, through the Administrative Agent or any representative designated by the Administrative Agent, at Borrower’s expense (provided that, so long as no Event of Default shall have occurred and be then continuing, Borrower shall only be obligated to pay for one (1) such inspection per calendar year after Substantial Completion), to visit and inspect the Project (subject to the rights of any Tenants), to examine the books of account of the Loan Parties (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Loan Parties with, and to be advised as to the same by, their Senior Officers, all at such reasonable times (during normal business hours) and intervals as the Administrative Agent or any Lender may reasonably request upon reasonable notice.  The Lenders shall use good faith efforts to coordinate such visits and inspections so as to minimize the interference with and disruption to the Loan Parties’ normal business operations.

12.12       Construction of Improvements.  Construct and equip the Improvements and install the Tenant Work in a good and workmanlike manner with materials of high quality, in accordance with the Plans and Specifications (or in accordance with any changes therein that may be reasonably approved in writing by the Administrative Agent or as to which the Administrative Agent’s approval is not required), and each Phase of Construction and equipping will be prosecuted with due diligence and continuity in accordance with the Construction Schedule and fully completed not later than the Substantial Completion Date.  The Substantial Completion Date shall be extended in writing by the Administrative Agent by the number of days resulting from any Unavoidable Delay in the construction of the Project, (but under no circumstances shall the Administrative Agent be obligated to extend the Substantial Completion Date by more than thirty (30) days on account of Unavoidable Delays), provided that the Administrative Agent shall not be obligated to grant any such extension unless (a) Borrower gives notice of such delay to the Administrative Agent within ten (10) days of learning of the event resulting in such delay, (b) after giving effect to the consequences of such delay, the Loan shall remain “In Balance” and (c) such delay does not cause Borrower to be in default under any of the Leases, or Borrower obtains a written extension from each Tenant whose Lease does not permit such delay.

12.13      Correction of Defects.  Promptly after Borrower acquires knowledge of or receives notice of a material defect in the Improvements or any Tenant Work or any material departure from the Plans and Specifications, or from any other requirement of this Agreement, Borrower will proceed with diligence to correct or cause to be corrected all such defects and departures.

12.14      Inspection by the Administrative Agent.  Cooperate with the Administrative Agent in arranging for inspections by representatives of Lenders of the progress of Construction from time to time at reasonable times and upon reasonable prior notice, including an examination of (i) the Improvements and any Tenant Work, (ii) all materials to be used in the Construction, (iii) all plans and shop drawings which are or may be kept at the construction site, (iv) any contracts, bills of sale, statements, receipts or vouchers in connection with the Improvements and Tenant Work, (v) all work done, labor performed, materials furnished in and about the Improvements and Tenant Work, (vi) all books, contracts and records with respect to the Improvements and Tenant Work, and (vii) any other documents relating to the Construction; provided, however, that such inspections do not interfere with the construction of the Improvements or the Tenant Work and comply with all applicable safety requirements of the General Contractor. Borrower shall cooperate with Lenders’ Consultant to enable him to perform his functions hereunder.

12.15     Furnishing Notices.  Provide Administrative Agent with copies of all material notices pertaining to the Project received by Borrower from any Tenant, Governmental Authority or insurance company within seven (7) Banking Days after such notice is received.

12.16     Furnishing Reports.  Upon request, provide the Administrative Agent with copies of all material inspections, reports, test results and other information received by Borrower, relating to the Project or any part thereof.

12.17     Indemnification.  Borrower shall indemnify Lenders and their respective officers, directors, employees, agents, and consultants (each, an “Indemnified Party”) and defend and hold each Indemnified Party harmless from and against all claims, injury, damage, loss and liability, cost and expense (including attorneys’ fees, costs and expenses) of any and every kind to any persons or property by reason of (i) the Construction; (ii) the operation or maintenance of the Project; (iii) any breach of representation or warranty, Default or Event of Default; or (iv) any other matter arising in connection with the Loan, Borrower or the Project.  No Indemnified Party shall be entitled to be indemnified against its own negligence or willful misconduct.

ARTICLE 13

NEGATIVE COVENANTS

So long as any Advance remains unpaid or any portion of the Loan remains unpaid, or any portion of the Loan Commitment remains in force, the Borrower shall not, unless the Administrative Agent otherwise consents (after having obtained the written approval of the Requisite Lenders or of such other group of Lenders as may be expressly required to authorize the Administrative Agent to grant such approval):

13.1           Single Asset Entity; Compliance With Laws.  Hold or acquire, directly or indirectly, any ownership interest (legal or equitable) in any real or personal property other than the Project and any personal property relating thereto, or become a shareholder of or a member or partner in any entity which acquires any property other than the Project, until such time as the Obligations have been fully repaid and Lenders have no further obligations hereunder.  The organizational documents of Borrower shall limit its purpose to the acquisition, development, operation, management and disposition of the Project and/or matters relating thereto, shall adopt the covenants contained in this Section 13.1, and such purposes shall not be amended without the prior written consent of the Requisite Lenders.  Borrower hereby covenants:

(a)           To maintain its assets, accounts, books, records, financial statements, stationery, invoices and checks separate from and not commingled with any of those of any other person or entity;

(b)           To conduct its own business in its own name, pay its own liabilities out of its own funds, allocate fairly and reasonably any overhead for shared employees and office space, and to maintain an arm’s length relationship with its Affiliates;

(c)           To hold itself out as a separate entity, correct any known misunderstanding regarding its separate identity, maintain adequate capital in light of its contemplated business operations, and observe all organizational formalities;

(d)           Not to guarantee or become obligated for the debts of any other entity or person or hold out its credits as being available to satisfy the obligations of others, including not acquiring obligations or securities of its partners, members or shareholders, except in connection with the Loan;

(e)           Not to pledge its assets for the benefit of any other entity or person or make any loans or advances to any person or entity, except in connection with the Loan;

(f)           Not to enter into any contract or agreement with any Affiliate (other than agreements which are subordinated to the Obligations), except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any Affiliate;

(g)           Neither Borrower nor any constituent party of Borrower will seek the dissolution or winding up, in whole or in part, of Borrower and/or such constituent party of Borrower, nor will Borrower merge with or be consolidated into any other entity;

(h)           Borrower has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any constituent party of Borrower, any Affiliate, Guarantor or any other person;

(i)           Borrower does not now have and will not hereafter have any debts or obligations other than normal accounts payable (including equipment financing) in the ordinary course of business and obligations under the Leases, the Phase III Purchase Agreement, the Joint Development Agreement, the Ground Lease and the Cash Flow Hedge, and its Indebtedness and Obligations under the Notes, the Loan, the Deed of Trust and the other Loan Documents; and any other indebtedness or other obligation of Borrower has been paid in full prior to or through application of proceeds from the funding of the Loan; and

(j)           Borrower shall conduct its affairs in a lawful manner and in compliance with all Laws applicable thereto, including, without limitation, all provisions of ERISA.

13.2           Limitation on Distributions.  Borrower shall not make any distributions to its Members until the Project has achieved an Actual DSCR of 1.25 to 1.0.

13.3           Affiliate Agreements.  Amend, modify or change in any material respect any of the Borrower’s agreements with its Affiliates, without the prior written consent of Administrative Agent, which shall not be unreasonably withheld or delayed.  To the extent permitted by Laws, Borrower shall cause each of such agreements to be subordinated to the lien of the Deed of Trust and the Loan Documents.  At the request of Administrative Agent, Borrower and each other party to such agreements shall execute and deliver such documents and instruments, in recordable form, as Administrative Agent may reasonably request to evidence such party’s agreement to such subordination.

13.4           Secondary Financing.  Permit Borrower to incur or undertake any Indebtedness or other secured or unsecured financing relating to the Project, other than (i) the Obligations under the Loan Documents, (ii) financing of the purchase of equipment used in the operation of the Project and (iii) trade payables (excluding payables incurred with respect to the Construction)  (“Trade Payables”) and other Indebtedness necessary for the operation of the Project and incurred in the ordinary course of business, provided that the aggregate amount of Trade Payables and other Indebtedness outstanding at any time shall not exceed $11,000,000.

13.5           Liens.  Create, incur, or suffer to exist any Lien, or any covenant precluding the subsequent imposition of a Lien, in, of or on the Project or any ownership interests in the Borrower or in the Managing Member, except:

(a)           Liens for taxes, assessments or governmental charges or levies on the Project or any ownership interests in the Borrower or the Managing Member, if the same shall not at the time be delinquent or thereafter can be paid without material penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves shall have been set aside on its books;

(b)           Liens imposed by Law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith in accordance with the terms of the Loan Documents;

(c)           Liens arising out of pledges or deposits under workers’ compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

(d)           easements, restrictions and such other encumbrances or charges against the Project as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the operation of the Project for its intended purposes;

(e)           Liens in favor of the Administrative Agent and the Lenders under the Loan Documents; and

(f)           Permitted Exceptions.

Liens permitted pursuant to this Section 13. 5 shall be deemed to be “Permitted Liens.”

13.6           Formation Documents.  Permit any material change to the operating agreement, partnership agreement or any other material formation documents of the Borrower or the Managing Member without the written consent of the Requisite Lenders.

13.7           Restrictions on Transfer.  Directly or indirectly make or permit to be made, by voluntary or involuntary means, any sale, assignment, transfer, disposition, mortgage, pledge, hypothecation or encumbrance of its direct or indirect interest in the Project, the Borrower or the Members.  Notwithstanding anything contained in Section 13.6 or in this Section 13.7 to the contrary, additional membership interests in Borrower may be issued to Persons who are not currently Members in Borrower and reasonable amendments to the Borrower’s operating agreement related thereto may be made and Glimcher Kierland Crossing, LLC may acquire ownership interests in the WC Kierland Crossing LLC or additional membership interests in Borrower, in each case upon prior notice to the Administrative Agent (but without the prior written consent of the Administrative Agent) provided that following such transfer(s) (each, a “Permitted Transfer”), no violation of Section 13.15 below shall have occurred.

13.8           Changes in Plans and Specifications.  No changes will be made in the Plans and Specifications without the prior written approval of Administrative Agent; provided, however, that Borrower may make changes to the Plans and Specifications without such prior written approval if (i) Borrower notifies Administrative Agent in writing of such changes by means of a monthly report; (ii) Borrower obtains the approval of all other parties whose approval may be required, including any tenants under Leases, sureties, and any Governmental Authority to the extent approval from such parties is required; (iii) the structural integrity of the Improvements is not impaired; (iv) no material change in architectural appearance is effected; (v) the performance of the mechanical, electrical, and life safety systems of the Improvements is not adversely affected; and (vi) the cost of or reduction resulting from any one such change does not exceed $750,000 and the aggregate change in cost of all such changes does not exceed $1,500,000.

13.9           Changes in Ground Lease.  Amend, modify or change the Ground Lease without the prior written approval of the Administrative Agent, which approval shall not be unreasonably withheld, conditioned or delayed.

13.10         Changes in Phase III Purchase Agreement.  Amend, modify or change the Phase III Purchase Agreement or waive any material obligation of the Seller thereunder without the prior written approval of the Administrative Agent, which approval shall not be unreasonably withheld, conditioned or delayed,.

13.11         Leasing Guidelines.  Without the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed, Borrower and Borrower’s agents shall not (i) enter into any Lease of 10,000 or more square feet of net rentable area, with respect to office space, or of gross leasable area with respect to retail space or enter into any Lease that grants the Tenant thereunder the right to terminate such Lease prior to the stated expiration of the term thereof except as a result of casualty or condemnation, or (ii) enter into any Lease of less than 10,000 square feet that either does not substantially comply with the Lease form for the Project approved by the Administrative Agent or provide for rents that are less than 90% of the average rents shown in the most recent approved Budget, or (iii) materially modify or amend or terminate any of the Required Pre-Funding Leases or any other Lease of 10,000 or more square feet or any letter of credit provided by the Tenant under such Lease as security; or (iv) accept any rental payment more than one month in advance of its due date.  Any consent of Administrative Agent required under this Section 13.11 shall be given or withheld by Administrative Agent within ten (10) Banking Days after Administrative Agent’s receipt of a copy of such Lease and all supporting documentation as Administrative Agent may reasonably require.  If such consent is not expressly given or withheld by written notice to Borrower within such period, the consent of the Administrative Agent shall be deemed to have been given.  Borrower shall provide Administrative Agent with a copy of each fully executed Lease promptly following its execution.  At the request of Borrower, the Administrative Agent shall enter into subordination, non-disturbance and attornment agreements, in substantially the same form as those referenced in Section 6.2 with Tenants leasing over 10,000 square feet.

13.12        Defaults Under Leases.  Suffer or permit any breach or default to occur in any of Borrower’s obligations under any of the Leases nor suffer or permit the same to terminate by reason of any failure of Borrower to meet any requirement of any Lease including those with respect to any time limitation within which any of Borrower’s work is to be done or the space is to be available for occupancy by the lessee.  Borrower shall notify Administrative Agent promptly in writing in the event a Tenant commits a material default under a Lease.

13.13        Management and Leasing Contracts.  Enter into, materially modify or amend, terminate or cancel any material management contracts and/or leasing agreements for the Project or agreements with agents or brokers, without the prior written approval of the Administrative Agent, which approval shall not be unreasonably withheld or delayed.

13.14        Construction Contracts.  Enter into, materially modify or amend, terminate or cancel any General Contract or any other material contracts for the Construction, without the prior written approval of Administrative Agent, which approval shall not be unreasonably withheld or delayed.  Borrower will furnish Administrative Agent promptly after execution thereof executed copies of all material contracts between Borrower, architects, engineers and contractors and all subcontracts between the General Contractor or contractors and all of their subcontractors and suppliers (to the extent such subcontracts are available to Borrower), which contracts and subcontracts may not have been furnished pursuant to Section 7.1(a) at the time of the Opening of the Loan.

13.15       Continued Glimcher Management.  Permit any Person other than Glimcher Kierland Crossing, LLC, Guarantor or any wholly-owned Subsidiary of the Guarantor to be the managing member of the Borrower or permit any Person other than Guarantor to hold a membership interest in the managing member of the Borrower.

ARTICLE 14

CASUALTIES AND CONDEMNATION

14.1           Lenders’ Election to Apply Proceeds on Indebtedness.

(a)           Subject to the provisions of the Ground Lease and of Section 14.1(b) below and except as otherwise provided in the Deed of Trust, the Administrative Agent may elect to collect, retain and apply upon the Advances and other Obligations all proceeds of insurance or condemnation derived from the Project (individually and collectively referred to as “Proceeds”) after deduction of all expenses of collection and settlement, including reasonable attorneys’ and adjusters’ fees and charges.  Notwithstanding the foregoing, the Administrative Agent shall permit any Proceeds related to the Phase III Retail Unit to be collected and applied as provided in the condominium documents governing Phase III, as approved by the Administrative Agent.  Any proceeds remaining after repayment of the Obligations under the Loan Documents shall be paid by the Administrative Agent to Borrower.

(b)           Notwithstanding the right of Administrative Agent to apply Proceeds to the Advances and the other Obligations of Borrower pursuant to Section 14.1(a), in the event of any casualty to the Improvements or the Phase III Retail Unit or any condemnation of part of the Project, Borrower shall have the option of applying the Proceeds to restoration of the Improvements or the Phase III Retail Unit, as the case may be, if (i) no Event of Default otherwise exists, (ii) all Proceeds are deposited with Administrative Agent, (iii) in Administrative Agent’s reasonable judgment, the amount of Proceeds available for restoration of the Improvements and the Phase III Retail Unit (together with undisbursed proceeds of the Loan, if any, allocated for the cost of the Construction and any sums or other security acceptable to Administrative Agent deposited with Administrative Agent by Borrower for such purpose) is sufficient to pay the full and complete costs of such restoration, (iv) no material Leases in effect at the time of such casualty or condemnation are or will be terminated as a result of such casualty or condemnation, and (v) in Administrative Agent’s reasonable determination, the Project can be restored to an architecturally and economically viable project in compliance with Applicable Laws.

14.2           Borrower’s Obligation to Rebuild and Use of Proceeds Therefor.  In case the Administrative Agent does not elect to apply or does not have the right to apply the Proceeds to the Obligations, as provided in Section 14.1 above, Borrower shall:

(a)           Proceed with diligence to make settlement with insurers or the appropriate governmental authorities and, except as otherwise provided above with respect to the Phase III Retail Unit or in the Deed of Trust, cause the Proceeds to be deposited with Administrative Agent;

(b)           In the event of any delay in making settlement with insurers or the appropriate governmental authorities or effecting collection of the Proceeds, deposit with Administrative Agent or with Ground Lessor’s Fee Mortgagee, if and to the extent required under the terms of the Ground Lease and the Ground Lessor’s deed of trust the full amount required to complete construction as aforesaid;

(c)           In the event the Proceeds and the available proceeds of the Loan are insufficient to assure the Lenders that the Loan will be In Balance, promptly deposit with Administrative Agent any amount necessary to place the Loan In Balance; and

(d)           Promptly proceed with the assumption of construction of the Improvements or the Phase III Retail Unit, including the repair of all damage resulting from such fire, condemnation or other cause and restoration to its former condition.

Any request by Borrower for a disbursement by Lenders of Proceeds and funds deposited by Borrower shall be treated by Lenders as if such request were for an advance of the Loan hereunder, and the disbursement thereof shall be conditioned upon Borrower’s compliance with and satisfaction of the same conditions precedent as would be applicable under this Agreement for an advance of the Loan.

ARTICLE 15

INFORMATION AND REPORTING REQUIREMENTS

15.1           Financial and Business Information.  So long as any Advance remains unpaid or any other Obligation remains unpaid, or any portion of the Loan Commitment remains in force, Borrower shall, unless the Administrative Agent (with the written approval of the Requisite Lenders) otherwise consents, at Borrower’s sole expense, deliver to the Administrative Agent, or cause the Guarantor to deliver a sufficient number of copies for all of the Lenders of the following to the Administrative Agent (which shall promptly after receipt distribute such copies to the Lenders):

(a)           As soon as available, but in any event not later than 45 days after the close of each fiscal quarter, other than the fourth quarter, for the Glimcher Consolidated Group, an unaudited consolidated and consolidating balance sheet as of the close of each such period and the related unaudited consolidated and consolidating statements of income and retained earnings and of cash flows of the Glimcher Consolidated Group for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, all certified by the Guarantor’s chief financial officer or chief accounting officer;

(b)           As soon as available, but in any event not later than 90 days after the close of each fiscal year, for the Glimcher Consolidated Group, audited financial statements, including a consolidated and consolidating balance sheet as at the end of such year and the related consolidated and consolidating statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, prepared by independent certified public accountants of nationally recognized standing reasonably acceptable to the Administrative Agent;

(c)           Together with the quarterly and annual financial statements required hereunder, a compliance certificate in substantially the form of Exhibit  C (the “Compliance Certificate”) hereto signed by the Guarantor’s chief financial officer, chief accounting officer or chief operating officer showing the calculations and computations necessary to determine compliance with this Agreement and stating that, to such officer’s knowledge, no Default or Event of Default exists, or if, to such officer’s knowledge, any Default or Event of Default exists, stating the nature and status thereof;

(d)           As soon as possible and in any event within 10 days after receipt by a responsible officer of the Guarantor, a copy of (a) any notice or claim to the effect that the Guarantor or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, the Guarantor, any of the Guarantor’s Subsidiaries, or any other Person of any Hazardous Materials into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in the case of either (a) or (b) could have a Material Adverse Effect;

(e)           Promptly upon the furnishing thereof to the shareholders of the general partner of the Guarantor, copies of all financial statements, reports and proxy statements so furnished;

(f)           As soon as available but in any event not later than fifteen (15) days following the end of each calendar month thereafter, Borrower shall deliver to Administrative Agent (i) a current rent roll and a summary of all leasing activity then taking place with respect to the Project, particularly describing the status of all pending lease negotiations, if any, and (ii) after Substantial Completion of any Phase of the Construction, monthly unaudited operating cash flow statements for the Project, certified as true, complete and correct by Guarantor’s chief financial officer, chief accounting officer or chief operating officer on behalf of Borrower showing actual sources and uses of cash during the preceding month; and

(g)           Such other data and information as from time to time may be reasonably requested by the Administrative Agent, any Lender (through the Administrative Agent) or the Requisite Lenders.

15.2           Appraisals.  The Administrative Agent shall have the right to obtain new or updated Appraisals of the Project from time to time.  Borrower shall reasonably cooperate with Administrative Agent in this regard.  If the Appraisal is obtained to comply with this Agreement or any Applicable Law or regulatory requirement, or bank policy promulgated to comply therewith, or if an Event of Default exists, Borrower shall pay for any such Appraisal upon Administrative Agent’s request; provided, however, that absent an Event of Default, Borrower shall not be required to pay for any new or updated Appraisals of the Project more than one time per calendar year.

ARTICLE 16

EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT

16.1           Events of Default.  The existence or occurrence of any one or more of the following events, whatever the reason therefor and under any circumstances whatsoever, shall constitute an “Event of Default”:

(a)           Borrower fails to pay any principal on any of the Notes, or any portion thereof, on the date when due; or

(b)           Except as otherwise expressly provided in Section 13.7 hereinabove with respect to Permitted Transfers, any sale of all or a portion of the Project (or a sale of all or any portion of the equity interest in the Borrower) shall occur; or

(c)           Borrower fails to pay any interest on any of the Notes within five (5) Banking Days after the date when due; or Borrower fails to pay any other fee or amount payable to the Lenders or the Administrative Agent under any Loan Document, or any portion thereof, within ten (10) Banking Days after demand therefor; or

(d)           Borrower or any of the other Loan Parties fails to comply with any of the covenants contained in Sections 13.2 or 13.4; or

(e)           Substantial Completion shall not have occurred by the Substantial Completion Date; or

(f)           Borrower or any other Loan Party fails to perform or observe any other covenant or agreement (not specified in clause (a), (b), (c) or (d) above, or otherwise set forth below in this Section 16.1) contained in any Loan Document on its part to be performed or observed within thirty (30) days after the giving of notice by the Administrative Agent on behalf of the Requisite Lenders of such Default or, if such Default is not reasonably susceptible of cure within such period, within such longer period as is reasonably necessary to effect a cure so long as Borrower or such Loan Party continues to diligently pursue cure of such Default but not in any event in excess of ninety (90) days; and provided further, however, that notwithstanding the 30-day cure period or extended cure period described above in this clause (f), if a different notice or cure period is specified under any Loan Document or under any provision of the Loan Documents as to any such failure or breach, the specific Loan Document or provision shall control, and Borrower or such Loan Party shall have no more time to cure the failure or breach than is allowed under the specific Loan Document or provision as to such failure or breach; or

(g)           A discontinuance in the Construction for a period of more than thirty (30) consecutive days after written notice from Administrative Agent concerning such discontinuance (subject to Unavoidable Delays), or any material delay in Construction (subject to Unavoidable Delays) so that the same is not in accordance with the Construction Schedule and reasonably likely to be completed on or before the Substantial Completion Date; or

(h)           The bankruptcy or insolvency of the General Contractor and failure of Borrower to procure a contract with a new contractor satisfactory to Administrative Agent within forty-five (45) days from the occurrence of such bankruptcy or insolvency; or

(i)           Failure by Borrower to make any Deficiency Deposit with Administrative Agent within the time and in the manner required by Article 9 hereof; or

(j)           Any default by Borrower under the Ground Lease which extends beyond the cure period expressly provided to Borrower under the Ground Lease, or any termination of the Ground Lease, or any receipt by the Administrative Agent in its capacity as the “Leasehold Mortgagee” thereunder of notice of such default or termination triggering its right to exercise its cure rights and remedies thereunder; or

(k)           Any representation or warranty of Borrower or any other Loan Party made in any Loan Document, or in any certificate or other writing delivered by Borrower or any Loan Party pursuant to any Loan Document, proves to have been incorrect when made or reaffirmed in any respect that is materially adverse to the interests of the Lenders; or

(l)           Either (i) the existence of an “Event of Default” (as defined in the Unsecured Credit Agreement) under Sections 7.1, 7.2 or 7.3 of the Unsecured Credit Agreement  (but, with respect to Section 7.3 only if such “Event of Default” is due to a breach of one or more of Sections 6.11, 6.20, 6.21(iii) and 6.21(iv) thereof) or (ii) the acceleration of the sums due pursuant to the Unsecured Credit Agreement or any promissory notes evidencing the credit facility created by the Unsecured Credit Agreement as a result of any other “Event of Default” under the Unsecured Credit Agreement, provided however that (A) clause (i) of this Section 16.1(l) shall be deemed to be of no further force or effect from and after the date on which the Actual DSCR equals or exceeds 1.25 to 1.0 and only clause (ii) of this Section 16.1(l) shall be applicable thereafter and (B) if the Unsecured Credit Agreement shall be terminated and shall no longer be binding upon the Guarantor, an Event of Default hereunder shall still be deemed to occur hereunder if any event or condition occurs which (x) would have constituted either such an “Event of Default” under the Unsecured Credit Agreement for purposes of clause (i) or (y) could, with the giving of any notice and expiration of any cure period, have given rise to an acceleration under the Unsecured Credit Agreement if the Unsecured Credit Agreement had not been terminated; or

(m)           Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement or action (or omission to act) of the Administrative Agent or the Lenders or satisfaction in full of all the Obligations ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect which is materially adverse to the interests of the Lenders; or any Loan Party thereto denies in writing that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind same; or

(n)           Any Loan Party institutes or consents to the institution of any proceeding under a Debtor Relief Law relating to it or to all or any material part of its Property, or is unable or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under a Debtor Relief Law relating to any such Person or to all or any part of its Property is instituted without the consent of that Person and continues undismissed or unstayed for sixty (60) calendar days or such Person consents thereto or acquiesces therein, or a decree or order for relief is entered in respect of any such Person in such proceeding; or

(o)           The occurrence of an Event of Default (as such term is or may hereafter be specifically defined in any other Loan Document) under any other Loan Document.

16.2           Remedies Upon Event of Default.  Without limiting any other rights or remedies of the Administrative Agent or the Lenders provided for elsewhere in this Agreement, or the other Loan Documents, or by applicable Law, or in equity, or otherwise:

(a)           Upon the occurrence and during the continuance of any Event of Default, Administrative Agent, on behalf of the Lenders, may take possession of the Project to complete the Construction, acquire the Phase III Retail Unit, cure any defaults by Borrower under the Ground Lease as provided in the Ground Lease and the Deed of Trust and do anything which is necessary or appropriate in its sole judgment to fulfill the obligations of Borrower under this Agreement and the other Loan Documents, including either the right to avail itself of and procure performance of existing contracts or let any contracts with the same contractors or others.  Without restricting the generality of the foregoing and for the purposes aforesaid, Borrower hereby appoints and constitutes Administrative Agent its lawful attorney-in-fact with full power of substitution:  to complete the Construction in the name of Borrower; to acquire the Phase III Retail Unit; to use unadvanced funds remaining under the Loan or which may be reserved, escrowed or set aside for any purposes hereunder at any time, or to advance funds in excess of the Maximum Loan Amount, to complete the Construction; to make changes in the Plans and Specifications which shall be necessary or desirable to complete the Construction in substantially the manner contemplated by the Plans and Specifications; to retain or employ new general contractors, subcontractors, architects, engineers and inspectors as shall be required for said purposes; to pay, settle or compromise all existing bills and claims, which may be liens or security interests, or to avoid such bills and claims becoming Liens against the Project; to execute all applications and certificates in the name of Borrower, to prosecute and defend all actions or proceedings in connection with the Improvements or the Project; to take action and require such performance as it deems necessary under any of the bonds to be furnished hereunder and to make settlements and compromises with the surety or sureties thereunder, and in connection therewith, to execute instruments of release and satisfaction; and to do any and every act which the Borrower might do in its own behalf; it being understood and agreed that this power of attorney shall be a power coupled with an interest and cannot be revoked.

(b)           Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent may withhold further disbursement of the proceeds of the Loan and/or terminate the Lenders’ obligations to make further disbursements hereunder.

(c)           Upon the occurrence, and during the continuance, of any Event of Default other than an Event of Default with respect to Borrower described in Section 16.1(n), the Requisite Lenders may request the Administrative Agent to, and the Administrative Agent thereupon shall, declare all or any part of the unpaid principal of all Notes, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower, and Lenders’ Commitments to make further disbursements hereunder shall be terminated immediately without any further action.

(d)           Upon the occurrence and during the continuance of any Event of Default with respect to Borrower described in Section 16.1(n), the unpaid principal of all Notes, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents shall be forthwith due and payable, all without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.

(e)           Upon the occurrence and during the continuance of any Event of Default, the Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent thereupon shall, on behalf of the Lenders, without notice to (except as expressly provided for in any Loan Document) or demand upon Borrower, which are expressly waived by Borrower (except as to notices expressly provided for in any Loan Document), proceed to protect, exercise and enforce their rights and remedies under the Loan Documents against Borrower and any other Loan Party and such other rights and remedies as are provided by Law or equity.

(f)           The order and manner in which the Lenders’ rights and remedies are to be exercised shall be determined by the Administrative Agent and all payments received by the Administrative Agent and the Lenders, or any of them, shall be applied as provided for herein.  No application of payments under this clause (f) will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of the Lenders hereunder or thereunder or at Law or in equity.

ARTICLE 17

THE ADMINISTRATIVE AGENT

17.1           Appointment and Authorization.  Subject to Section 17.8, each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as the contractual representative on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof or are reasonably incidental, as determined by the Administrative Agent, thereto.  This appointment and authorization is intended solely for the purpose of facilitating the servicing of the Loans and does not constitute appointment of the Administrative Agent as trustee for any Lender or as representative of any Lender for any other purpose and, the Administrative Agent shall take such action and exercise such powers only in an administrative and ministerial capacity.  In taking such action and exercising such powers, the Administrative Agent shall use the same degree of care as it normally employs with respect to similar types of loans in which the Administrative Agent is the sole lender.

17.2           Administrative Agent and Affiliates.  KeyBank (and each successor Administrative Agent in its individual capacity) has the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” includes KeyBank in its individual capacity.  KeyBank (and each successor Administrative Agent in its individual capacity) and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with Borrower or any other member of the Glimcher Consolidated Group, as if it were not the Administrative Agent and without any duty to account therefor to the Lenders.  KeyBank (and each successor Administrative Agent in its individual capacity) need not account to any other Lender for any monies received by it for reimbursement of its costs and expenses as the Administrative Agent hereunder, or for any monies received by it in its capacity as a Lender hereunder, other than as required of any Lender hereunder.  The Administrative Agent shall not be deemed to hold a fiduciary or agency relationship with any Lender and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent.

17.3           Proportionate Interest in any Collateral.  The Administrative Agent, on behalf of all the Lenders, shall hold in accordance with the Loan Documents all items of collateral or interests therein received or held by the Administrative Agent.  Subject to the Administrative Agent’s and the Lenders’ rights to reimbursement for their costs and expenses hereunder (including reasonable attorneys’ fees and disbursements and other professional services and the reasonably allocated costs of attorneys employed by the Administrative Agent or, upon the occurrence and during the continuation of an Event of Default, a Lender) and subject to the application of payments in accordance with Section 16.2(f), each Lender shall have an interest in the Administrative Agent’s interest in such collateral or interests therein.

17.4           Lenders’ Credit Decisions.  Each Lender agrees that it has, independently and without reliance upon the Administrative Agent, any other Lender or the directors, officers, agents, employees or attorneys of the Administrative Agent or of any other Lender, and instead in reliance upon information supplied to it by or on behalf of Borrower and upon such other information as it has deemed appropriate, made its own independent credit analysis and decision to enter into this Agreement.  Each Lender also agrees that it shall, independently and without reliance upon the Administrative Agent, any other Lender or the directors, officers, agents, employees or attorneys of the Administrative Agent or of any other Lender, continue to make its own independent credit analyses and decisions in acting or not acting under the Loan Documents.

17.5           Action by Administrative Agent.

(a)           Absent actual knowledge of the Administrative Agent of the existence of a Default, the Administrative Agent may assume that no Default (other than the failure to make a payment of principal or interest when due) has occurred and is continuing, unless the Administrative Agent has received notice from Borrower stating the nature of the Default or has received notice from a Lender stating the nature of the Default and that such Lender considers the Default to have occurred and to be continuing.

(b)           The Administrative Agent has only those obligations under the Loan Documents as are expressly set forth therein.

(c)           Except for any obligation expressly set forth in the Loan Documents and as long as the Administrative Agent may assume that no Default has occurred and is continuing, the Administrative Agent may, but shall not be required to, exercise its discretion to act or not act, except that the Administrative Agent shall be required to comply with the instructions of those Lenders authorized to instruct the Administrative Agent from time to time under this Agreement and those instructions shall be binding upon the Administrative Agent and all the Lenders, provided that the Administrative Agent shall not be required to comply with such instructions if to do so would be contrary to any Loan Document or to applicable Law or would result, in the reasonable judgment of the Administrative Agent, in substantial risk of liability to the Administrative Agent.

(d)           The Administrative Agent shall promptly forward to each Lender a copy of any written notice the Administrative Agent may receive from the Ground Lessor, the General Contractor, the Phase III Developers or any other third party indicating that Borrower has failed to perform its obligations to such party or any other material written notice of events or circumstances that may constitute an Event of Default by Borrower hereunder. If the Administrative Agent has received a notice specified in clause (a) or has actual knowledge of the existence of a Default, the Administrative Agent shall promptly give notice thereof to the Lenders and shall comply with the instructions of those Lenders then authorized to instruct the Administrative Agent hereunder, provided that the Administrative Agent shall not be required to comply with such instructions if to do so would be contrary to any Loan Document or to applicable Law or would result, in the reasonable judgment of the Administrative Agent, in substantial risk of liability to the Administrative Agent. Notwithstanding the foregoing, if such Lenders fail, for five (5) Banking Days after the receipt of notice from the Administrative Agent, to instruct the Administrative Agent, then the Administrative Agent, in its reasonable discretion, may act or not act as it deems advisable for the protection of the interests of the Lenders until the Administrative Agent receives instructions to the contrary from such Lenders.

17.6           Liability of Administrative Agent.  Neither the Administrative Agent nor any of its directors, officers, agents, employees or attorneys shall be liable for any action taken or not taken by them under or in connection with the Loan Documents, except for their own gross negligence or willful misconduct.  Without limitation on the foregoing, the Administrative Agent and its directors, officers, agents, employees and attorneys:

(a)           May treat the payee of any Note as the holder thereof until the Administrative Agent receives notice of the assignment or transfer thereof, in form satisfactory to the Administrative Agent, signed by the payee, and may treat each Lender as the owner of that Lender’s interest in the Obligations for all purposes of this Agreement until the Administrative Agent receives notice of the assignment or transfer thereof, in form satisfactory to the Administrative Agent, signed by that Lender;

(b)           May consult with legal counsel (including in house legal counsel), accountants (including in house accountants) and other professionals or experts selected by it, or with legal counsel, accountants or other professionals or experts for the Loan Parties or the Lenders, and shall not be liable for any action taken or not taken by it in good faith in accordance with any advice of such legal counsel, accountants or other professionals or experts;

(c)           Shall not be responsible to any Lender for any statement, warranty or representation made in any of the Loan Documents or in any notice, certificate, report, request or other statement (written or oral) given or made in connection with any of the Loan Documents, except to the extent such statement, warranty or representation is expressly made by the Administrative Agent;

(d)           Shall have no duty to ask or inquire as to the performance or observance by Borrower or the Loan Parties of any of the terms, conditions or covenants of any of the Loan Documents or to inspect any collateral or any Property, books or records of the Loan Parties;

(e)           Will not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, effectiveness, sufficiency or value of any Loan Document, any other instrument or writing furnished pursuant thereto or in connection therewith (other than undertakings of the Administrative Agent in any instruments executed by the Administrative Agent ) or any collateral;

(f)           Will not incur any liability by acting or not acting in reliance upon any Loan Document, notice, consent, certificate, statement, request or other instrument or writing believed in good faith by it to be genuine and signed or sent by the proper party or parties;

(g)           Will not incur any liability for any arithmetical error in computing any amount paid or payable by Borrower or any other Loan Party thereof or paid or payable to or received or receivable from any Lender under any Loan Document, including, without limitation, principal, interest, commitment fees, Advances and other amounts; provided that, promptly upon discovery of such an error in computation, the Administrative Agent, the Lenders and (to the extent applicable) Borrower and/or the other Loan Parties shall make such adjustments as are necessary to correct such error and to restore the parties to the position that they would have occupied had the error not occurred, including any adjustments to interest payments or accrued interest, if necessary; and

(h)           Have not made nor do they now make any representations or warranties, express or implied, nor do they assume any liability to the Lenders, with respect to the creditworthiness or financial condition of the Loan Parties, the value of their respective assets or the collectability of the Loans.

17.7           Indemnification.  Each Lender shall, ratably in accordance with its Percentage of the aggregate Indebtedness then evidenced by the Notes, indemnify and hold the Administrative Agent and its directors, officers, agents, employees and attorneys harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys’ fees and disbursements and allocated costs of attorneys employed by the Administrative Agent) that may be imposed on, incurred by or asserted against it or them in any way relating to or arising out of the Loan Documents (other than losses incurred by reason of the failure of Borrower to pay the Indebtedness represented by the Notes) or any action taken or not taken by it as the Administrative Agent thereunder, except such as result from its own gross negligence or willful misconduct.  Without limitation on the foregoing, each Lender shall reimburse the Administrative Agent upon demand for that Lender’s Percentage of any out of pocket cost or expense incurred by the Administrative Agent in connection with the negotiation, preparation, execution, delivery, amendment, waiver, restructuring, reorganization (including a bankruptcy reorganization), enforcement or attempted enforcement of the Loan Documents, to the extent that any Borrower or any other Loan Party is required by Section 18.2 to pay that cost or expense but fails to do so upon demand.  Nothing in this Section 17.7 shall entitle the Administrative Agent or any indemnitee referred to above to recover any amount from the Lenders if and to the extent that such amount has theretofore been recovered from Borrower or any other Loan Party.  To the extent that the Administrative Agent or any indemnitee referred to above is later reimbursed such amount by Borrower or any other Loan Party, it shall return the amounts paid to it by the Lenders in respect of such amount.

17.8           Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon reasonable notice to the Lenders and Borrower effective not earlier than thirty (30) days after such notice, upon acceptance of appointment by a successor Administrative Agent.  The Requisite Lenders may remove the Administrative Agent from its capacity as Administrative Agent in the event of the Administrative Agent’s willful misconduct or gross negligence.  If the Administrative Agent shall resign or be removed as Administrative Agent under this Agreement, the Requisite Lenders shall appoint a successor Administrative Agent for the Lenders, provided that any successor Administrative Agent which is not then also a Lender shall require approval by Borrower so long as no Default or Event of Default has occurred and is continuing (and such approval shall not be unreasonably withheld or delayed).  If no successor Administrative Agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders, a successor Administrative Agent from among the Lenders.  Upon the acceptance of its appointment as successor Administrative Agent hereunder, such successor Administrative Agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor Administrative Agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated.  After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article 17, and Sections 18.2, 18.10 and 18.21, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.  Notwithstanding the foregoing, if no successor Administrative Agent has accepted appointment as Administrative Agent by the date which is ninety (90) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Administrative Agent.

17.9           No Obligations of Borrower.  Nothing contained in this Article 17 shall be deemed to impose upon Borrower any obligation in respect of the due and punctual performance by the Administrative Agent of its obligations to the Lenders under any provision of this Agreement, and Borrower shall have no liability to the Administrative Agent or any of the Lenders in respect of any failure by the Administrative Agent or any Lender to perform any of its obligations to the Administrative Agent or the Lenders under this Agreement.  Without limiting the generality of the foregoing, where any provision of this Agreement relating to the payment of any amounts due and owing under the Loan Documents provides that such payments shall be made by Borrower to the Administrative Agent for the account of the Lenders, Borrower’s obligations to the Lenders in respect of such payments shall be deemed to be satisfied upon the making of such payments to the Administrative Agent in the manner provided by this Agreement.

17.10        Additional Agents.  Neither the Documentation Agent nor the Syndication Agent as designated on the cover of this Agreement have any rights or obligations under the Loan Documents as a result of such designation or of any actions undertaken in such capacity, such parties having only those rights or obligations arising hereunder in their capacities as a Lender.

ARTICLE 18

MISCELLANEOUS

18.1           Cumulative Remedies; No Waiver.  The rights, powers, privileges and remedies of the Administrative Agent and the Lenders provided herein or in any Note or other Loan Document are cumulative and not exclusive of any right, power, privilege or remedy provided by Law or equity.  No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power, privilege or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power, privilege or remedy preclude any other or further exercise of the same or any other right, power, privilege or remedy.  The terms and conditions of Articles 6 and 7 hereof are inserted for the sole benefit of the Administrative Agent and the Lenders; the same may be waived in whole or in part, with or without terms or conditions, in respect of any Loan without prejudicing the Administrative Agent’s or the Lenders’ rights to assert them in whole or in part in respect of any other Loan.

18.2           Costs, Expenses and Taxes.  Borrower shall pay within five (5) Banking Days after demand, accompanied by an invoice therefor, the reasonable costs and expenses of the Administrative Agent in connection with the negotiation, preparation, syndication, execution, delivery, administration and interpretation of the Loan Documents and any amendment thereto or waiver thereof.  Following and during the continuation of an Event of Default, Borrower shall also pay on demand, accompanied by an invoice therefor, the reasonable costs and expenses of the Administrative Agent and the Lenders in connection with the refinancing, restructuring, reorganization (including a bankruptcy reorganization) and enforcement or attempted enforcement of the Loan Documents, and any matter related thereto.  The foregoing costs and expenses shall include filing fees, recording fees, title insurance fees, appraisal fees, search fees, and other out of pocket expenses and the reasonable fees and out of pocket expenses of any legal counsel (including reasonably allocated costs of legal counsel employed by the Administrative Agent or any Lender), independent public accountants and other outside experts retained by the Administrative Agent or any Lender, whether or not such costs and expenses are incurred or suffered by the Administrative Agent or any Lender in connection with or during the course of any bankruptcy or insolvency proceedings of any member of the Glimcher Consolidated Group.  Borrower shall pay any and all documentary and other taxes, excluding (i) taxes imposed on or measured in whole or in part by any Lender’s overall net income imposed on such Lender (including taxes on gross income imposed in lieu of net income, minimum taxes or branch profits taxes) by (A) any jurisdiction (or political subdivision thereof) in which such Lender is organized or maintains its principal office or LIBOR Lending Office or (B) any jurisdiction (or political subdivision thereof) in which such Lender is “doing business” or (ii) any withholding taxes or other taxes based on gross income imposed by the United States of America for any period with respect to which any Lender has failed, for any reason, to provide Borrower with the appropriate form or forms required by Section 18.20, to the extent such forms are then required by applicable Laws to establish a complete exemption, and all costs, expenses, fees and charges payable or determined to be payable in connection with the filing or recording of this Agreement, any other Loan Document or any other instrument or writing to be delivered hereunder or thereunder, or in connection with any transaction pursuant hereto or thereto, and shall reimburse, hold harmless and indemnify on the terms set forth in Section 18.10 the Administrative Agent and the Lenders from and against any and all loss, liability or legal or other expense with respect to or resulting from any delay in paying or failure to pay any such tax, cost, expense, fee or charge or that any of them may suffer or incur by reason of the failure of any Party to perform any of its Obligations.  Any amount payable to the Administrative Agent or any Lender under this Section 18.2 shall bear interest from the fifth Banking Day following the date of demand for payment at the Default Rate.

18.3           Nature of Lenders’ Obligations.  The obligations of the Lenders hereunder are several and not joint or joint and several.  Nothing contained in this Agreement or any other Loan Document and no action taken by the Administrative Agent or the Lenders or any of them pursuant hereto or thereto may, or may be deemed to, make the Lenders a partnership, an association, a joint venture or other entity, either among themselves or with Borrower or any other Loan Party.  A default by any Lender will not increase the Percentage of the Commitments attributable to any other Lender.  Any Lender not in default may, if it desires, assume in such proportion as the nondefaulting Lenders agree the obligations of any Lender in default, but is not obligated to do so.  The Administrative Agent agrees that it will use reasonable efforts (which will not include the payment of money) either to induce the other Lenders to assume the obligations of a Lender in default or to obtain another Lender, reasonably satisfactory to Borrower, to replace such a Lender in default.  A defaulting Lender’s right to participate in the administration of the Loan Documents, including, without limitation, any rights to consent to or direct any action or inaction of the Administrative Agent or to vote on any matter presented to the Lenders shall be suspended during the pendency of such Lender’s default.

18.4           Survival of Representations and Warranties.  All representations and warranties contained herein or in any other Loan Document, or in any certificate or other writing delivered by or on behalf of any one or more of the Loan Parties pursuant to any Loan Document, will survive the making of the Loans hereunder and the execution and delivery of the Notes, and have been or will be relied upon by the Administrative Agent and each Lender, notwithstanding any investigation made by the Administrative Agent or any Lender or on their behalf.

18.5           Notices.  Except as otherwise expressly provided in the Loan Documents, all notices, requests, demands, directions and other communications provided for hereunder or under any other Loan Document must be in writing and must be mailed, telegraphed, telecopied, dispatched by commercial courier or international courier, as applicable, or delivered to the appropriate party at the address set forth on the signature pages of this Agreement or other applicable Loan Document or, as to any party to any Loan Document, at any other address as may be designated by it in a written notice sent to all other parties to such Loan Document in accordance with this Section.  Except as otherwise expressly provided in any Loan Document, if any notice, request, demand, direction or other communication required or permitted by any Loan Document is given by mail it will be effective on the earlier of (i) receipt or (ii) (A) with respect to notices between parties located in the United States, the fourth Banking Day after deposit in the United States mail with first class or airmail postage prepaid or (B) with respect to notices given by or to a party not located in the United States, the sixth Banking Day following the date of mailing; if given by telegraph or cable, when delivered to the telegraph company with charges prepaid; if given by telecopier, when sent; if dispatched by commercial courier, on the scheduled delivery date; or if given by personal delivery, when delivered (provided that if any such communication is received after normal business hours or on a day that is not a Banking Day, it shall be deemed to have been received on the next Banking Day following receipt).  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of Borrower and Lenders shall be entitled to rely and act upon any notices purportedly given to them by or on behalf of the Administrative Agent, even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  Borrower shall indemnify the Administrative Agent and each Lender from all losses, costs, expenses and liabilities resulting from the reliance of such Person on each notice purportedly given by Borrower, except to the extent of such Person’s gross negligence.

18.6           Execution of Loan Documents.  Unless the Administrative Agent otherwise specifies with respect to any Loan Document, (a) this Agreement and any other Loan Document may be executed in any number of counterparts and any party hereto or thereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or any other Loan Document, as the case may be, when taken together will be deemed to be but one and the same instrument and (b) execution of any such counterpart may be evidenced by a telecopier transmission of the signature of such party.  The execution of this Agreement or any other Loan Document by any party hereto or thereto will not become effective until counterparts hereof or thereof, as the case may be, have been executed by all the parties hereto or thereto.

18.7           Binding Effect; Assignment.

(a)           This Agreement and the other Loan Documents to which the Loan Parties are a party are and will be binding upon and inure to the benefit of the Loan Parties, the Administrative Agent, each of the Lenders, and their respective successors and assigns, except that, except for Permitted Transfers, the Loan Parties may not assign their rights hereunder or thereunder or any interest herein or therein without the prior written consent of all the Lenders, and any purported assignment without such consent shall be null and void.  Each Lender represents that it is not acquiring its Note with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (subject to any requirement that disposition of such Note must be within the control of such Lender).  Any Lender may at any time pledge or assign a security in all or any portion of its Note or any other instrument evidencing its rights as a Lender under this Agreement to secure obligations of such Lender, including without limitation (i) any pledge or assignment to secure obligations to a Federal Reserve Bank, and (ii) any pledge or assignment to any holders of obligations owed, or security issued, by such Lender, including to any trustee for, or any other representative of such holders, provided that no such pledge shall release that Lender from its obligations hereunder or grant to such Federal Reserve Bank or other pledgee or assignee the rights of a Lender hereunder absent foreclosure of such pledge or assignment and any such pledge shall be in conformance with the terms and conditions hereof.

(b)           From time to time following the Agreement Effective Date, each Lender may assign all or any portion of its Commitment; provided that (i) such assignee, if not then a Lender or an Affiliate of a Lender, shall require approval by the Administrative Agent and (if no Event of Default then exists) Borrower (neither of which approvals shall be unreasonably withheld or delayed), (ii) such assignment shall be evidenced by a Commitments Assignment and Acceptance, a copy of which, together with any Notes subject to such assignment, shall be furnished to the Administrative Agent as hereinbelow provided, (iii) except in the case of an assignment to an Affiliate of the assigning Lender, to another Lender or of the entire remaining Commitment of the assigning Lender, the assignment shall not assign a share of the Commitment that is equivalent to less than $5,000,000, (iv) the assignment shall be of a constant, and not a varying, percentage of the Assignor’s rights and obligations under this Agreement, and (v) the effective date of any such assignment shall be as specified in the Commitments Assignment and Acceptance, but not earlier than the date which is three (3) Banking Days after the date the Administrative Agent has received the Commitments Assignment and Acceptance unless otherwise agreed by the Administrative Agent.  Upon the effective date of such Commitments Assignment and Acceptance, the assignee named therein shall be a Lender for all purposes of this Agreement, with a Percentage and Commitment amount as therein (and herein, if such assignee was already a Lender) set forth and, to the extent of the portion of the Commitment assigned, the assigning Lender shall be released from its further obligations under this Agreement.  Borrower agrees that it shall execute and deliver to such assignee Lender Notes evidencing that assignee Lender’s Commitment, and to the assigning Lender, Notes evidencing the remaining balance of such Lender’s Commitment.

(c)           By executing and delivering a Commitments Assignment and Acceptance, the assignee thereunder acknowledges and agrees that: (i) the Administrative Agent has not made any representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness or sufficiency of this Agreement or any other Loan Document; (ii)  the Administrative Agent has not made any representation or warranty and assumes no responsibility with respect to the financial condition of the Loan Parties or the performance by the Loan Parties of the Obligations; (iii) it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 15.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Commitments Assignment and Acceptance; (iv) it will, independently and without reliance upon the Administrative Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) it appoints and authorizes the Administrative Agent to take such action and to exercise such powers under this Agreement as are delegated to the Administrative Agent by this Agreement; and (vi) it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)           The Administrative Agent shall maintain at the Administrative Agent’s Office a copy of each Commitments Assignment and Acceptance delivered to it and a register (the “Register”) of the names and address of each of the Lenders and the Percentage applicable and Commitment amount held by each Lender, giving effect to each Commitments Assignment and Acceptance.  The Register shall be available during normal business hours for inspection by Borrower or any Lender upon reasonable prior notice to the Administrative Agent.  After receipt of a completed Commitments Assignment and Acceptance executed by any Lender and an assignee and the Notes subject to such assignment, and receipt of an assignment fee of $3,500 from such Lender or assignee (which fee shall be imposed only once with respect to simultaneous transfers on a single day to different Affiliates of such Lender), the Administrative Agent shall, promptly following the effective date thereof, upon the request of any party, provide to Borrower and the Lenders a revised Schedule 1.1 giving effect thereto.  Borrower, the Administrative Agent and the Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the Commitments listed therein for all purposes hereof, and no assignment or transfer of any such Commitment shall be effective, in each case unless and until a Commitments Assignment and Acceptance effecting the assignment or transfer thereof shall have been accepted by the Administrative Agent and recorded in the Register as provided above.  Prior to such recordation, all amounts owed with respect to the applicable Commitment shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of such Commitment.

(e)           Each Lender may from time to time grant participations to one or more banks or other financial institutions (including another Lender but excluding an Employee Plan) in a portion of its Commitment; provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other financial institutions shall not be a Lender hereunder for any purpose except, if the participation agreement so provides, for the purposes of Sections 3.7, 3.8, and 18.10 but only to the extent that the cost of such benefits to Borrower does not exceed the cost which Borrower would have incurred absent the participation, (iv) Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (v) the participation interest shall be expressed as a percentage of the granting Lender’s Commitment as it then exists and shall not afford such participant any rights or privileges under the Loan Documents except as provided in clause (iii) above.

18.8           Right of Setoff.  If an Event of Default has occurred and is continuing, the Administrative Agent or any Lender (but in each case only with the consent of the Requisite Lenders and subject to the provisions of Section 18.9) may exercise its rights under Article 9 of the Uniform Commercial Code and other applicable Laws and, to the extent permitted by applicable Laws, apply any funds in any deposit account maintained with it by Borrower and/or any Property of Borrower in its possession against the Obligations.  any and all rights to require administrative agent or any lender to exercise its rights or remedies with respect to any other collateral which secures the loan (if any), prior to exercising its right of setoff with respect to such deposits, credits, or other property of borrowers, are hereby, knowingly, voluntarily, and irrevocably waived.

18.9           Sharing of Setoffs.  Each Lender severally agrees that if it, through the exercise of any right of setoff, banker’s lien or counterclaim against Borrower, or otherwise, receives payment of the Obligations held by it that is ratably more than any other Lender, through any means, receives in payment of the Obligations held by that Lender, then, subject to applicable Laws: (a) the Lender exercising the right of setoff, banker’s lien or counterclaim or otherwise receiving such payment shall purchase, and shall be deemed to have simultaneously purchased, from each of the other Lenders a participation in the Obligations held by the other Lenders and shall pay to the other Lenders a purchase price in an amount so that the share of the Obligations held by each Lender after the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment; and (b) such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all of the Lenders share any payment obtained in respect of the Obligations ratably in accordance with each Lender’s share of the Obligations immediately prior to, and without taking into account, the payment; provided that, if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker’s lien, counterclaim or otherwise is thereafter recovered from the purchasing Lender by Borrower or any Person claiming through or succeeding to the rights of Borrower, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery, but without interest (unless the Lender from which such payment is recovered is required to pay interest thereon, in which case each Lender returning funds to such Lender shall pay its pro rata share of such interest).  Nothing in the preceding sentence shall require any Lender to share payments it may receive from Borrower, Guarantor or any Affiliate of Guarantor on account of any loan or obligations due to such Lender other than the Obligations described herein. Each Lender that purchases a participation in the Obligations pursuant to this Section 18.9 shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.  Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in an Obligation so purchased pursuant to this Section 18.9 may exercise any and all rights of setoff, banker’s lien or counterclaim with respect to the participation as fully as if the Lender were the original owner of the Obligation purchased.

18.10       Indemnity by Borrower.  Borrower agrees to indemnify, save and hold harmless the Administrative Agent and Lead Arranger and each Lender and their respective directors, officers, agents, attorneys and employees (collectively the “Indemnitees”) from and against: (a) any and all claims, demands, actions or causes of action (except a claim, demand, action, or cause of action for any amount excluded from the definition of “Taxes” in Section 3.9(d)) if the claim, demand, action or cause of action arises out of or relates to any act or omission (or alleged act or omission) of Borrower, the other Loan Parties or any of their officers, directors or stockholders relating to the Commitments, the use or contemplated use of proceeds of any Loan, or the relationship of Borrower and the Lenders under this Agreement; (b) any administrative or investigative proceeding by any Governmental Agency arising out of or related to a claim, demand, action or cause of action described in clause (a) above; and (c) any and all liabilities, losses, costs or expenses (including reasonable attorneys’ fees and the reasonably allocated costs of attorneys employed by any Indemnitee and disbursements of such attorneys and other professional services) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action or cause of action; provided that no Indemnitee shall be entitled to indemnification for any loss caused by its own negligence or willful misconduct or for any loss asserted against it by another Indemnitee.  If any claim, demand, action or cause of action is asserted against any Indemnitee, such Indemnitee shall promptly notify Borrower, but the failure to so promptly notify Borrower shall not affect Borrower’s obligations under this Section unless such failure materially prejudices Borrower’s right to participate in the contest of such claim, demand, action or cause of action, as hereinafter provided.  Such Indemnitee may (and shall, if requested by Borrower in writing) contest the validity, applicability and amount of such claim, demand, action or cause of action and shall permit Borrower to participate in such contest.  Any Indemnitee that proposes to settle or compromise any claim or proceeding for which Borrower may be liable for payment of indemnity hereunder shall give Borrower written notice of the terms of such proposed settlement or compromise reasonably in advance of settling or compromising such claim or proceeding and shall obtain Borrower’s prior written consent (which shall not be unreasonably withheld or delayed).  In connection with any claim, demand, action or cause of action covered by this Section 18.10 against more than one Indemnitee, all such Indemnitees shall be represented by the same legal counsel (which may be a law firm engaged by the Indemnitees or attorneys employed by an Indemnitee or a combination of the foregoing) selected by the Indemnitees and reasonably acceptable to Borrower; provided, that if such legal counsel determines in good faith that representing all such Indemnitees would or could result in a conflict of interest under Laws or ethical principles applicable to such legal counsel or that a defense or counterclaim is available to an Indemnitee that is not available to all such Indemnitees, then to the extent reasonably necessary to avoid such a conflict of interest or to permit unqualified assertion of such a defense or counterclaim, each affected Indemnitee shall be entitled to separate representation by legal counsel selected by that Indemnitee and reasonably acceptable to Borrower, with all such legal counsel using reasonable efforts to avoid unnecessary duplication of effort by counsel for all Indemnitees; and further provided that the Administrative Agent (as an Indemnitee) shall at all times be entitled to representation by separate legal counsel (which may be a law firm or attorneys employed by the Administrative Agent or a combination of the foregoing).  Any obligation or liability of Borrower to any Indemnitee under this Section 18.10 shall survive the expiration or termination of this Agreement and the repayment of all Loans and the payment and performance of all other Obligations owed to the Lenders.

18.11       Nonliability of the Lenders.  Borrower acknowledges and agrees that:

(a)           Any inspections of any Property of Borrower or any other Loan Party made by or through the Administrative Agent or the Lenders are for purposes of administration of the Loan only and Borrower and such other Loan Parties are not entitled to rely upon the same (whether or not such inspections are at the expense of Borrower);

(b)           By accepting or approving anything required to be observed, performed, fulfilled or given to the Administrative Agent or the Lenders pursuant to the Loan Documents, neither the Administrative Agent nor the Lenders shall be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by the Administrative Agent or the Lenders;

(c)           The relationship between Borrower and the Administrative Agent and the Lenders is, and shall at all times remain, solely that of borrowers and lenders; neither the Administrative Agent nor the Lenders shall under any circumstance be construed to be partners or joint venturers of Borrower or any other Loan Party, neither the Administrative Agent nor the Lenders shall under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower or any other Loan Party, or to owe any fiduciary duty to Borrower or any other Loan Party; neither the Administrative Agent nor the Lenders undertake or assume any responsibility or duty to Borrower or any other Loan Party, to select, review, inspect, supervise, pass judgment upon or inform Borrower or any other Loan Party, of any matter in connection with their Property or the operations of Borrower or any other Loan Party; Borrower and such other Loan Parties shall rely entirely upon their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by the Administrative Agent or the Lenders in connection with such matters is solely for the protection of the Administrative Agent and the Lenders and neither Borrower nor any other Person is entitled to rely thereon; and

(d)           The Administrative Agent and the Lenders shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to Property caused by the actions, inaction or negligence of Borrower and/or any other Loan Party, and Borrower hereby indemnifies and holds the Administrative Agent and the Lenders harmless on the terms set forth in Section 18.10 from any such loss, damage, liability or claim.

18.12       No Third Parties Benefited.  This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Borrower, the Administrative Agent and the Lenders in connection with the Loans, and is made for the sole benefit of Borrower, the Administrative Agent and the Lenders, and the Administrative Agent’s and the Lenders’ successors and assigns.  Except as provided in Sections 18.7 and 18.10 no other Person shall have any rights of any nature hereunder or by reason hereof.

18.13       Confidentiality.

(a)           Confidentiality.  Each Lender and the Administrative Agent (each, a “Lender Party”) hereby agrees for itself only that, except as specifically set forth herein, such Lender Party (i) shall not participate in or generate any press release or other release of information to the general public relating to the Closing of the Loan without the prior written consent of Borrower, which consent shall not be unreasonably withheld, conditioned or delayed, (ii) hold the Confidential Information in strict confidence in accordance with such Lender Party’s customary procedures to prevent the misuse or disclosure of confidential information of this nature and in accordance with safe and sound banking practices, (iii) shall use the Confidential Information solely for the purposes of underwriting the Loan or acquiring an interest therein, carrying out such Lender Party’s rights or obligations under this Agreement, in connection with the syndication of the Loan, the enforcement of the Loan Documents, or other internal examination, supervision or oversight of the transactions contemplated hereby as reasonably determined by such Lender Party, or as otherwise permitted by the terms of this Section 18.13 (collectively, “Permitted Purposes”), and (iv) shall not disclose the Confidential Information to any third party, except as expressly authorized in this Agreement or with prior written consent of Borrower.  Each Lender Party shall promptly notify Borrower in the event that it becomes aware of any loss or unauthorized disclosure of any Confidential Information.

Each Lender Party shall not have any obligations under this Agreement with respect to a specific portion of the Confidential Information if such Lender Party can demonstrate that such Confidential Information (i) was publicly available at the time it was disclosed to such Lender Party, (ii) became publicly available subsequent to the time it was disclosed to such Lender Party (except to the extent such public availability was the result of such Lender Party’s disclosure), (iii) was in or came into a Lender Party’s possession from a source not known to such Lender Party (after reasonable inquiry) to be in breach of an obligation of confidentiality owed to Borrower in making such disclosure to such Lender Party, (iv) was in or comes into Lender Party’s possession free of any obligation of confidence owed to Borrower at the time it was disclosed to such Lender Party, or (v) was developed by the employees or agents of the Lender Party without the use of the Confidential Information.

(b)           Disclosures.  Any Lender Party or its legal counsel may disclose the Confidential Information (i) to Borrower, other Lenders, the Administrative Agent or any of their respective legal counsel or employees involved with the Loan, (ii) to its auditors in connection with bank audits or regulatory officials having jurisdiction over such Lender Party, (iii) to its legal counsel who need to know the Confidential Information for the purposes of representing or advising the Lender Parties, (iv) to its consultants, agents and advisors retained in good faith by such Lender Party with a need to know such information in connection with a Permitted Purpose or to otherwise advise or consult with such Lender Party, (v) as required by Law or legal process (subject to the terms below), or in connection with any legal proceeding to which that Lender Party and any Loan Party are adverse parties (and Borrower hereby acknowledges and agrees that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), each Lender is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with the Act), (vi) to another potential Lender or participant in connection with an assignment or proposed assignment to that Person of all or part of that Lender Party’s interests hereunder or a participation interest in its Notes, and (vii) to its directors, officers, employees and Affiliates who need to know the Confidential Information for purposes of underwriting the Loan or becoming a party to this Agreement, the syndication of the Loan, the administration, interpretation, performance or exercise of rights under the Loan Documents, the enforcement of the Loan Documents, or other internal supervision, examination or oversight of the transactions contemplated hereby as reasonably determined by such Lender Party, provided that any Person to whom any of the Confidential Information is disclosed is informed by such Lender Party of the strictly confidential nature of the Confidential Information, and such Persons described in clauses (b)(iv) and (vi) shall agree in writing to be bound by confidentiality restrictions at least as restrictive as those contained herein.  Notwithstanding the foregoing, a Lender Party may disclose Confidential Information to the extent such Lender Party is requested or required by any Law or any order of any Governmental Agency or self regulatory body or other legal process to make any disclosure of or about any of the Confidential Information.  In such event (except with respect to banking regulators or auditors), such Lender Party shall, if permitted by Law, promptly notify Borrower in writing so that Borrower may seek an appropriate protective order or waive compliance with the provisions of this Agreement (provided that if a protective order or the receipt of a waiver hereunder has not been obtained, or if prior notice is not possible, and a Lender Party is, in the opinion of its counsel, compelled to disclose Confidential Information, such Lender Party may disclose that portion of the Confidential Information which its counsel advises it that such Lender Party is compelled to disclose, and provided further that in any event, such Lender Party will not oppose action by Borrower to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.) Each Lender Party shall be liable (but only to the extent it is finally determined to have breached the provisions of this Section 18.13(b)) for any actions by such Lender Party (but not any other Person) which are not in accordance with the provisions of this Section 18.13(b).

Notwithstanding anything herein to the contrary, Confidential Information shall not include, and Administrative Agent and each Lender may disclose to any and all Persons, without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011 4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Administrative Agent or any Lender relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans, and transactions contemplated hereby.

(c)           No Fiduciary Duty.  Nothing in this Section shall be construed to create or give rise to any fiduciary duty on the part of the Administrative Agent or the Lenders to Borrower.

(d)           Separate Action.  Borrower covenants and agrees not to, and hereby expressly waives any right to, raise as a defense, affirmative defense, setoff, recoupment or otherwise against any Lender Party any claim arising from or relating to an alleged breach of this Section 18.13 in any action, claim or proceeding relating to a breach of the Loan Documents by Borrower or other action to enforce or recover the Obligations, and covenant and agree that any claim against a Lender Party arising from or relating to an alleged breach of this Section 18.13 by a Lender Party shall only be asserted as an affirmative claim in a separate action against the applicable Lender Party.

18.14      Further Assurances.  Borrower shall, at its expense and without expense to the Lenders or the Administrative Agent, do, execute and deliver such further acts and documents as the Requisite Lenders or the Administrative Agent from time to time reasonably require for the assuring and confirming unto the Lenders or the Administrative Agent of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document.

18.15      Integration.  This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

18.16      Governing Law.  Except to the extent otherwise provided therein, each Loan Document shall be governed by, and construed and enforced in accordance with, the Laws of the State of Ohio without any regard to conflicts of law principles that would result in the application of any Law other than the Laws of the State of Ohio, but giving effect to federal laws applicable to national banks.

18.17      Severability of Provisions.  Any provision in any Loan Document that is held to be inoperative, unenforceable or invalid as to any party or in any jurisdiction shall, as to that party or jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions or the operation, enforceability or validity of that provision as to any other party or in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

18.18      Headings.  Article and Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.

18.19      Time of the Essence.  Time is of the essence of the Loan Documents.

18.20      [Intentionally Omitted]

18.21      Removal of a Lender.  Borrower shall have the right to remove a Lender as a party to this Agreement if (a) such Lender is paid a material amount by Borrower pursuant to Section 3.4 or Section 3.5, (b) any of the events described in Section 16.1(n) occurs with respect to such Lender, or (c) such Lender becomes (and at the time of the proposed removal hereunder remains) a Defaulting Lender hereunder.  Upon notice from Borrower, such Lender shall execute and deliver a Commitments Assignment and Acceptance covering that Lender’s Percentage of the Commitments in favor of such Purchaser as Borrower may designate with the approval of the Administrative Agent, subject to payment in full by such assignee of all principal, interest and fees and any other amount owing to such Lender through the date of assignment.  The removal of any Defaulting Lender pursuant to this Section 18.21 shall not preclude Borrower from pursuing all remedies available to it against such Defaulting Lender for damages arising out of such Defaulting Lender’s breach hereof.

18.22      Waiver Of Right To Trial By Jury.  Each party to this agreement hereby expressly waives any right to trial by jury of any claim, demand, action or cause of action arising under any loan document or in any way connected with or related or incidental to the dealings of the parties hereto or any of them with respect to any loan document, or the transactions related thereto, in each case whether now existing or hereafter arising, and whether sounding in contract or tort or otherwise; and each party hereby agrees and consents that any such claim, demand, action or cause of action shall be decided by court trial without a jury, and that any party to this agreement may file an original counterpart or a copy of this section with any court as written evidence of the consent of the signatories hereto to the waiver of their right to trial by jury.

18.23      Purported Oral Amendments.  borrower expressly acknowledges that this agreement and the other loan documents may only be amended or modified, or the provisions hereof or thereof waived or supplemented, by an instrument in writing that complies with section 19.1.  borrower agrees that it will not rely on any course of dealing, course of performance, or oral or written statements by any representative of the administrative agent or any lender that does not comply with section 19.1 to effect an amendment, modification, waiver or supplement to this agreement or the other loan documents.

18.24      Sign and Publicity.  Borrower shall promptly erect a sign approved in advance by the Administrative Agent and reasonably acceptable to Borrower in a conspicuous location on the Project during Construction indicating that the financing for the Project is being provided by the Lenders, provided that such sign shall comply with all applicable laws and shall not identify any Lender without such Lender’s consent.

18.25      Replacement of Notes.  Upon receipt of evidence reasonably satisfactory to Borrower of the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement relating solely to such Note on terms reasonably satisfactory to Borrower and the holder of such Note or, in the case of any such mutilation, upon surrender and cancellation of the applicable Note, Borrower will execute and deliver, in lieu thereof, a replacement Note, identical in form and substance to the applicable Note and dated as of the date of the applicable Note and upon such execution and delivery all references in the Loan Documents to such Note shall be deemed to refer to such replacement Note.

18.26      Defaulting Lenders.  In the event that any Lender becomes a Defaulting Lender, then, in addition to any rights and remedies that may be available to Borrower or the other Lenders and the Administrative Agent (such other Lenders and the Administrative Agent being called “Non-Defaulting Lenders”) at Law or in equity:

(a)           The Defaulting Lender’s rights to participate in the administration of the Loan and the Loan Documents, including any right to vote upon, approve, disapprove, consent to or direct any action of the Administrative Agent (other than amendments to the Loan Documents directly affecting the Defaulting Lender’s Commitment), shall be suspended and such rights shall not be reinstated unless and until such Lender ceases to be a Defaulting Lender (and all decisions, except the decision to remove the Administrative Agent, which are to be based on a vote of the Requisite Lenders or all Lenders shall be resolved based upon a decision or determination made by the required percentage of the Non-Defaulting Lenders); provided, however, that if the Administrative Agent is a Defaulting Lender, the Administrative Agent shall continue to have all rights provided for in this Loan Agreement, as the Administrative Agent only, without any rights to vote in its capacity as a Lender, with respect to the administration of the Loan unless it is removed and replaced as the Administrative Agent as provided in Section 17.8.

(b)           Any or all of the Non-Defaulting Lenders shall be entitled (but shall not be obligated) to:  (i) fund the aggregate amount that the Defaulting Lender has failed to fund or pay to the Administrative Agent (such amount being called the “Defaulted Amount”); and (ii) collect interest at the Default Rate on the Defaulted Amount (after crediting all interest actually paid by Borrower on the Defaulted Amount from time to time), either directly from the Defaulting Lender or from amounts otherwise payable to the Defaulting Lender, for the period from the date on which the Defaulted Amount was funded by the Non-Defaulting Lenders until the date on which payment is made.  If the Administrative Agent has funded the Defaulted Amount, the Administrative Agent shall be entitled to collect interest at the Default Rate from the Defaulting Lender on the Defaulted Amount as set forth above, as if the Administrative Agent were a Non-Defaulting Lender that had elected to fund the Defaulted Amount.

(c)           In the event the Defaulted Amount is funded by any Non-Defaulting Lenders or the Administrative Agent pursuant to Section 18.26(b) above, the Defaulting Lender’s interest in the Loans, the Loan Documents and proceeds thereof shall be subordinated to any Defaulted Amount funded by any Non-Defaulting Lenders or the Administrative Agent pursuant to Section 18.26(b) above, plus all interest which may be due in accordance with Section 18.26(b) above (to be applied pari passu among the Non-Defaulting Lenders (including the Administrative Agent, unless the Administrative Agent is the Defaulting Lender) funding the Defaulted Amount), without necessity for executing any further documents; provided that such Defaulting Lender’s interest in the Loan, the Loan Documents and the proceeds thereof shall no longer be so subordinated if the Defaulted Amount funded by the Non-Defaulting Lenders or the Administrative Agent (and all interest which has accrued pursuant to Section 18.26(b) above) shall be repaid in full.

(d)           If, following the payment in full of all amounts due pursuant to Section 18.26(c) above to the Non-Defaulting Lenders (including the Administrative Agent, unless the Administrative Agent is the Defaulting Lender) which have funded all or any portion of any Defaulted Amount, there remains any unfunded Defaulted Amount which has not been funded by the Non-Defaulting Lenders, the Administrative Agent or the Defaulting Lender (“Unfunded Defaulted Amount”), then a portion of the Defaulting Lender’s interest in the Loan, the Loan Documents and the proceeds thereof equal to the amount of the Unfunded Defaulted Amount (together with interest thereon at the rate applicable to the Defaulted Amount from time to time pursuant to the Loan Documents) shall be subordinated to the interests of  the Non-Defaulting Lenders (including the Administrative Agent, unless the Administrative Agent is the Defaulting Lender) unless and until such Unfunded Defaulted Amount is funded either by one or more Non -Defaulting Lenders, the Administrative Agent or the Defaulting Lender.

(e)           Subject to the provisions of Section 18.7 each Non-Defaulting Lender will have the right, but not the obligation, in its sole discretion, to acquire at par all or a proportionate share (based on the ratio of its Commitment to the aggregate amount of the Commitments of all of the Non-Defaulting Lenders that elect to acquire a share of the Defaulting Lender’s Commitment) of the Defaulting Lender’s Commitment, including without limitation its proportionate share in the outstanding principal balance of the Loan, and all rights and interests of the Defaulting Lender under this Agreement and the other Loan Documents.

(f)           Nothing herein contained shall be deemed or construed to waive, diminish, limit, prevent or estop the Administrative Agent, Borrower or any Lender from exercising or enforcing any rights or remedies which may be available at law or in equity as a result of or in connection with any default under this Agreement by a Lender (including the right to bring suit against the Defaulting Lender to recover the Defaulted Amount and interest thereon at the rate provided in this Section 18.26).

ARTICLE 19

AMENDMENTS; CONSENTS

19.1           Amendments; Consents.  No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder not expressly delegated to the Administrative Agent, and no consent to any departure by Borrower or any other Loan Party therefrom, may in any event be effective unless in writing signed by (i) in all circumstances other than those described in clause (ii) of this sentence, the Requisite Lenders and (ii), in the case of the following actions, all of the Lenders.

(a)           To amend, modify, forgive, reduce or waive the principal of, or the amount of principal, principal prepayments or the rate of interest payable on, any Note, or the amount of the Commitments or the Percentage of any Lender or the amount of any commitment fee payable to any Lender, or any other fee or amount payable to any Lender under the Loan Documents or to waive an Event of Default consisting of the failure of Borrower to pay when due principal, interest or any fee;

(b)           To postpone any date fixed for any payment of principal of, prepayment of principal of or any installment of interest on, any Note or any installment of any fee, or to extend the term of the Commitments;

(c)           To amend the provisions of the definition of “Event of Default”, “Requisite Lenders”, or “Maturity Date” or the provisions of Section 2.6 or of Section 13.4;

(d)           To amend or waive this Section 19.1;

(e)           To amend any provision of this Agreement that expressly requires the consent or approval of all of the Lenders to require a lesser number of Lenders to approve such action;

(f)           To release Borrower or any Guarantor or any Collateral or to subordinate the Lenders’ security interest in the Collateral, except as specifically provided herein or in the Security Documents; or

(g)           To change the manner of distribution of any payments to the Lenders or the Administrative Agent;

and, in the case of any amendment, modification or supplement of or to any Loan Document to which Borrower or any other Loan Party is a party, signed by each such party, and, in the case of any amendment, modification or supplement to Section 3.2 or Article 17, signed by the Administrative Agent. In addition, with respect to the Administrative Agent’s approval rights in the following situations, the Administrative Agent agrees that it shall not give such approval without first obtaining the prior approval of the Requisite Lenders: (i) the right to approve the Budget as of the Loan Opening Date and any changes to the Budget after the Loan Opening Date which increase any line item in the Budget by more than ten percent (10%) or which would result, in the aggregate, in an increase of more than ten percent (10%) of the aggregate amount of the Budget as approved on the Loan Opening Date; (ii) the right to approve the Borrower’s Builder’s Risk insurance as of the Loan Opening Date under Section 6.2(k); (iii) the right to approve any amendment, modification or change to the Ground Lease which materially diminishes the rights of the Borrower or leasehold mortgagees thereunder or materially increases the obligations of the Borrower thereunder; and (iv) the right to approve any amendment, modification or change to the Phase III Purchase Agreement which materially diminishes the rights of the Borrower thereunder or materially increases the obligations of the Borrower thereunder. Borrower shall be entitled to rely on any such approval given by the Administrative Agent without any obligation to confirm that the Administrative Agent has obtained any such approval from the Requisite Lenders.

No amendment, modification, supplement, extension, termination or waiver or consent may be effective to require a Lender to fund more than its Commitment of a Request for an Advance, without the approval of any Lender affected thereby.  Any amendment, modification, supplement, termination, waiver or consent pursuant to this Section 19.1 shall apply equally to, and shall be binding upon, all the Lenders and the Administrative Agent.

[Signature Pages on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Construction, Acquisition and Interim Loan Agreement to be duly executed as of the date first above written.

BORROWER:

KIERLAND CROSSING, LLC, a Delaware limited liability company

By:	Glimcher Kierland Crossing, LLC, a Delaware limited liability company, its managing member

By:	Glimcher Properties Limited Partnership, a Delaware limited partnership

By:	Glimcher Properties Corporation, a Delaware corporation, its general partner

By:  /s/ George A. Schmidt
Name: George A. Schmidt
Title: Executive Vice President and Chief Investment Officer

Address:

150 East Gay Street
24th Floor
Columbus, OH  43215
Attn:  General Counsel

ADMINISTRATIVE AGENT:

KEYBANK NATIONAL ASSOCIATION, a national
banking association, as Administrative Agent

By:          /s/ Kevin P. Murray
Name:     Kevin P. Murray
Title:       Senior Vice President

Address:

KeyBank - Real Estate Capital
127 Public Square - 8th Floor
Mail Code: OH-01-27-0839
Cleveland, Ohio 44114
Phone:  216-689-4660
Facsimile:  216-689-4997
Attn:  Kevin Murray

LENDERS:

KEYBANK NATIONAL ASSOCIATION, a national
banking association

By:          /s/ Kevin P. Murray
Name:     Kevin P. Murray
Title:       Senior Vice President

Address:

KeyBank - Real Estate Capital
127 Public Square - 8th Floor
Mail Code: OH-01-27-0839
Cleveland, Ohio 44114
Phone:  216-689-4660
Facsimile:  216-689-4997
Attn:  Kevin Murray

EUROHYPO AG, NEW YORK BRANCH, Individually and as Syndication Agent

By:       /s/ Mark A. Fisher
Name:  Mark A. Fisher
Title:    Executive Director

By:       /s/ Stephen Cox
Name:  Stephen Cox
Title:    Director

Address for notices:

Eurohypo AG, New York Branch
1114 Avenue of the Americas, 29th Floor
New York, New York 10036
Attention: Head of Portfolio Operations
Facsimile: 866-267-7680

with copy to:

Eurohypo AG, New York Branch
1114 Avenue of the Americas, 29th Floor
New York, New York 10036
Attention: Head of Legal Department
Facsimile: 866-267-7680

THE HUNTINGTON NATIONAL BANK, individually and as Documentation Agent

By:       /s/ Ronald S. Content
Name:  Ronald S. Content
Title:    Vice President

The Huntington National Bank
41 S. High Street, HC0840
Columbus, Ohio  43215
Attention: Ronald S. Content, Vice President
Phone: 614-480-4378
Facsimile: 614-480-3698

U.S. BANK NATIONAL ASSOCIATION

By:        /s/ Anthony J. Mathena
Name:   Anthony J. Mathena
Title:     Vice President

U.S. Bank National Association
175 S. Third Street
Columbus, Ohio  43215
Attention: Anthony Mathena, Vice President
Phone: 614-232-8013
Facsimile:614-232-8033

NATIONAL CITY BANK

By:       /s/ Brent Sobczak
Name:  Brent Sobczak
Title:    Assistant Vice President

National City Bank
155 E. Broad Street
Columbus, Ohio  43251
Attention: Brent Sobczak,
Assistant Vice President
Phone: 614-463-7233
Facsimile: 614-463-8058

PNC BANK, NATIONAL ASSOCIATION

By:       /s/ Richard Trzybinski
Name:  Richard Trzybinski
Title:    Vice President

PNC Bank, National Association
201 East Fifth Street
Cincinnati, Ohio  45202
Attention: Richard Trzybinski, Vice President
Phone: 513-651-8939
Facsimile: 513-651-8931

EXHIBIT A-1

Legal Description Of Phase I/Phase II Land

A portion of the northwest quarter of Section 11 and the southwest quarter of Section 2, Township 3 North, Range 4 East of the Gila and Salt River Base and Meridian, Maricopa County, Arizona being described as follows:

COMMENCING at a brass cap in hand hole found at the northwest corner of said Section 11, also being the point of intersection of the monumented centerlines of Greenway-Gayden Loop and Scottsdale Road, from which a brass cap in hand hole found at the intersection of the monumented centerlines of Scottsdale Road and Butherus Road bears South 01◦08’00” West, of 1100.20 feet;

Thence South 89◦40’34” East, along the monumented centerline of Greenway-Hayden Road, a distance of 65.07 feet to brass cap in hand hole and a point on a non-tangent curve, the radius point of which bears North 00◦19’08” East, 2,000.00 feet;

Thence easterly, along the arc of said curve to the left and said monumented centerline of Greenway-Hayden Loop, through a central angle of 16◦55’21”, an arc distance of 590.71 feet;

Thence South 16◦36’13” East, 65.00 feet to a point on a line lying 65.00 feet south of and parallel to said monumented centerline of Greenway-Hayden Loop and the TRUE POINT OF BEGINNING;

Thence continuing South 16◦36’13” East 40.25 feet to a point of curvature having a radius of 150.00 feet;

Thence southerly along said curve to the right through a central angle of 17◦44’55” an arc distance of 46.47 feet;

Thence South 01◦08’42” West, 1000.15 feet to a point on a line lying 50.00 feet north of and parallel to the monumented centerline of Butherus Road;

Thence North 88◦51’18” West, along said line lying 50.00 feet north of and parallel to the monumented centerline of Butherus Road, 594.92 feet to a point of curvature having a radius of 25.00 feet;

Thence northwesterly, along the arc of said curve to the right, through a central angle of 89◦59’18”, an arc distance of 39.26 feet to a point on a line lying 65.00 feet east of and parallel to the monumented centerline of Scottsdale Road;

Thence North 01◦08’00” East, along said line lying 65.00 feet east of and parallel to the monumented centerline of Scottsdale Road 941.49 feet to a point of curvature having a radius of 20.00 feet;

Thence northeasterly along the arc of said curve to the right, through a central angle of 88◦40’15”, an arc distance of 30.95 feet to a point on a line lying 65.00 feet south of and parallel to the monumented centerline of Greenway-Hayden Loop and a point of reverse curvature having a radius of 2,065,00 feet;

Thence easterly, along the arc of said curve to the left and said line lying 65.00 feet south of and parallel to the monumented centerline of Greenway-Hayden Loop through a central angle of 16◦24’28” an arc distance of 591.35 feet to the TRUE POINT OF BEGINNING.

EXHIBIT A-2

Legal Description Of Phase III Parcels

PARCEL A-2
LEGAL DESCRIPTION

The following legal description and any references contained therein are based upon that certain ALTA/ACSM Land Title Survey titled Dial Center, performed by DEI Professional Services, L.L.C., dated and signed on June 22, 2000 by Jason R. Kack, RLS #33315.

Thence South 01°08'42" West, 195.17 feet to the **TRUE POINT OF BEGINNING**;

Thence South 88°51'18" East, 340.01 feet to a point on a line lying 30.00 feet west of and parallel to the monumented centerline of 73rd Street;

Thence South 01°08'27" West, along said line lying 30.00 feet west of and parallel to the monumented centerline of 73rd Street, 556.98 feet;

Thence North 88°51'18" West, 340.05 feet;

Thence North 01°08'42" East, 556.98 feet to the **TRUE POINT OF BEGINNING**.

Containing 4.347 acres, more or less.

40622
BRYAN L.
CAMPBELL
5-17-06

p:\w\wagn00000001\0600info\sv\605sv legal descriptions\new parcel 3.doc

PARCEL A-3
LEGAL DESCRIPTION

The following legal description and any references contained therein are based upon that certain ALTA/ACSM Land Title Survey titled Dial Center, performed by DEI Professional Services, L.L.C., dated and signed on June 22, 2000 by Jason R. Kack, RLS #33315.

Thence South 01°08'42" West, 752.15 feet to the **TRUE POINT OF BEGINNING;**

Thence South 88°51'18" East, 340.05 feet to a point on a line lying 30.00 feet west of and parallel to the monumented centerline of 73rd Street;

Thence South 01°08'27" West, along said line lying 30.00 feet west of and parallel to the monumented centerline of 73rd Street, 223.00 feet to a point of curvature having a radius of 25.00 feet;

Thence westerly, along the arc of said curve to the right, through a central angle of 90°00'15", an arc distance of 39.27 feet to a point on a line lying 50.00 feet north of and parallel to the monumented centerline of Butherus Road;

EXHIBIT A-3

Site Plan of Phase I

Phase IA of the Project shall consist of Buildings B, C and E shown on the attached Site Plan and all sitework for Phase I of the Project.
Phase IB of the Project shall consist of Buildings A and D shown on the attached Site Plan.
Phase IC of the Project shall consist of Building J shown on the attached Site Plan.

EXHIBIT A-3
Site Plan of Phase I

PROPERTY LINE
E
A
B
C
D
J
PROPERTY LINE
NORTH

SITE PLAN GROUND LEVEL - PHASE I

SCOTTSDALE QUARTER

15101 N. SCOTTSDALE RD.
SCOTTSDALE, ARIZONA

EXHIBIT A-4

Site Plan of all Phases

SCOTTSDALE QUARTER

EXHIBIT A - 4 ~ SITE PLAN

Construction Loan Agreement

PARCEL A-1
GREENWAY-HAYDEN LOOP
PROPERTY LINE
K1
K2
K3
PROPERTY LINE
PROPERTY LINE
L3
L4
PHASE III
PARCEL A-2
PHASE I
PHASE II
L2
L1
SCOTTSDALE ROAD
DIAL BLVD.
M1
M2
BUTHERUS ROAD
PROPERTY LINE
PARCEL A-3
"Kierland Residential Property" (8.991 acres)
"Scottsdale Quarter Property" (14.526 acres)

A1:	2.72 Acres
A2:	4.35 Acres
A3:	1.92 Acres
Parcel Total:	8.99 Acres

EXHIBIT
PLOT DATE: 11-_-2007
SCALE: N.T.S.

EXHIBIT B

Commitments Assignment and Acceptance

ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (the “Assignment and Acceptance”) dated as of ______________, 200_, is made by and between (“Assignor”) and _________________ (“Assignee”).

RECITALS

WHEREAS, Assignor is party to that certain Construction, Acquisition and Interim Loan Agreement dated as of November __, 2007 (as it may have been or hereafter may be amended, amended and restated, modified, supplemented or renewed from time to time, the “Agreement”), among Kierland Crossing, LLC (“Borrower”), the several financial institutions from time to time party thereto (collectively, including Assignor, “Lenders”), and KeyBank National Association, as administrative agent for Lenders (in such capacity, “Agent”).  Capitalized terms used in this Assignment and Acceptance and not defined herein have the meanings given to them in the Agreement;

WHEREAS, as provided under the Agreement, Assignor currently has a Commitment in the amount shown on Schedule 1 attached hereto, of which the amount shown on Schedule 1 has been advanced and is outstanding as of the date of Schedule 1; and

WHEREAS, Assignor wishes to assign to Assignee a portion of its rights and obligations under the Agreement in respect of its Commitment, in the amount shown on Schedule 1 as the “Assigned Amount” on the terms and subject to the conditions set forth herein, and Assignee wishes to accept the assignment of such rights and to assume such obligations from Assignor on such terms and subject to such conditions;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

1.           Assignment and Acceptance.

1.1           Subject to the terms and conditions of this Assignment and Acceptance, (i) Assignor hereby sells, transfers and assigns to Assignee, and (ii) Assignee hereby purchases, assumes and undertakes from Assignor, without recourse and without representation or warranty (except as provided in this Assignment and Acceptance) the portion shown on Schedule 1 of (A) the Commitment of Assignor and (B) all related rights, benefits, obligations, liabilities and indemnities of Assignor under and in connection with the Agreement, the other Loan Documents arising from and after the date hereof.

1.2           With effect on and after the Effective Date (as defined in Section 5 hereof), Assignee shall be a party to the Agreement and shall succeed to all of the rights and be obligated to perform all of the obligations of a Lender under the Agreement and arising from and after the date hereof, including the rights with respect to indemnification, with a Commitment equal to the Assigned Amount (plus the amount of Assignee’s existing Commitment, if any) as shown on Schedule 1.  Assignee agrees that it will perform in accordance with its terms all of the obligations that it is required to perform as a Lender under the Agreement arising from and after the date hereof.  It is the intent of the parties hereto that the Commitment of Assignor shall, as of the Effective Date, be reduced by an amount equal to the Assigned Amount and Assignor shall relinquish its rights and be released from its obligations under the Agreement to the extent such obligations have been assumed by Assignee; provided, however, that Assignor shall not relinquish its rights to be indemnified by Borrower under Section 18.11 of the Agreement or any other similar indemnity provisions of the Loan Documents to the extent such rights relate to the time prior to the Effective Date.

1.3           After giving effect to the assignment and assumption set forth herein, Assignor’s Commitment as of the end of the Effective Date, and its Percentage, will be as shown on Schedule 1.

1.4           After giving effect to the assignment and assumption set forth herein, Assignee’s Commitment as of the end of the Effective Date, and its Percentage, will be as shown on Schedule 1.

2.           Payments.  As consideration for the sale, assignment and transfer contemplated in Section 1 hereof, Assignee shall pay to Assignor on the Effective Date in immediately available funds an amount equal to the principal amount of all outstanding Advances included in the Assigned Amount.

3.           Re-allocation of Payments.  Any interest, fees and other payments accrued to the Effective Date with respect to the Commitment of Assignor shall be for the account of Assignor.  Any interest, fees and other payments accrued on and after the Effective Date with respect to the Assigned Amount shall be for the account of Assignee.  Each of Assignor and Assignee agrees that it will hold in trust for the other party any interest, fees and other amounts that it may receive to which the other party is entitled pursuant to the preceding sentence and pay to the other party any such amounts that it may receive promptly upon receipt.

4.           Independent Credit Decision.  Assignee (a) acknowledges that it has received a copy of the Agreement and the Exhibits thereto, together with copies of the most recent financial statements referred to in Section 15.1 of the Agreement, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Assignment and Acceptance; and (b) agrees that it will, independently and without reliance upon Assignor, Agent or any other Lender and based on such documents and information as it deems appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Agreement.

5.           Effective Date; Notices.

5.1           As between Assignor and Assignee, the effective date for this Assignment and Acceptance shall be the date so identified on Schedule 1 (the “Effective Date”); provided that the following conditions precedent have been satisfied on or before the Effective Date:

(a)           this Assignment and Acceptance shall be executed and delivered by Assignor and Assignee;

(b)           if and to the extent required under Section 18.7(b) of the Agreement, the consent of Agent and Borrower for the assignment of the Assigned Amount by Assignor to Assignee shall have been duly obtained and shall be in full force and effect as of the Effective Date; and

(c)           Assignee shall pay to Assignor all amounts due to Assignor under this Assignment and Acceptance.

5.2           Promptly following the execution of this Assignment and Acceptance, Assignor shall deliver to Agent for acknowledgment by Agent, and if applicable, Borrower, a Notice of Assignment substantially in the form attached hereto as Schedule 2.

6.           Agent.

6.1           Assignee hereby appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Agreement as are delegated to Agent by the Lenders pursuant to the terms of the Agreement.

6.2           If Assignor is also the Agent, Assignee shall assume no duties or obligations held by Assignor in its capacity as Agent under the Agreement.

7.           Withholding Tax.  Assignee (a) represents and warrants to Lenders, Agent and Borrower that under applicable Law and treaties no tax will be required to be withheld by the Lenders with respect to any payments to be made to Assignee hereunder, (b) agrees to comply with (if it is organized under the Laws of any jurisdiction other than the United States or any state thereof) Section 3.10 of the Agreement prior to the time that Agent or Borrower is required to make any payment of principal, interest or fees hereunder or under the Loan Documents to Assignee.

8.           Representations and Warranties.

8.1           Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any lien or other adverse claim; (ii) it is duly organized and existing and it has the full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance and to fulfill its obligations hereunder; (iii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; and (iv) this Assignment and Acceptance has been duly executed and delivered by it, and constitutes the legal, valid and binding obligation of Assignor, enforceable against Assignor in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other Laws of general application relating to or affecting creditors’ rights and to general equitable principles.

8.2           Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Agreement or any other instrument or document furnished pursuant thereto.  Assignor makes no representation or warranty in connection with, and assumes no responsibility with respect to, the solvency, financial condition or statements of Borrower, or the performance or observance by Borrower of any of its respective obligations under the Agreement or any other instrument or document furnished in connection therewith.

8.3           Assignee represents and warrants that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance, and to fulfill its obligations hereunder; (ii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance; and apart from any agreements or undertakings or filings required by the Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; (iii) this Assignment and Acceptance has been duly executed and delivered by it, and constitutes the legal, valid and binding obligation of Assignee, enforceable against Assignee in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other Laws of general application relating to or affecting creditors’ rights and to general equitable principles; and (iv) it satisfies the requirements of a Qualified Institutional Lender under the Agreement.

9.           Further Assurances.  Assignor and Assignee each hereby agree to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Assignment and Acceptance, including the delivery of any notices or other documents or instruments to Borrower or Agent, that may be required in connection with the assignment and assumption contemplated hereby.

10.           Miscellaneous.

10.1           Any amendment or waiver of any provision of this Assignment and Acceptance shall be in writing and signed by the parties hereto.  No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, and any waiver of any breach of the provisions of this Assignment and Acceptance shall be without prejudice to any rights with respect to any other or further breach thereof.

10.2           All payments made hereunder shall be made without any set-off or counterclaim.

10.3           Assignor and Assignee shall each pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Assignment and Acceptance.

10.4           This Assignment and Acceptance may be executed in any number of counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

10.5           THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAWS OF THE STATE OF NEW YORK.  Assignor and Assignee each irrevocably submits to the non-exclusive jurisdiction of any State or Federal court sitting in New York, New York over any suit, action or proceeding arising out of or relating to this Assignment and Acceptance, and irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York, New York State or Federal court.  Each party to this Assignment and Acceptance hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

10.6           ASSIGNOR AND ASSIGNEE EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS ASSIGNMENT AND ACCEPTANCE, THE AGREEMENT, ANY RELATED DOCUMENTS AND AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, OR STATEMENTS (WHETHER ORAL OR WRITTEN).

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment and Acceptance to be executed and delivered by their duly authorized officers as of the date first above written.

Assignor:               _______________________________________

By:____________________________________________
Title:___________________________________________
Name:__________________________________________
Address:

_______________________________________________
_______________________________________________
_______________________________________________
_______________________________________________
Attn: __________________________
Telephone:______________________
Facsimile:_______________________

Assignee:              _______________________________________

By:____________________________________________
Title:___________________________________________
Name:__________________________________________
Address:

_______________________________________________
_______________________________________________
_______________________________________________
_______________________________________________
Attn: __________________________
Telephone:______________________
Facsimile:_______________________

SCHEDULE 1
TO ASSIGNMENT AND ACCEPTANCE

1.           Effective Date:  ______________, 200_.

2.           Assignor:                                                                .

3.           Assignee:                                                                .

4.           Assignor’s Commitment Prior to Assignment:  $                                                                                                                     .

5.           Assignor’s Outstanding Advances Prior to Assignment:  $.

6.           Total Assigned Amount:  $

7.           Total Assigned Outstanding Advances:  $

8.           Assignor’s Percentage of Total Loan Commitment after Assignment:  ___%

9.           Assignor’s Outstanding Advances after Assignment:  $

10.          Assignee’s Percentage of Total Loan Commitment after Assignment:  ___%

11.          Assignee’s Outstanding Advances after Assignment:  $

12.          Assignee’s Notice Address:
___________________________
___________________________
___________________________
Attention:___________________
Telephone:__________________
Facsimile:___________________

13.           Assignee’s Wiring Instructions:

Account # __________________
At ________________________
FFC:_______________________
Attention:___________________

SCHEDULE 2

NOTICE OF ASSIGNMENT AND ACCEPTANCE

___________, 200_

To Agent:

KeyBank National Association
KeyBank - Real Estate Capital
127 Public Square - 8th Floor
Mail Code: OH-01-27-0839
Cleveland, Ohio 44114
Attn:   Kevin Murray

To Borrower:

Kierland Crossing, LLC
c/o_______________________
__________________________
__________________________

Ladies and Gentlemen:

We refer to the Construction, Acquisition and Interim Loan Agreement dated as of November __, 2007 (as it may be amended, amended and restated, modified, supplemented or renewed from time to time, the “Agreement”) among Kierland Crossing, LLC (“Borrower”), the Lenders referred to therein and KeyBank National Association, as administrative agent for the Lenders (in such capacity, “Agent”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

1.           We hereby give you notice of, and, to the extent required under the Agreement request your consent to, the assignment by (“Assignor”) to _______________________ (“Assignee”) of that portion of the right, title and interest of Assignor in and to the Agreement (including, without limitation, that portion of the right, title and interest of Assignor in and to the Commitment of Assignor and all outstanding Notes held by Assignor), as proposed to be assigned pursuant to the Assignment and Acceptance Agreement attached hereto (the “Assignment and Acceptance”).

2.           Assignee agrees that, upon receiving the consent or acknowledgement of Agent to such assignment, Assignee will be bound by the terms of the Agreement as fully and to the same extent as if Assignee were the Lender originally holding such interest in the Agreement.

3.           You are entitled to rely upon the representations, warranties and covenants of each of Assignor and Assignee contained in the Assignment and Acceptance.

IN WITNESS WHEREOF, Assignor and Assignee have caused this Notice of Assignment and Acceptance to be executed by their respective duly authorized officials, officers or agents as of the date first above mentioned.

Very truly yours,

Assignor:              __________________________________

By: _______________________________
Name:_____________________________
Title:______________________________
Assignee:              __________________________________

By: _______________________________
Name:_____________________________
Title:______________________________

RECEIPT ACKNOWLEDGED AND,
IF APPLICABLE, ASSIGNMENT
CONSENTED TO:

KEYBANK NATIONAL ASSOCIATION,
as Agent

By:____________________________
Name:__________________________
Title:___________________________

KIERLAND CROSSING, LLC

By:____________________________
Name:__________________________
Title:___________________________

EXHIBIT C

COMPLIANCE CERTIFICATE

KeyBank National Association, as Administrative Agent
127 Public Square
Cleveland, Ohio  44114

Re:
Construction, Acquisition and Interim Loan Agreement dated as of November __, 2007 (as amended, modified, supplemented, restated, or renewed, from time to time, the “Agreement”) between KIERLAND CROSSING, LLC (the “Borrower”), and KEYBANK NATIONAL ASSOCIATION, as Administrative Agent for itself and the other lenders parties thereto from time to time (“Lenders”).

Reference is made to the Agreement.  Capitalized terms used in this Certificate (including schedules and other attachments hereto, this “Certificate”) without definition have the meanings specified in the Agreement.

Pursuant to applicable provisions of the Agreement, the undersigned, Glimcher Properties Limited Partnership (“Guarantor”) hereby certifies to the Lenders that the information furnished in the attached schedules, including, without limitation, each of the calculations listed below are true, correct and complete in all material respects as of the last day of the fiscal periods subject to the financial statements and associated covenants being delivered to the Lenders pursuant to the Agreement together with this Certificate (such statements the “Financial Statements” and the periods covered thereby the “reporting period”) and for such reporting periods.

The Guarantor hereby further certifies to the Lenders that:

1.           Compliance with Financial Covenants.  Schedule A attached hereto sets forth financial data and computations evidencing Guarantor’s compliance with certain covenants of the Unsecured Credit Agreement, all of which data and computations are true, complete and correct.

2.           Review of Condition.  Guarantor has reviewed the terms of the Agreement, including, but not limited to, the representations and warranties of the Borrower set forth in the Agreement and the covenants of the Borrower set forth in the Agreement, and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and condition of the Borrower through the reporting periods.

3.           Representations and Warranties.  To Guarantor’s actual knowledge, the representations and warranties of the Borrower contained in the Loan Documents, including those contained in the Agreement, are true and accurate in all material respects as of the date hereof and were true and accurate in all material respects at all times during the reporting period except as expressly noted on Schedule B hereto.

4.           Covenants.  Guarantor’s actual knowledge, during the reporting period, the Borrower observed and performed all of the respective covenants and other agreements under the Agreement and the Loan Documents, and satisfied each of the conditions contained therein to be observed, performed or satisfied by the Borrower, except as expressly noted on Schedule B hereto.

5.           No Default.  To the Borrower’s actual knowledge, no Default exists as of the date hereof or existed at any time during the reporting period, except as expressly noted on Schedule B hereto.

IN WITNESS WHEREOF, this Certificate is executed by the undersigned this ___ day of _____________, 2007.

GLIMCHER PROPERTIES LIMITED PARTNERSHIP,
a Delaware limited partnership

By:  Glimcher Properties Corporation,
its sole general partner

By:___________________________________

Name:_________________________________

Title:__________________________________

EXHIBIT D

NOTE

$____________________	November __, 2007

FOR VALUE RECEIVED, KIERLAND CROSSING, LLC, a Delaware limited liability company (“Borrower”), promises to pay to the order of _________________ (“Lender”) the principal amount of and 00/100 Dollars ($ .00), or such lesser aggregate amount of Advances as may be made and outstanding pursuant to Lender’s Commitment under the Loan Agreement hereinafter described, payable as hereinafter set forth.  Borrower promises to pay interest on the principal amount hereof remaining unpaid from time to time from the date hereof until the date of payment in full, payable as hereinafter set forth.

Reference is made to the Construction, Acquisition and Interim Loan Agreement of even date herewith among Borrower, KeyBank National Association as Administrative Agent, Lender and the other “Lenders” identified therein (as it may have been or may hereafter be amended, amended and restated, modified, supplemented or renewed from time to time, the “Loan Agreement”).  Terms defined in the Loan Agreement and not otherwise defined herein are used herein with the meanings ascribed to those terms in the Loan Agreement.  This is one of the Notes referred to in the Loan Agreement, and any holder hereof is entitled to all of the rights, remedies, benefits and privileges provided for in the Loan Agreement.  The Loan Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events upon the terms and conditions therein specified.

The principal indebtedness evidenced by this Note shall be payable and prepayable as provided in the Loan Agreement and in any event on the Maturity Date (which shall be May __, 2011, subject to extension as provided in Section 2.6 of the Loan Agreement).

Interest shall be payable on the outstanding daily unpaid principal amount of each Advance outstanding hereunder from the date such Advance was made until payment in full, and shall accrue and be payable at the rates and on the dates set forth in the Loan Agreement both before and after default and before and after maturity and judgment.

The amount of each payment hereunder shall be made to Lender at Administrative Agent’s office (as designated by Administrative Agent from time to time), for the account of Lender, in Dollars and in immediately available funds not later than 2:00 p.m., Cleveland time, on the day of payment (which must be a Banking Day).  All payments received after 2:00 p.m., Cleveland time, on any Banking Day, shall be deemed received on the next succeeding Banking Day.  Lender shall keep a record of Advances made by it and payments of principal with respect to this Note, and such record shall be presumptive evidence of the principal amount owing under this Note, absent manifest error.

Without limiting any applicable provisions of the Loan Agreement, Borrower hereby promises to pay all costs and expenses of any holder hereof incurred in collecting Borrower’s obligations hereunder or in enforcing or attempting to enforce any of holder’s rights hereunder, including reasonable attorneys’ fees, whether or not an action is filed in connection therewith.

Borrower hereby waives presentment, demand for payment, dishonor, notice of dishonor, protest, notice of protest, and any other notice or formality, to the fullest extent permitted by applicable Laws.

Assignment of this Note is subject to the consent of certain parties pursuant to Section 18.7 of the Loan Agreement.

This Note shall be delivered to and accepted by Lender in the State of Ohio, and shall be governed by, and construed and enforced in accordance with, the internal Laws thereof without regard to the choice of law provisions thereof.

“Borrower”

KIERLAND CROSSING, LLC, a Delaware limited
liability company

By:           Glimcher Kierland Crossing, LLC, a
Delaware limited liability company, its
managing member

By:	Glimcher Properties Limited Partnership, a Delaware limited partnership, its sole member

By:	Glimcher Properties Corporation, its sole general partner

By:______________________________
Name:____________________________
Title:_____________________________

EXHIBIT E

PERMITTED EXCEPTIONS

See Schedule B to the Title Policy delivered at Closing

EXHIBIT F

INSURANCE REQUIREMENTS

Borrower shall obtain and keep in full force and effect either builder’s risk insurance (the “Builder’s Risk Insurance policy”) coverage or permanent All Perils insurance coverage as appropriate, satisfactory to the Administrative Agent, on the Project.  All insurance policies shall be issued by carriers with a Best’s Insurance Reports policy holder’s rating of A and a financial size category of Class X and shall include a standard mortgage clause (without contribution) in favor of and acceptable to the Administrative Agent.  The policies shall provide for the following, and any other coverage that the Administrative Agent may from time to time deem necessary:

a)
Coverage Against All Peril and/or Builders Risk in the amount of 100% of the replacement cost of all Improvements located or to be located on the Phase I/Phase II Land and, from and after the date of its acquisition, the Phase III Retail Unit (or evidence that such coverage is being carried under the applicable condominium documents). If the policy is written on a CO-INSURANCE basis, the policy shall contain an AGREED AMOUNT ENDORSEMENT as evidence that the coverage is in an amount sufficient to insure the full amount of the mortgage indebtedness.  “KeyBank National Association and its successors and assigns acting as administrative agent for certain lenders” shall be named as the “Mortgagee” and “Loss Payee”.

b)
Public liability coverage in a minimum amount of not less than $2,000,000 per occurrence and $5,000,000 in the aggregate.  “KeyBank National Association and its successors and assigns acting as administrative agent for certain lenders” shall be named as an “Additional Insured”.

c)	Rent loss or business interruption coverage in a minimum amount approved by the Administrative Agent of not less than the appraised rentals for a minimum of twelve months.

d)
Flood hazard coverage in a minimum amount available, if any portion of the Project is located in a special flood hazard area (“Flood Hazard Area”) as designated by the Federal Emergency Management Agency on its Flood Hazard Boundary Map and Flood Insurance Rate Maps, and the Department of Housing and Urban Development, Federal Insurance Administration, Special Flood Hazard Area Maps.

e)	Workers Compensation and Disability insurance as required by law.

f)
Such other types and amounts of insurance with respect to the Project and the operation thereof which are commonly maintained in the case of other property and buildings similar to the Project in nature, use, location, height, and type of construction, as may from time to time be required by the Deed of Trust.

Each policy shall provide that it may not be canceled, reduced or terminated without at least thirty (30) days prior written notice to the Administrative Agent.

EXHIBIT G

INITIAL BUDGET

EXHIBIT H

BORROWER’S CERTIFICATE

KeyBank National Association
800 Superior
Cleveland, OH  44114

ATTN:  COMMERCIAL REAL ESTATE DEPARTMENT

RE:	Application for Advance or confirmation of equity contribution in connection with a $220,000,000 loan (#______________________) to Kierland Crossing, LLC (“Borrower”).

1.
Pursuant to that certain Construction, Acquisition and Interim Loan Agreement dated November __, 2007 (the “Construction Loan Agreement”) among Borrower, KeyBank National Association, as administrative agent (“Agent”) and certain other lenders named therein (“Lenders”), Borrower:

(a)	hereby requests a loan advance as indicated on the Soft and Hard Cost Requisition attached hereto. We acknowledge that this amount is subject to inspection, verification, and available funds.

(b)	acknowledges and confirms an equity contribution as indicated on the Soft and Hard Cost Requisition attached hereto.

Funding Instructions

2.
This Borrower’s Certificate is to be utilized only in satisfaction of costs and charges with respect to the Project and the Construction thereon as shown on the Soft and Hard Cost Requisition Form, dated ____________________, attached hereto.

3.
The Borrower agrees to provide, if requested by Agent, a Vendor Payee Listing showing the name and the amount currently due each party to whom Borrower is obligated for labor, material and/or services supplies.  This information would be provided in support of the disbursements set forth in paragraph 2(a) hereof.

4.	The Borrower also certifies and agrees that:

(a)	It has complied with all duties and obligations required to date to be carried out and performed by it pursuant to the terms of the Construction Loan Agreement;

(b)	No Event of Default as defined in the Construction Loan Agreement has occurred and is continuing;

(c)	All change orders or changes to the Schedule of Values have been submitted to and approved by Agent;

(d)	All funds previously disbursed have been used for the purposes as set forth in the Construction Loan Agreement;

(e)	All outstanding claims for labor, materials and/or services furnished prior to this draw period have been paid or will be paid from the proceeds of this disbursement;

(f)	All Construction prior to the date of this Borrower’s Certificate has been accomplished in accordance with the applicable plans and specifications;

(g)
All sums advanced by Agent and the Lenders or contributed by Borrower as equity on account of this Application will be used solely for the purpose of paying obligations owing as shown on the attached documentation and no item(s)  for which payment is requested and/or equity is contributed has (have) been the basis for any prior disbursement and/or equity contribution;

(h)	There are no liens outstanding against the Project or its equipment except for Permitted Liens and security interests as agreed upon in the Construction Loan Agreement;

(i)
The aggregate amount of undisbursed loan proceeds and unfunded equity requirement remaining is sufficient to pay all Project Costs through Stabilization, including all costs of Construction in accordance with the plans and specifications originally submitted to the Agent as modified by Agent approved changed orders;

(j)	All representations and warranties contained in the Construction Loan Agreement are true and correct in all material respects as of the date hereof.

(k)
The undersigned understands that this certification is made for the purpose of inducing Agent and the Lenders to make a Loan to Borrower and that, in making such Loan, Agent and the Lenders will rely upon the accuracy of the matters stated in this certificate.

5.
Disbursement of the loan proceeds hereby requested are subject to the receipt by the Agent, in those states where applicable, of a certificate from the issuing title company stating that no claims have been filed of record which adversely affects the interest of Borrower in the Project, subsequent to the filing of the Deed of Trust.

6.	The terms used in this Borrower’s Certificate have the same meaning and definitions as those set forth in the Construction Loan Agreement.

7.
The Borrower, or authorized signer, certifies that the statements made in this Borrower’s Certificate and any documents submitted herewith and identified herein are true and has duly caused this Borrower’s Certificate to be signed on its behalf by the undersigned, thereunto duly authorized.

DATE:_______________________________________

BORROWER:__________________________________

BY:__________________________________________

ITS:__________________________________________

EXHIBIT I

SOFT AND HARD COST REQUISITION FORM

SCHEDULE 1.1

Loan Commitment Schedule

Name of Lender	Commitment Amount	Percentage Interest
KeyBank National Association (Administrative Agent)	$ 70,000,000	31.8182%
Eurohypo AG, New York Branch (Syndication Agent)	40,000,000	18.1818%
Huntington National Bank (Documentation Agent)	40,000,000	18.1818%
U.S. Bank National Association	30,000,000	13.6364%
National City Bank	20,000,000	9.0909%
PNC Bank, National Association	20,000,000	9.0909%
Total	$220,000,000	100%

SCHEDULE 4.7

Litigation and Judgments

None

SCHEDULE 4.15

Hazardous Material Disclosure

None